Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

VIEWGOL, LLC,

VG SELLERS, INC.,

TRAVIS DOUGLAS HUFFMAN, KRISTEN CLOSSON, HARRY HOPKINS

AND

COMPUTER PROGRAMS AND SYSTEMS, INC.

Dated as of October 16, 2023

i

3.19	Insurance Policies	52
3.20	Affiliated Transactions	52
3.21	Material Customers and Material Suppliers	52
3.22	Data Security Requirements	53
3.23	CARES Funds	54
3.24	Sanctions	55
3.25	Brokers’ Fees	55

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES		55

4.1	Organization and Qualification	55
4.2	Authorization	56
4.3	No Conflict; Required Filings and Consents	56
4.4	Litigation	56
4.5	Title to Equity Interests	56
4.6	No Brokers	57
4.7	Company Group Assets	57

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		57

5.1	Organization and Qualification	57
5.2	Authorization	58
5.3	Non-Contravention	58
5.4	Brokers’ Fees	58
5.5	Litigation	58
5.6	Investment Intent; No Public Market	58

ARTICLE 6 ADDITIONAL AGREEMENTS		59

6.1	Confidentiality; Public Announcements	59
6.2	Employee Matters	60
6.3	R&W Insurance Policy	60
6.4	Payoff Amounts; Payoff Letters	60
6.5	Taxes	61
6.6	Indemnification of Directors; Managers and Officers	64
6.7	Access to Books and Records	64
6.8	Transaction Bonus Escrow	65
6.9	Domain Name Transfer	65
6.10	Viewgol India	65

ARTICLE 7 CLOSING DELIVERABLES		66

7.1	Closing Deliverables of the Company Group and Seller Parties	66
7.2	Closing Deliverables of Buyer	67

ARTICLE 8 INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		68

8.1	Indemnification by the Seller Parties	68
8.2	Indemnification by Buyer	69
8.3	Survival; Time for Claims; Notice of Claims. Subject to the terms and other provisions of this Agreement:	69
8.4	Liability Limitations	70
8.5	Third Party Claims	72
8.6	Direct Claims	74
8.7	Satisfaction of Indemnification Claims	75
8.8	Treatment of Indemnification Payments	75
8.9	Setoff	75

ARTICLE 9 GENERAL PROVISIONS		75

9.1	Notices	75
9.2	Headings	76
9.3	Interpretation	76
9.4	Severability	77
9.5	Entire Agreement	77
9.6	Fees and Expenses	77
9.7	Company Disclosure Schedule	77
9.8	Assignment	78
9.9	Parties in Interest	78
9.10	Governing Law; Exclusive Jurisdiction	78
9.11	Specific Performance	79
9.12	Counterparts	79
9.13	Amendments and Waivers	79
9.14	Privileges; Waiver of Conflicts Regarding Representation	80
9.15	No Other Representations or Warranties	80

LIST OF EXHIBITS

Exhibit

Exhibit A	Accounting Principles
Exhibit B	Illustrative EBITDA Calculation
Exhibit C	Net Working Capital Schedule
Exhibit D	Form of Escrow Agreement

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 16, 2023, by and among (a) Viewgol, LLC, a Delaware limited liability company (the “Company Successor”), (b) VG Sellers, Inc., a Delaware corporation (“Seller”), (c) Travis Douglas Huffman, Kristen Closson and Harry Hopkins (each a “Shareholder”, and collectively, the “Shareholders”), and (d) Computer Programs and Systems, Inc., a Delaware corporation (“Buyer”). Unless the context otherwise requires, each of the Company Successor, Buyer, the Seller and the Shareholders are referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, immediately prior to the Reorganization, the Shareholders owned, beneficially and of record, all of the issued and outstanding Equity Interests of Viewgol, LLC, a Texas limited liability company (the “Company Predecessor”), and after the Reorganization, the Seller became the sole record and beneficial owner of all of the issued and outstanding Equity Interests of the Company Predecessor;

WHEREAS, at least three (3) Business Days prior to entering into this Agreement and in order to induce Buyer to consummate the transactions contemplated hereby, the Seller, the Shareholders (collectively, the “Seller Parties”) and the Company Predecessor consummated the Reorganization contemplated under Section 2.7;

WHEREAS, at least one (1) Business Day following the Reorganization, the Seller, the Shareholders, the Company Predecessor and the Company Successor consummated the Reorganization Merger;

WHEREAS, immediately following the consummation of the Reorganization and the Reorganization Merger and as of the Closing, (i) the Shareholders own, beneficially and of record, all of the issued and outstanding shares of the Seller, which constitute all of the issued and outstanding Equity Interests of the Seller, and (ii) the Seller owns, beneficially and of record, all of the issued and outstanding membership interests of the Company Successor (the “Company Successor Membership Interests”), which constitute all of the issued and outstanding Equity Interests of the Company Successor; and

WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire that, at the Closing, Buyer purchase and acquire from the Seller, and the Seller sell, transfer and convey unto Buyer, all of the Company Successor Membership Interests.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.4(d).

“Accounting Principles” means in accordance with GAAP and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used by the Company Group in the preparation of the December 31, 2022 Annual Financial Statements to the extent consistent with GAAP, but subject to the deviations to GAAP set forth on Exhibit A.

“Acquisition Engagement” has the meaning set forth in Section 9.14.

“Actual Cash” has the meaning set forth in Section 2.4(b).

“Actual Debt” has the meaning set forth in Section 2.4(b).

“Actual Net Working Capital” has the meaning set forth in Section 2.4(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.4(b).

“Actual Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Adjustment Escrow Amount” means an amount equal to $290,000.

“Adjustment Escrow Deficit” has the meaning set forth in Section 2.4(f)(ii).

“Adjustment Escrow Funds” means the funds maintained from time to time in the separate escrow account established pursuant to the Escrow Agreement (which funds initially shall be equal to the Adjustment Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement).

“Adjustment Shortfall” has the meaning set forth in Section 2.4(f)(ii).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by Contract or otherwise, and such “control” will be conclusively presumed if a Person owns more than fifty percent (50%) of the Equity Interests, directly or indirectly, of another Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AmSurg Receivable” means the accounts receivable of AmSurg Holdings, Inc. or its Affiliates, to the extent not included in the calculation of Actual Net Working Capital.

“Ancillary Agreements” means this Agreement, the Company Disclosure Schedule, the closing certificates delivered pursuant to this Agreement, the schedules and annexes to this Agreement, the Escrow Agreement, and any other documents, agreements, certificates and other instruments executed or delivered in connection with this Agreement or the Reorganization; provided, that, solely for purposes of ARTICLE 8 (Indemnification), “Ancillary Agreements” shall not include the Excluded Agreements.

“Annual Financial Statements” has the meaning set forth in Section 3.5(a)

“Attorney-Client Communications” has the meaning set forth in Section 9.14.

“Balance Sheet” has the meaning set forth in Section 3.5(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Bonus Opportunities” has the meaning set forth in Section 6.2(a).

“Broker” means Brentwood Capital Advisors LLC.

“Business” means the business of providing back-end revenue cycle analytics software and outsourced billing and claims management services to physician practices and ambulatory healthcare providers in the United States, as currently conducted by the Company Group.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Dallas, Texas are authorized or obligated by Law or executive order to close.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are used or controlled by, or for the benefit of, the Company Group in the conduct of the Business

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Certificate” has the meaning set forth in Section 2.4(b).

“Buyer Indemnified Party” has the meaning set forth in Section 8.1(a).

“Buyer Indemnifying Parties” has the meaning set forth in Section 8.2.

“Calculation Time” means as of 12:01 a.m. Central Time on the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.

“CARES Act Forgivable Uses” means uses of proceeds of the PPP Loans that are eligible for forgiveness under Section 1106 of the CARES Act.

“CARES Funds” has the meaning set forth in Section 3.23(a).

“Cash” means, without duplication and as defined by and determined in accordance with the Net Working Capital Schedule, (a) all cash, cash equivalents (comprising solely of money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits of the Company Group, in each case, to the extent convertible into cash within 30 days) and wires, checks or drafts in transit but not yet reflected in the balance of the Company Group with a bank or other depository institution, determined on a consolidated basis less (b) Restricted Cash. For the avoidance of doubt, “Cash” shall be calculated net of all issued but un-cleared checks and drafts issued by the Company Group and shall include all checks and wire transfers and drafts deposited or available for deposit for the account of the Company Group.

“Cash Payment” means the amount equal to (a) Thirty Six Million Three Hundred Sixty Eight Thousand Two Hundred and Sixteen Dollars ($36,368,216), plus (b) Closing Cash, minus (c) the Adjustment Escrow Amount, minus (d) the Transaction Bonus Escrow Amount, minus (e) Closing Debt, minus (f) Transaction Expenses, plus or minus (as applicable pursuant to the definition thereof) (g) the Working Capital Adjustment Amount.

“Change of Control” means a transaction or series of related transactions in which (i) all or substantially all of the assets of Buyer or the Company Successor are sold to an Independent Third Party or group of Independent Third Parties, (ii) an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire Equity Interests of Buyer possessing a majority of the voting power of all the Equity Interests outstanding (whether by merger, consolidation, sale or transfer of Buyer’s Equity Interests), or (iii) an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire Equity Interests of the Company Successor possessing a majority of the voting power of all the Equity Interests outstanding (whether by merger, consolidation, sale or transfer of the Company Successor’s Equity Interests).

“Closing” has the meaning set forth in Section 2.3.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(b).

“Closing Cash” means the amount of Cash as of the Calculation Time.

“Closing Cash Payment” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Debt” means the amount of Debt as of the Calculation Time.

“Closing Statement” has the meaning set forth in Section 2.2(b).

“COBRA” has the meaning set forth in Section 3.15(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“CMS” means the Centers for Medicare & Medicaid Services.

“Company Approvals” means, any consent, license, permit, approval, ratification, waiver or authorization or order of, filings with or any notification to any Person or Governmental Authority required or necessary to consummate the Transactions, in each case, that are set forth on Schedule 7.1(p).

“Company Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Seller to Buyer contemporaneously with the execution of this Agreement, which shall be interpreted in accordance with Section 9.7.

“Company Group” means the Company Predecessor, the Company Successor and each of their direct and indirect Subsidiaries, including Viewgol India.

“Company Indemnified Party” has the meaning set forth in Section 6.6.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company Material Adverse Effect” means any change, effect, event, occurrence, fact or state of facts, condition or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on either (a) the business, operations, condition (financial or otherwise), properties or assets or Liabilities of the Company Group, taken as a whole; or (b) the ability of the Company Group to consummate the Transactions and any other transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that the following and the effects of the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent arising out of or relating to: (i) any general condition affecting the industries or markets in which the Company Group conducts operations or the economy in any of the countries or jurisdictions in which the Company Group conducts operations which do not affect the Company Group in a disproportionate and adverse manner as compared to other companies in the Company Group’s industry; (ii) general economic, capital market, financial, political or regulatory conditions (including any changes therein), worldwide, nationally, internationally, or in any particular region; (iii) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other worldwide, national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing; (iv) any fires, earthquakes, hurricanes, tornadoes, epidemics, pandemics, disease outbreak (including the COVID-19 virus) or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, (v) any change in applicable accounting requirements, including GAAP, or principles or interpretations or implementations thereof, or any change in applicable Laws or the implementation or interpretation thereof, in each case, after the date hereof; and (vi) any failure of the Company Group to meet its financial or operational budgets, targets or projections (it being understood that the facts or occurrences giving rise to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account when determining whether there has been a Company Material Adverse Effect); provided, further, that any event, change or action described in clause (i) through (iv) above will not be precluded from being or having taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” if it disproportionately and adversely impacts the Company Group when compared to other similarly situated business.

“Company Parties” has the meaning set forth in Section 9.14.

“Company Predecessor” has the meaning set forth in the recitals to this Agreement.

“Company Source Code” has the meaning set forth in Section 3.12(d).

“Company Successor” has the meaning set forth in the preamble to this Agreement.

“Company Successor Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Contingent Workers” has the meaning set forth in Section 3.17(b).

“Contract” means any contract, agreement, instrument, note, bond, loan, purchase order, letter of credit, indenture, security or pledge agreement, covenant, license or sublicense, lease or sublease, commitment, arrangement, promise or undertaking, whether or written or oral, including all amendments, supplements, exhibits, modifications, and waivers thereto.

“Current Assets” means the consolidated current assets of the Company Group, as defined by and determined in accordance with the Net Working Capital Schedule as of the Calculation Time and without duplication (excluding any Cash and deferred Tax and income Tax assets) applied consistently in accordance with the Net Working Capital Schedule.

“Current Liabilities” means the consolidated current liabilities of the Company Group (including, for the avoidance of doubt, all long-term and short-term deferred revenue of the Company Group), as defined by and determined in accordance with the Net Working Capital Schedule as of the Calculation Time; provided, that Current Liabilities shall include Tax liabilities (other than income Tax liabilities and deferred Tax liabilities established to reflect timing differences between book and Tax income) determined in accordance with the past practices of the applicable member of the Company Group in filing its Tax Returns and paying its Taxes (including reporting positions, jurisdictions and types of Taxes, elections and accounting methods), and shall exclude any (a) liabilities underlying outstanding checks or funds in transit that are a reduction to the calculation of Cash, (b) Debt and (c) Transaction Expenses.

“Cyber Insurance Tail Policy” means the cyber insurance policy provided by Clear Blue Specialty Insurance Company with policy number AX01-6053-01.

“D&O Tail Policy” has the meaning set forth in Section 6.6.

“Data Security Requirements” means all Laws, including Privacy Laws, and all binding guidance issued by Governmental Authorities (including staff reports) thereunder, contractual obligations, applicable self-regulatory standards (including PCI DSS), and Privacy Policies or terms of use of the Company Group concerning privacy, data protection, information security, security incident response, or the Processing of Personal Information.

“Debt” means, without duplication on a consolidated basis and in accordance with the Net Working Capital Schedule, any liability of the Company Group in respect of the following: (a) indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar instruments; (b) all obligations, contingent or otherwise, of any Person in respect of bankers’ acceptances, in each case in the maximum amount that the Company Group would be required to pay if drawn or called; (c) all obligations of the Company Group as lessee or lessees under leases that have been, or should be, recorded as capital leases in accordance with GAAP (excluding the effects of ASC 842); (d) payment obligations of the Company Group under interest rate swap, interest rate cap agreements, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (determined on the basis of actual, not notional, obligations); (e) obligations (including, without limitation, any earn-outs, seller notes, purchase price adjustments and other deferred purchase price liabilities) of the Company Group for the deferred purchase price of property, assets, businesses, goods, or services (other than amounts included within the calculation of Net Working Capital as finally determined pursuant to this Agreement); (f) all guarantees by the Company Group in respect of indebtedness of any other Person; (g) indebtedness that is secured, in whole or in part, by a Lien on any of the Company Group’s assets or property, whether or not the secured obligation is one that has been incurred by such Person; (h) all obligations relating to earned but unpaid employment compensation relating to the pre-Closing period (including the pro-rata portion of bonuses relating to the pre-Closing period), unpaid severance, deferred compensation, bonus, commission or similar obligations and any accrued but unpaid liabilities with respect to any matching or other employer contributions payable pursuant to any retirement plan sponsored by the Company Group, and, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes relating thereto; (i) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company Group; (j) accrued and unpaid income Tax liabilities determined in accordance with the past practices of the applicable member of the Company Group in filing its Tax Returns and paying its Taxes (including reporting positions, jurisdictions and types of Taxes, elections and accounting methods) and any outstanding amounts of payroll Taxes deferred pursuant to the CARES Act; (k) all deferred revenue arising from cash payments received in respect of services that have not yet been performed or goods that have not yet been delivered; (l) all director, manager or similar fees payable to any directors, managers or their equivalent; (m) all amounts payable by the Company Group to an Affiliate (other than the other Company Group), including any management, advisory, or similar fees; (n) all fees, costs and expenses (including fees, costs, and expenses of legal counsel, investment bankers, brokers, financial advisors, accountants, or other representatives and consultants) incurred by the Company Group in connection with past acquisitions; (o) for any credit card payables with respect to charges having a transaction date of 30 days or more prior to the Closing Date or related to non-business activities and any accounts payable that are in arrears more than sixty (60) days; (p) obligations in respect of off-balance sheet financing; and (q) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (p) above, all prepayment amounts, repayment charges, termination costs, expenses and other charges with respect to any thereof, to the extent actually incurred and not paid or accrued; provided however, that “Debt” shall not include any (i) Tax Liabilities to the extent included in the final determination of Net Working Capital, (ii) amounts to the extent included as Transaction Expenses in the final determination of the Cash Payment, (iii) deferred revenue (whether current or long-term) to the extent included in the final determination of Net Working Capital, (iv) intercompany obligations or indebtedness owing from one member of the Company Group to another member of the Company Group to the extent such amounts can be cancelled or forgiven without additional cost or Taxes, or (v) any amounts included in the final determination of Net Working Capital.

“Delaware Courts” has the meaning set forth in Section 9.10(b).

“Direct Claim” has the meaning set forth in Section 8.6.

“Earnout Amount” means, collectively, the EBITDA Earnout Amount and the Off-Shore Earnout Amount.

“Earnout Bonus Amount” means the aggregate amount to be actually paid pursuant to the terms and conditions of the Earnout Bonus Plan and any underlying award agreements thereunder.

“Earnout Bonus Plan” means the Viewgol, LLC Earnout Bonus Plan.

“Earnout Measurement Period” means the calendar year 2024.

“Earnout Objections Statement” has the meaning set forth in Section 2.8(e).

“Earnout Report” has the meaning set forth in Section 2.8(e).

“EBITDA Earnout Amount” means the amount determined pursuant to Section 2.8(a).

“EBITDA” means, for the relevant time period, the amount equal to the sum of (a) Net Income during such period, plus (b) to the extent (but only to the extent) deducted in determining such Net Income, without duplication, (i) all interest expense for such period, (ii) all charges against Net Income for federal, state and local income Taxes for such period, (iii) all depreciation expenses for such period, (iv) all amortization expenses for such period and (v) any extraordinary, unusual non-recurring expenses set forth on Exhibit B, and executive severance and severance that arises from a reduction in force of more than ten percent (10%) of the Company Group’s workforce concurrently, minus (c) to the extent (but only to the extent) added in determining such Net Income (i) all interest income for such period, (ii) any extraordinary, unusual or non-recurring or non-cash income or gains (including gains on the sales of assets outside of the Ordinary Course of Business), in each case, set forth on Exhibit B, to the extent realized during the relevant period, and (iii) all capitalized software development costs resulting from the application of Accounting Standards Codification subtopics 350-40 – Internal-Use Software and 985-20 – Costs of Software to Be Sold, Leased, or Marketed. If the Company Group engages in a subsequent acquisition, joint venture, disposition or similar transaction prior to the end of the Earnout Measurement Period, then EBITDA will be calculated without giving effect to any item (a) through (c) generated by, resulting from or related to such acquisition, joint venture, disposition or similar transaction (or the business acquired thereby). In addition, EBITDA will include an allocation of overhead with respect to specific services and contributions provided by Buyer to the Company Group (i) as set forth on Exhibit B or (ii) as are otherwise agreed to by Seller; provided, however, that in no event shall EBITDA include (x) other than as set forth on Exhibit B, any management, advisory, consulting or similar fees charged by Buyer to the Company Group or (y) the fees or expenses associated with any audit of the Company Group’s financial statements conducted at Buyer’s request. An illustrative calculation of EBITDA is set forth on Exhibit B.

“Eligible Participants” has the meaning set forth in the Earnout Bonus Plan.

“Employee” means any person who is a current part-time or full-time employee of the Company Group.

“Employee Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, equity or equity-based compensation, profits interest, health or other medical, retiree medical or life insurance, supplemental retirement, employment, individual consultant or contractor, termination, change in control, retention, severance, salary continuation, paid time off and any other plan, program, policy, agreement, Contract or arrangement (but not including any benefit plan, program or arrangement administered, sponsored or maintained by any Governmental Authority) (i) that is maintained, contributed to, required to be contributed to or sponsored by the Company Group for the benefit of any employee or (ii) with respect to which the Company Group has or would reasonably be expected to have any Liability.

“Employment Agreements” has the meaning set forth in Section 7.1(f).

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Claim” means any investigation, hearing, claim, citation, demand, action, suit or litigation by any Person alleging Liability or potential Liability (including Liability or potential Liability for enforcement, investigatory costs, cleanup costs, governmental response costs, property damage, personal injury, fines or penalties) based on (i) the presence, use, handling, distribution, discharge, disposal, arrangement for disposal, emission, Release of or exposure to any Hazardous Materials or (ii) the violation of any Environmental Laws.

“Environmental Laws” means all Laws and Orders regarding pollution, natural resources, worker health and safety or protection of the environment, including without limitation (i) Laws and Orders regarding the emissions, discharges, Releases of or exposure to Hazardous Materials into the environment and (ii) Laws and Orders relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials. Environmental Laws shall include CERCLA, the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §§ 1801-1813), the Clean Air Act (42 U.S.C. §§ 7401-7642), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) or any other similar foreign, federal, state or local Law of similar effect, each as amended.

“Environmental Permits” means all licenses, permits, authorizations, or consents from any Governmental Authority required under Environmental Laws.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights); provided however, that Equity Interests shall not include any bonuses payable in connection with, or as a result of, the Transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor Law, and regulations and rules issued pursuant to that Act or any successor Law.

“ERISA Affiliate” means any Person engaged in a trade or business that would at any relevant time be treated together with any member of the Company Group as a “single employer” under Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means Regions Financial Corporation.

“Escrow Agreement” has the meaning set forth in Section 2.5(a).

“Estimated Cash” has the meaning set forth in Section 2.4(a).

“Estimated Debt” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Excluded Agreements” means each of the Restrictive Covenant Agreements and Employment Agreements.

“Final Cash Payment” has the meaning set forth in Section 2.4(e).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“First Tranche Transaction Bonuses” means the bonus amounts set forth opposite the name of each employee or contractor of the Company Group who is set forth on Schedule 1 hereto under the heading “First Tranche Transaction Bonus Amount”.

“Foreign Exchange Regulations” means the (Indian) Foreign Exchange Management Act, 1999 and the rules, notifications, circulars, and regulations promulgated by relevant Governmental Authorities pursuant thereto.

“Foreign Plan” has the meaning set forth in Section 3.15(i).

“Forgiveness Information” has the meaning set forth in Section 3.23(c).

“Fraud” means, with respect to any Person, common law fraud under Delaware Law (and for the avoidance of doubt, not constructive fraud) with respect to the making of the representations and warranties set forth in this Agreement.

“Fundamental Representations” means (a) with respect to the Company Group, the representations and warranties set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.9 (Tax Matters), the first sentence of Section 3.11 (Personal Property), the last two sentences of Section 3.12(a) (Intellectual Property), and Section 3.25

(Brokers’ Fees), (b) with respect to the Seller Parties, Section 4.1 (Organization and Qualification), Section 4.2 (Authorization), Section 4.5 (Title to Equity Interests), Section 4.6 (No Brokers), and Section 4.7 (Company Group Assets) and (c) with respect to Buyer, the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authorization) and Section 5.4 (Brokers’ Fees).

“GAAP” means United States generally accepted accounting principles as in effect as of the relevant dates of application.

“General Survival Date” has the meaning set forth in Section 8.3(a)(i).

“Governing Documents” means with respect to any business entity, all documents by which such entity established its legal existence or which govern its internal corporate affairs, including (i) if a corporation, the articles or certificate of incorporation and the bylaws (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (ii) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iii) if a limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement (or similar organizational documents for any entity organized or existing in any non-U.S. jurisdiction), (iv) if any other type of entity (including any non-U.S. entity), the formation or organizational documents and the governing documents, and (v) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any court, administrative agency, commission, tribunal, judiciary, arbitrator or other federal, national, provincial, state, local, transnational or foreign governmental, quasi-governmental or regulatory authority, instrumentality, commission, board, bureau, agency, accrediting body, or similar body or organization exercising governmental or quasi-governmental power or authority.

“Hazardous Materials” means (i) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, lead, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold, (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any Environmental Law, and (iii) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any Environmental Law.

“Health Care Laws” means the Laws and Orders pertaining to health care regulatory matters that may be applicable to the Company Group, the business of the Company Group, and the items and services the Company Group provides, including: (i) the offer, solicitation, payment or acceptance of improper remuneration, incentives or other value involving persons operating in the health care industry; (ii) medical coding, billing and collection for health care items and services, the submission of health care claims, and electronic health care transactions; (iii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iv) any state insurance, health maintenance organization or managed care Laws and any other federal and state Laws imposed in connection with any healthcare program for which reimbursement is provided by a Governmental Authority (including the (Indian) Ayushman Bharat Pradhan Mantri Jan Arogya Yojana, any (Indian) state-level health insurance schemes, and the (Indian) Central Government Health Scheme); (v) any other Laws pertaining to fraud and abuse, illegal remuneration, financial relationships with referral sources, and patient inducements; including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42

U.S.C. §§ 1320a-7a and 1320a-7b), and state Laws relating to health care fraud and abuse, and the Indian Penal Code, 1860; (vi) HIPAA and state health care privacy Law equivalents; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn and the amendments implemented by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008; (ix) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (x) the Exclusions Law, 42 U.S.C. § 1320a-7; (xi) TRICARE, 10 U.S.C. § 1071 et seq.; (xii) Laws pertaining to CHAMPVA, the Civilian Health and Medical Program of the Department of Veterans Affairs and other Payment Programs; (xiii) applicable Laws regarding the provision of management or administrative services in connection with health care facilities, the practice of medicine and other healthcare professions; (xiv) the Health Information Technology Standards, Implementation Specifications, and Certification Criteria and Certification Programs for Health Information Technology (45 C.F.R. Part 170) and the (Indian) Clinical Establishments (Registration and Regulation) Act, 2010; (xv) the 21st Century Cures Act (Public Law 114–255) and the information blocking regulations thereunder at 45 C.F.R. Part 171; (xvi) the regulations and legally enforceable policies and guidance promulgated under each of the foregoing Laws; (xvii) any other Law applicable to kickbacks, remuneration, billing, utilization review, coding, fee-splitting, patient or program charges, exclusion, debarment or suspension, claims submissions, refunding of overpayments, medical or clinical documentation, privacy, security, licensure, accreditation or any other similar aspect of providing health care or billing or coding for health care services; and (xviii) any amendments or modifications in items (i) – (xvi) above that are in force as of the date hereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, and as otherwise may be amended from time to time, and any and all of its implementing regulations, each as may be amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164, Subparts A and E), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the Security Standards (45 C.F.R. Parts 160 and 164, Subparts A and C), and the Notification In the Case of Breach of Unsecured Protected Health Information Standards (45 C.F.R. Part 164, Subpart D).

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnified Taxes” means any (a) Taxes of Seller (excluding Buyer’s share of Transfer Taxes under Section 6.5(g)), (b) Taxes of any member of the Company Group for Pre-Closing Tax Periods (determined in accordance with the principles of Section 6.5(d) for any Straddle Period) including as a result of the consummation of the Reorganization, the Reorganization Contribution or the Reorganization Merger, (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group is or was a member prior to the Closing imposed on any member of the Company Group pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law) for any taxable period ending on or prior to the Closing Date, (d) Taxes of any Person imposed on any member of the Company Group by any Tax allocation, sharing or indemnity Contract, as a transferee or successor or by operation of Law, which Taxes arise as the direct result of an event or transaction occurring before the Closing, and (e) the employer’s share of any payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that Indemnified Taxes shall not include Taxes taken into account for purposes of determining Closing Debt, Current Liabilities or Transaction Expenses or any Taxes incurred in connection with the Retention Bonus Amount.

“Indemnifying Party” means a Buyer Indemnifying Party or a Seller Party, as applicable.

“Independent Third Party” means any Person who, immediately before the contemplated transaction, does not own, directly or indirectly and together with such Person’s Affiliates, in excess of 5% of Equity Interests of Buyer on a fully diluted basis (a “5% Owner”), who is not an Affiliate of any 5% Owner and who is not a Person who through contract or other arrangements (other than arrangements entered into in connection with the contemplated transactions) would be an Affiliate of any 5% Owner immediately after the contemplated transaction.

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property” means all of the following throughout the world: (a) patents and patent applications, including any reissues, continuations, continuations-in-part, divisions, continued prosecution applications, extensions, patent disclosures, as well as all reissues or reexaminations thereof and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names, corporate names and other indicia of source and all registrations and applications for registration thereof, together with all goodwill associated therewith; (c) copyrights and works of authorship, moral rights and all registrations and applications for registration thereof; (d) mask works and all registrations and applications for registration thereof; (e) Software; (f) trade secrets, confidential information, and proprietary data and information, whether tangible or intangible (including compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, methodologies, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, Software, hardware, firmware, middleware, servers, workstations, digital storage, routers, hubs, switches, data communications lines, networks, endpoints, platforms, electronics, websites, related outsourced services, all other information technology assets, and all electronic connections between them, including all associated data contained therein, that are owned, operated, or used by the Company Group in its business.

“Knowledge of the Company Group” or “to the Company Group’s Knowledge” or other similar phrases means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Travis Douglas Huffman, Kristen Closson, Harry Hopkins, Mark E. Killingsworth, Vanessa M. Ryan, and Rachel Folk, in each case, after reasonable inquiry of their respective direct reports and the books and records of the Company Group.

“Law” or “Laws” means any federal, state, provincial, local, municipal, foreign, international, multinational or other statute, law, ordinance, regulation, rule, Order, writ, judgment, decree, code, treaty, or other requirement or rule of law (including common law) of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Legal Proceeding” has the meaning set forth in Section 9.10(b).

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency or guaranty of or by any Person, whether known, unknown, accrued, absolute, contingent, matured or unmatured.

“Lien” means any charge, claim, lien, pledge, mortgage, deed of trust, security interest, right-of-way, easement, transfer restriction, right of first refusal or first offer, title defect, matrimonial or community interest, tenancy by the entirety claim, adverse claim, encroachment, servitude, or other similar restriction or encumbrance of any kind.

“Litigation Conditions” has the meaning set forth in Section 8.5(a).

“Loan Forgiveness Application” has the meaning set forth in Section 3.23(c).

“Loss” or “Losses” means any losses, claims, assessments, fines, awards, interest, settlements, liabilities, damages, penalties, Taxes and documented costs or expenses (including attorneys’, accountants’, consultants’ and experts’ fees); provided, however, that Losses shall not include punitive damages, except to the extent such punitive damages are actually paid to a person other than an Indemnified Party in connection with a Third Party Claim.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Material Customers” has the meaning set forth in Section 3.21(a).

“Material Suppliers” has the meaning set forth in Section 3.21(b).

“MMM” has the meaning set forth in Section 9.14.

“Net Income” means, for any period of determination, net income (or net loss) of the Company Group calculated on a consolidated and consistent basis with the Company Group’s Financial Statements as of December 31, 2022, to the extent not inconsistent with GAAP as in effect as of the Closing (a) any gains from the collection of the proceeds of any insurance policies or settlements, (b) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during the Earnout Measurement Period, (c) any income or gain or loss during such period from any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, and (d) any gains or losses resulting from the retirement or extinguishment of indebtedness for borrowed money or the acquisition of any securities. For the avoidance of doubt, all bonus or other discretionary or contingent compensation shall be deemed to be expenses factored into net income (or net loss).

“Net Working Capital” means (a) Current Assets, minus (b) Current Liabilities, calculated in accordance with the definitions thereof.

“Net Working Capital Certificate” means a certificate delivered by an officer of the Seller, certifying the Estimated Net Working Capital, Estimated Working Capital Adjustment Amount, Estimated Cash, Estimated Transaction Expenses and Estimated Debt, as used to calculate the Closing Cash Payment set forth on the Closing Statement.

“Net Working Capital Schedule” means the schedule pursuant to which Net Working Capital is to be calculated, attached hereto as Exhibit C, which calculation on Exhibit C is based for illustrative purposes on Net Working Capital as of August 31, 2023.

“Notice of Claim” has the meaning set forth in Section 8.3(a)(ii).

“Objection Notice” has the meaning set forth in Section 2.4(c).

“Off-Shore Earnout Amount” means the amount determined pursuant to Section 2.8(b).

“Off-Shore Earnout Conditions” means (a) the Company Group generated EBITDA during the Earnout Measurement Period of at least $6,000,000, and (b) the Company Group had at least sixty (60) Productive Agents as of the last day of the Earnout Measurement Period.

“OIG” has the meaning set forth in Section 3.20(b).

“Order” means any order, injunction, judgment, decree, ruling, and assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” has the meaning set forth in Section 3.12(c).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Pass-Through Income Tax Return” means any income Tax Return of the Company Successor (or the Company Predecessor) (x) in respect of which items of income, deduction, credit, gain or loss are passed through, directly or indirectly, to the Shareholders under applicable Law or (y) in respect of which a PTE Tax Election is made or is otherwise in effect.

“Payment Programs” means any United States federal, state or local health care, reimbursement, health benefit, health insurance or waiver plans or programs administered by a Governmental Authority under Title XI, Title XVIII of the Social Security Act, Title XIX of the Social Security Act, CHAMPUS, TRICARE, any Federal Health Care Program (as defined at 42 U.S.C. § 1320a-7b(f)) or any other health care or payment program financed in whole or in part by any domestic federal, state or local Governmental Authority (including the (Indian) Employees’ Compensation Act, 1923, the (Indian) Employees’ State Insurance Act, 1948, the (Indian) Employees’ Provident Funds and Miscellaneous Provisions Act, 1952, the (Indian) Employment Exchanges (Compulsory Notification of Vacancies) Act, 1959, the (Indian) Maternity Benefit Act, 1961, the (Indian) Payment of Gratuity Act, 1972, the (Indian) Cine-Workers Welfare Fund Act, 1981, the (Indian) Building and Other Construction Workers Welfare Cess Act, 1996, and the (Indian) Unorganised Workers’ Social Security Act, 2008), and any successor program to any of the above, and all other third-party health care benefit plans and programs (including those offered or administered by Medicare Advantage organizations, health maintenance organizations, preferred provider organizations, employer-sponsored group health plans, health benefit plans, waiver provider organizations and health insurance plans and all related participating entities and contractors in and to such plans and programs).

“Payoff Amounts” has the meaning set forth in Section 6.4.

“Payoff Letters” has the meaning set forth in Section 6.4.

“PCI DSS” means the Payment Card Industry Data Security Standard and any PCI DSS or card brand rules or regulations.

“Permit” means all licenses, permits, approvals to submit claims to Payment Programs on behalf of healthcare providers, franchises, approvals, authorizations, qualifications, certificates, easements, variances, exemptions, Company Approvals or orders of, or filings with, any Governmental Authority or any other Person necessary for the present conduct of, or primarily related to the operation of, the Company Group, under any Laws, including any Environmental Permits.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges that are (i) not yet due or payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings by the Company Group and for which adequate reserves have been established on the Financial Statements, (b) mechanics’ Liens, workmans’ Liens and similar statutory Liens for labor, materials, or supplies provided with respect to such property incurred in the ordinary course of business for amounts that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company Group and for which adequate reserves have been established on the Financial Statements, (c) zoning, building codes and other land use Laws regulating the use or occupancy of real property that are imposed by any Governmental Authority having jurisdiction over such real property that do not or would not materially impair the use or occupancy of real property in the operation of the business of the Company Group, taken as a whole, for the purposes for which it is currently used; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of real property in the operation of the business of the Company Group, taken as a whole, for the purposes for which it is currently used, taken as a whole; (e) non-exclusive licenses granted to customers of the Company Group in the Ordinary Course of Business and non-exclusive licenses granted to vendors or service providers of the Company Group, solely for use on behalf of the Company Group; and (f) restrictions on transfer under applicable state and federal securities Laws.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, a business association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Personal Information” means (i) any data or information in any media that alone or in combination with other information can be used to identify a natural person, browser, or device, including an individual’s combined first and last name, home address, telephone number, fax number, email address, social security number or other Governmental Authority-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), and geolocation information of an individual or device, (ii) medical or health information including Protected Health Information, (iii) bank account or other financial accounts information; (iv) cookie identifiers, any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing, and (v) any other data or information that constitutes, or is governed, regulated, or protected, as “personal information,” “personal data,” “personally identifiable information,” “sensitive personal information,” “sensitive personal data,” and similar terms under any Data Security Requirement of the Company Group; and (vi) “cardholder data” and “sensitive authentication data” as defined by PCI DSS.

“Post-Transaction Employee” has the meaning set forth in Section 6.2(a).

“PPP” means the Paycheck Protection Program created under Section 1102 of the CARES Act as implemented by the U.S. Small Business Administration.

“PPP Loans” means all Debt of the Company Group under the PPP.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 6.5(j).

“Privacy Laws” means, collectively, all Laws to the extent relating to, the access, collection, use, storage, sharing, distribution, transfer, disclosure, security, destruction, disposal or other Processing of Personal Information, including: HIPAA and other federal and U.S. state health or medical information privacy and security Laws; U.S. state consumer protection Laws, state security and breach notification Laws, and state Social Security number protection Laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act (“TCPA”) and the Controlling the Assault of Non-Solicited Pornography And Marketing (“CAN-SPAM”) Act of 2003 and U.S. state laws governing the sending of text messages, calls with and artificial or prerecorded voice and unsolicited facsimile communications; the Fair Credit Reporting Act (“FCRA”), as amended, and its state law equivalents; the Fair Debt Collection Act; the Gramm-Leach-Bliley Act; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Stored Communications Act; state wiretap statutes; the Federal Privacy Act of 1974; the Federal Information Security Management Act; the California Online Privacy Protection Act; the California Consumer Privacy Act and other U.S. state Laws protecting the privacy or security of Personal Information; the Massachusetts Data Security Regulation (201 CMR 17.00 et seq.); the EU General Data Protection Regulation ((EU) 2016/679) (the “GDPR”), the (Indian) Information Technology Act, 2000, as amended, and (Indian) Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Information or Information) Rules, 2011, as amended, and any national implementing Laws; other foreign and international privacy and data protection Laws; implementing regulations concerning any of the foregoing Laws; and any amendments or modifications made from time to time to any of the foregoing Laws.

“Privacy Policies” means all public and external-facing policies, procedures, agreements and notices relating to the Company Group’s Processing of Personal Information or Sensitive Data, including all website and mobile application privacy policies.

“Process” or “Processing” means any operation or set of operations that is performed on data or on sets of data, including, without limitation, Sensitive Data, whether or not by automated means, including the receipt, access, acquisition, collection, recording, organization, alignment, compilation, aggregation, combination, selection, structuring, storage, visualization, adaptation, alteration, modification, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, distribution, or otherwise making available, protection, restriction, disposal, erasure or destruction, licensure, sale, rental, or instruction, training, or other learning relating to such data or sets of data.

“Productive Agent” means an India offshore employee of the Company Group who (a) completes the training class requirements (attendance and assessments) set forth on Schedule 2; (b) meets the OTJ Metrics (as defined and set forth on Schedule 2) for the hospital billing market within one month after training class graduation; (c) is paid approximately the same wage as similarly-situated employees of the Company Group in India as of the Closing (such determination to be made by Buyer in good faith); (d) exclusively services Buyer and Buyer’s Affiliates’ customers (excluding customers and clients of the Company Group); and (e) remains employed by the Company Group or Buyer as of December 31, 2024.

“Protected Health Information” has the meaning set forth at 45 C.F.R. § 160.103.

“Pro Rata Share” means, with respect to each Seller Party, the percentage set forth opposite such Seller Party’s name below:

Seller Party	Pro Rata Share
Travis Douglas Huffman	33.3333%
Kristen Closson	33.3333%
Harry Hopkins	33.3333%
Seller	0.0000%

“PTE Tax Election” means an election under state or local Income Tax Law made by or with respect to any member of the Company Group pursuant to which the such member will incur or otherwise be liable for any state or local Income Tax liability under state or local Income Tax that would have been borne (in whole or in part) by the direct or indirect equity owners of such member, as applicable, had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Publicly Available Software” means: (a) any Software that contains, or is derived in any manner in whole or in part from, any Software that is distributed as open source software (e.g. Linux) or under similar licensing or distribution models; and (b) any Software that may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and (c) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL), Affero General Public License, or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Source License (SISL); and (vii) the Apache Software License.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Price Cap” has the meaning set forth in Section 8.4(b).

“Q-Sub Election” has the meaning set forth in Section 2.7(a)(ii).

“R&W Insurance Policy” means that certain buyer’s side representation and warranty insurance policy, Policy No. 140001228, obtained by Buyer as issued by the R&W Insurer, that provides coverage for the representations and warranties contained in this Agreement and the Ancillary Agreements.

“R&W Insurer” means QBE Specialty Insurance Company.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“Reference Date” means the date that is five (5) years prior to the date of this Agreement.

“Referral Agreements” means any Contract between the Company Group and a Person through which the Company Group pays, agrees to pay, receives, or agrees to receive, a fee in connection with the referral of business to the Company Group or Person, as applicable.

“Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Release” means any spilling, leaking, pumping, pouring, injecting, emitting, emptying, discharging, depositing, escaping, leaching, migrating, dumping, disposing or other releasing of any Hazardous Material

“Reorganization” has the meaning set forth in Section 2.7(a).

“Reorganization Contribution” has the meaning set forth in Section 2.7(a)(i).

“Reorganization Merger” has the meaning set forth in Section 2.7(a)(iv).

“Repaid Debt” has the meaning set forth in Section 6.4.

“Restricted Cash” means, without duplication, cash held in escrow or as a security or other deposit, held for or on behalf of a third Person, or if usage of, or access to, cash is restricted by Law, Contract or otherwise, or if such cash is restricted in another manner, then including the amount of fees, costs, expenses, interest, penalties, reductions, withholdings, and Taxes or other levies imposed on the Company Group with respect to, or related to, the repatriating, distributing, or transferring of such cash to, or removing any restrictions or limitations on, the use of such cash by the Company Group; provided, that cash and cash equivalents (solely comprising of money market accounts, marketable securities and liquid investments) of Viewgol India shall not be deemed to be Restricted Cash; provided, however, that if the security premium of Viewgol India is in excess of $150,000, such excess amount (but only such excess amount) shall be deemed to be Restricted Cash.

“Restrictive Covenant Agreements” has the meaning set forth in Section 7.1(e).

“Retention Bonus Amount” means the aggregate amount of retention bonuses to be paid under the Employment Agreements.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Sanctions Laws or Export Control Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or export Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the Entity List, or the Debarred Persons List; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); (iii) any Person acting on behalf of or at the direction of any Person described in clause (i) or (ii); or (iv) any Person that is organized, resident, or located in a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. laws, statutes, measures, orders, and regulations relating to economic or trade sanctions, including the making or receiving of international payments and conduct of international transactions, administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), or any other Governmental Authority.

“Scheduled Intellectual Property” has the meaning set forth in Section 3.12(a).

“Second Tranche Transaction Bonuses” means the bonus amounts set forth opposite the name of each employee or contractor of the Company Group who is set forth on Schedule 1 hereto under the heading “Second Tranche Transaction Bonus Amount” to be paid from the Transaction Bonus Escrow Amount.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any (i) unauthorized or unlawful access to, acquisition of, loss of, or misuse (by any means) of Personal Information; (ii) unauthorized or unlawful Processing of Personal Information or Sensitive Data; (iii) a phishing, ransomware, denial of service (DoS) or other cyberattack that results in a significant monetary loss to or significant business disruption affecting the Company Group; (iv) a “Breach of Unsecured Protected Health Information” or a material “Security Incident” (each as defined by HIPAA); (v) a “breach,” “breach of security,” “breach of system security,” or similar event as defined under any Data Security Requirement, including any such incident that would require Company Group to notify any Person; or (vi) other act or omission that compromises the security, integrity, or confidentiality of Personal Information or Sensitive Data.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Party” has the meaning set forth in Section 8.2.

“Seller Parties” has the meaning set forth in the recitals to this Agreement.

“Seller Party Specific Breach” has the meaning set forth in Section 8.1(b).

“Seller Tax Matter” means with respect to the Company Successor (or the Company Predecessor) (a) filing, amending, re-filing or supplementing any Tax Return with respect to a taxable period ending on or before the Closing Date; (b) initiating any voluntary disclosure, tax amnesty or similar procedure or filings with any Governmental Authority or representative thereof regarding any Tax or Tax Return for any taxable period ending on or prior to the Closing Date; (c) seeking or requesting any private letter ruling of the IRS or comparable written rulings or guidance issued by another Governmental Authority for any taxable period ending on or prior to the Closing Date; or (d) taking any action not otherwise contemplated by this Agreement outside the Ordinary Course of Business following the Closing that results in additional Tax liabilities of the Seller Parties.

“Sensitive Data” means (a) all Personal Information that is subject to a Data Security Requirement and (b) other confidential or proprietary business information or trade secret information.

“Shareholder” and “Shareholders” has the meaning set forth in the preamble to this Agreement.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Supporting Documentation” has the meaning set forth in Section 2.4(b).

“Target Net Working Capital” means $822,000.

“Tax” or “Taxes” means any United States, federal, state, local or municipal, non-U.S. or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, registration, stamp tax, sales tax, use tax, escheat, property tax, environmental, business tax, profits tax, capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, repatriation, withholding tax, payroll tax or any other tax (or any fee, custom, impost, assessment, obligation, charge, duty or other item in the nature of a tax)), and any fine, penalty, interest or addition to tax with respect thereto, in each case, imposed by a Governmental Authority whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person (including any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by Contract (other than any Contract the principal purpose of which is not Taxes) or otherwise).

“Tax Allocation Schedule” has the meaning set forth in Section 6.5(i).

“Tax Authority” and “Taxing Authority” mean any U.S. or non-U.S. federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof or any quasi-governmental body exercising any taxing authority any similar body or organization exercising governmental or quasi-governmental taxing authority.

“Tax Proceeding” has the meaning set forth in Section 6.5(f).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in each case required to be filed with any Tax Authority in connection with the determination, imposition, administration, assessment or collection of any Tax or the administration of any Laws relating to Taxes.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Bonuses” means, collectively, the First Tranche Transaction Bonuses and the Second Tranche Transaction Bonuses.

“Transaction Bonus Escrow Amount” means an amount equal to $338,585.58, representing the Second Tranche Transaction Bonuses plus the employer portion of any payroll, social security, unemployment or similar Taxes relating to the Second Tranche Transaction Bonuses.

“Transaction Bonus Escrow Funds” means the funds maintained from time to time in the separate escrow account established pursuant to the Escrow Agreement (which funds initially shall be equal to the Transaction Bonus Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of this Agreement and the Escrow Agreement).

“Transaction Deductions” means, without duplication, to the extent deductible at a “more likely than not” (or higher) level of comfort pursuant to applicable Law, any and all deductions or losses of the Seller for Tax purposes relating to or arising from (a) Transaction Expenses and amounts that would be Transaction Expenses but for the payment thereof prior to the Closing; (b) any pay down or satisfaction of Debt; or (c) the payment of any fees, expenses, premiums or penalties with respect to the prepayment or satisfaction of Debt or the write-off or acceleration of the amortization of deferred financing costs associated with Debt in connection with the transactions contemplated under this Agreement, in the case of each of subparagraphs (a), (b) and (c), solely to the extent such items are paid or accrued by the Seller prior to Closing.

“Transaction Expenses” means, without duplication, as of immediately prior to the Closing, and solely to the extent not paid prior to the Closing, (a) any fees, costs and expenses relating to this Agreement and the Transactions payable by the Company Group or any Seller Party, including amounts payable to any financial advisor, broker, finder, attorney, accountant, consultant or other professional that rendered services to or was retained by the Company Group or any Seller Party in connection with this Agreement and the Transactions; (b) all change of control bonuses payable by the Company Group to any of the Company Group’s officers, directors, employees, consultants or contractors solely as a result of the consummation of the Transactions (and, for the avoidance of doubt, not as a result of the termination of such Person’s employment or engagement following the Closing, or any other arrangement entered by Buyer or its Affiliates (including the Company Group following the Closing)); (c) the Transaction Bonuses (but excluding the Transaction Bonus Escrow Amount); (d) the employer’s share of payroll, employment, unemployment or similar Taxes or amounts required to be paid or contributed pursuant to a 401(k) contribution or match or other employee benefit cost associated with or resulting from the payment of any amounts contemplated by the foregoing clause (b) or (c); (e) the premium for the D&O Tail Policy, (f) 50% of the fees, costs or expenses of the Escrow Agent under the Escrow Agreement; (g) 50% of the premium for the Cyber Insurance Tail Policy and (h) any amounts payable to Ashish Yellapantula in connection with the transfer of the Ashish Beneficial Ownership and any fees, costs and expenses relating thereto or contemplated by the Nominee Shareholder Agreement, including any advisor, valuation or other fees; provided, however, that notwithstanding anything to the contrary set forth herein, “Transaction Expenses” shall not include (w) any fees, costs or expenses relating to this Agreement or the Transactions that are payable (i) by the Company Group for services performed solely after the Closing for the benefit of Buyer or the Company Group and unrelated to the Transactions or (ii) by Buyer or its Affiliates, including any financings obtained by Buyer or its Affiliates in connection herewith, (w) any amount to the extent actually included in the final calculation of Debt or Net Working Capital, (x) any premiums, underwriting fees or other amounts payable in connection with the R&W Insurance Policy, which amounts set forth in clause (x) shall be borne by Buyer, (y) the Transaction Bonus Escrow Amount, and (z) the Retention Bonus Amount, including any Taxes payable in connection with the Retention Bonus Amount, which amounts set forth in clause (z) shall be borne by Buyer.

“Transactions” means, collectively, the transactions (including the Reorganization), covenants, agreements, obligations and other commitments of the Parties to this Agreement set forth in (i) this Agreement and (ii) the other Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.5(g).

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“Union” has the meaning set forth in Section 3.17(a).

“Viewgol India” means Viewgol Healthcare Technologies India Private Limited.

“Working Capital Adjustment Amount” means, as applicable, the amount by which (a) Net Working Capital exceeds the Target Net Working Capital or (b) the Net Working Capital is less than the Target Net Working Capital (the Cash Payment shall be (y) increased, on a dollar for dollar basis, by the amount by which Net Working Capital exceeds Target Net Working Capital and (z) decreased, on a dollar for dollar basis, by the amount by which Net Working Capital is less than Target Net Working Capital).

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Seller, and the Seller will sell to Buyer, all of the Company Successor Membership Interests, free and clear of all Liens (other than restrictions on transfer under applicable state and federal securities Laws), in exchange for the Purchase Price, which shall be paid out pursuant to and in accordance with Section 2.2, Section 2.4, Section 2.5, Section 2.6 and Section 2.8.

2.2 Purchase Price; Payments by Buyer.

(a) The aggregate consideration for the purchase and sale of the Equity Interests of the Company Successor at Closing shall be equal to an amount (such consideration, the “Purchase Price”) equal to:

(i) Thirty Six Million Three Hundred Sixty Eight Thousand Two Hundred and Sixteen Dollars ($36,368,216), as adjusted pursuant to Section 2.4; plus

(ii) the contingent right to receive the Adjustment Escrow Funds and the Transaction Bonus Escrow Funds; plus

(iii) the Earnout Amount (if any), to the extent payable to the Seller Parties in accordance with Section 2.8.

(b) At least three (3) Business Days prior to the Closing, the Seller shall have prepared and delivered to Buyer a closing statement (the “Closing Statement”), which shall set forth (i) the Company Group’s calculation of the estimated Cash Payment and (ii) a schedule of the applicable payment(s) to each Person receiving a payment pursuant to Section 2.2(b), in each case, based on the estimates and adjustments set forth in the Net Working Capital Certificate as set forth and pursuant to Section 2.4(a) and calculated in accordance with the Net Working Capital Schedule. Together with the Closing Statement, Seller shall deliver to Buyer such data with respect to the determination of each of the component of the Cash Payment as Buyer reasonably requests for the purposes of Buyer’s review of the Closing Statement (it being understood and agreed that Buyer’s acceptance of the Closing Statement shall not be deemed to waive or otherwise impair any rights of Buyer relating to its preparation of the Buyer Certificate and the adjustments to the Cash Payment pursuant to Section 2.4, or waive, limit or otherwise modify its rights to indemnification under ARTICLE 8 (Indemnification)). Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right to rely upon the Closing Statement without any obligation to make any investigation or inquiry of any nature in connection therewith, and Buyer and the Company Group shall not have any Liability to any Person solely as a result of delivering any amounts under this Agreement that are required to be paid directly by Buyer to the Shareholders on the basis of their Pro Rata Share in accordance with the Closing Statement, so long as Buyer delivers such amounts in the amounts and to the accounts as are designated in the Closing Statement. Notwithstanding anything to the contrary in this Agreement, the calculation of the aggregate Closing Cash shall be reduced by the aggregate amount of Cash (if any) used or transferred outside of the Ordinary Course of Business, including to the extent such Cash is used to pay any distributions to Seller Parties or pay any Transaction Expenses or Debt, during the period between the Calculation Time and the Closing.

(c) At the Closing, Buyer shall:

(i) deliver to the Escrow Agent, by wire transfer of immediately available funds, the Adjustment Escrow Amount and the Transaction Bonus Escrow Amount, which shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;

(ii) on behalf of the Seller and the Company Group, pay to the Persons identified on Schedule 6.4, by wire transfer of immediately available funds, amounts equal to the Payoff Amounts, to the account or accounts set forth in the Closing Statement and Payoff Letters;

(iii) on behalf of the Seller and the Company Group, pay to such account or accounts as the Seller specifies in the Closing Statement, by wire transfer of immediately available funds, the aggregate amount of all Estimated Transaction Expenses (provided, however, that the First Tranche Transaction Bonuses shall be paid to the Company Successor for further distribution to the recipients of the First Tranche Transaction Bonuses pursuant to a special payroll, net of applicable Taxes and withholdings); and

(iv) deliver to the Seller Parties, by wire transfer of immediately available funds, net of any applicable withholding pursuant to Section 2.6, and in accordance with the Closing Statement, an aggregate amount equal to the portion of the Closing Cash Payment (as defined below) (which payment will be made in the amount and to such account or accounts as set forth in the Closing Statement).

2.3 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) will occur remotely via the electronic exchange of documents and signatures at 10:00 a.m. Central Time on the date of this Agreement, unless another time or place is mutually agreed upon in writing by Buyer and the Seller (the date on which the Closing actually occurs, the “Closing Date”). The Closing will be effective as of 12:01 a.m. Central Time on the Closing Date. Unless otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed and delivered at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no such proceedings or documents shall be deemed taken, executed or delivered until all have been taken, executed or delivered.

2.4 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing, the Seller shall have delivered to Buyer the Net Working Capital Certificate containing the Company Group’s good faith estimate of (i) Net Working Capital (the “Estimated Net Working Capital”) as of the Calculation Time, (ii) the Working Capital Adjustment Amount, calculated using Estimated Net Working Capital (the “Estimated Working Capital Adjustment Amount”), (iii) Closing Cash (“Estimated Cash”), (iv) Closing Debt (“Estimated Debt”), (v) Transaction Expenses (“Estimated Transaction Expenses”) and (vi) the Cash Payment calculated using the Estimated Working Capital Adjustment Amount, Estimated Cash, Estimated Debt and Estimated Transaction Expenses (the “Closing Cash Payment”).

(b) Not later than 5:00 p.m., Central Time, on the day that is one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to the Seller a certificate (the “Buyer Certificate”) providing (A) Buyer’s good faith calculations of (i) Net Working Capital as of the Calculation Time (calculated in accordance with the Net Working Capital Schedule) (“Actual Net Working Capital”), (ii) the Working Capital Adjustment Amount, calculated using Actual Net Working Capital (the “Actual

Working Capital Adjustment Amount”), (iii) Closing Cash (“Actual Cash”), (iv) Closing Debt (“Actual Debt”) and (v) Transaction Expenses (“Actual Transaction Expenses”), and (B) the amount, if any, by which the Cash Payment, calculated by replacing Estimated Net Working Capital, the Estimated Working Capital Adjustment Amount, Estimated Cash, Estimated Debt and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses, is less than, equal to or greater than the calculation of the Closing Cash Payment. The Buyer Certificate shall include reasonable detail of the calculation and a description of the reasons for variations from the Estimated Net Working Capital, Estimated Working Capital Adjustment Amount, Estimated Cash, Estimated Debt and Estimated Transaction Expenses, if any. Additionally, during the thirty (30) day period following delivery of the Buyer Certificate, Seller and its representatives shall have reasonable access during normal business hours and following reasonable notice to the relevant books and records (including financial records and supporting documents) of the Company Group and the relevant employees of Buyer and the Company Group, in each case, used in the calculation of Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses, as the Seller may reasonably request for the purpose of verifying the Buyer Certificate (the “Supporting Documentation”), subject to Seller and its representatives executing and delivering customary access letters in respect of any work papers or similar materials; provided, that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor the Company Group shall be required to disclose any information to Seller or its representatives if such disclosure would, in the reasonable discretion of Buyer (exercised in good faith), on the advice of counsel, (A) result in the waiver of any attorney-client privilege or other legal privilege or (B) contravene any applicable Laws. If for any reason Buyer fails to deliver the Buyer Certificate within one hundred twenty (120) days after the Closing Date, then the Estimated Net Working Capital, Estimated Working Capital Adjustment Amount, the Estimated Cash, the Estimated Debt, the Estimated Transaction Expenses and the Closing Cash Payment calculated in accordance therewith and set forth in the Net Working Capital Certificate prepared by the Seller and delivered to Buyer prior to the Closing Date shall be considered for all purposes of this Agreement the Buyer Certificate, from which the Seller will have all of its rights under this Section 2.4 with respect thereto, including the right to dispute the calculations set forth therein in accordance with the provisions set forth in Section 2.4(d).

(c) On or prior to 5:00 p.m., Central Time on the day that is thirty (30) days following Buyer’s delivery (or deemed delivery) of the Buyer Certificate, the Seller may give Buyer written notice stating in reasonable detail the Seller’s objections (an “Objection Notice”) to Buyer’s determination of Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses and Buyer’s calculation of the Cash Payment. If the Seller does not give Buyer an Objection Notice within the thirty (30) day period set forth in this Section 2.4(c), then the Closing Balance Sheet, Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses as determined by Buyer and set forth in the Buyer Certificate will be conclusive and binding upon Buyer and the Seller Parties, and will constitute the final determination of Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses for purposes of this Section 2.4.

(d) Following Buyer’s receipt of an Objection Notice (if any), the Seller and Buyer shall attempt to negotiate to resolve such dispute in good faith for a period of thirty (30) days. In the event that the Seller and Buyer fail to agree on any of the Seller’s proposed adjustments set forth in the Objection Notice within such thirty (30) day period, the Seller and Buyer agree to engage BDO US, LLP (the “Accounting Firm”), and shall use their commercially reasonable efforts to cause the Accounting Firm to make its final determination of Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses, in accordance with the terms of this Agreement (including Exhibit C), within the thirty (30) day period immediately following such engagement. Neither Buyer nor Seller shall have any ex parte communications with the Accounting Firm.

Buyer and the Seller shall provide the Accounting Firm with their respective determinations of Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render a written decision as to each disputed matter set forth in the Objection Notice, including a statement in reasonable detail of the basis for its decision. Absent manifest error, the determination of Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses by the Accounting Firm shall be final and binding on Buyer and the Seller (on behalf of the Seller Parties). The Accounting Firm shall address only those items disputed in accordance with this Section 2.4 (with all other items being deemed final and binding on the Parties) and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for any such item assigned by Buyer, on the one hand, or the Seller, on the other hand. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Seller Parties so that Seller Parties (in the aggregate) shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Seller and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute submitted to the Accounting Firm, and Buyer shall be responsible for the remainder of such fees and expenses. Notwithstanding the foregoing, all other fees, costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm (including all fees, costs and expenses of their respective attorneys, accountants and other representatives incurred in connection with resolving the dispute) shall be borne by the Party incurring such fee, cost and expense. In the event that the Accounting Firm for any reason fails or declines to act as the Accounting Firm hereunder, the Seller and Buyer shall mutually agree to the appointment of a nationally recognized independent accounting firm to act as the Accounting Firm hereunder, such agreement not to be unreasonably withheld, conditioned or delayed.

(e) Following the final determination of Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses, the Cash Payment shall be recalculated by replacing Estimated Net Working Capital, the Estimated Working Capital Adjustment Amount, Estimated Cash, Estimated Debt and Estimated Transaction Expenses with, respectively, Actual Net Working Capital, the Actual Working Capital Adjustment Amount, Actual Cash, Actual Debt and Actual Transaction Expenses, in each case as finally determined in accordance with this Section 2.4 (the “Final Cash Payment”).

(f) Upon determination of the Final Cash Payment:

(i) if the Final Cash Payment is greater than or equal to the Closing Cash Payment, then (A) if the Final Cash Payment is greater than the Closing Cash Payment, Buyer shall pay (or caused to be paid) to the Seller Parties (in the aggregate) an amount equal to such surplus (with each such Seller Party receiving such Seller Party’s Pro Rata Share of such surplus), and (B) if the Final Cash Payment is greater than or equal to the Closing Cash Payment, Buyer and the Seller shall execute joint written instructions to the Escrow Agent within two (2) Business Days from the date on which the Final Cash Payment is determined pursuant to this Section 2.4 directing that the entirety of the Adjustment Escrow Funds shall be delivered to the Seller Parties with each such Seller Party receiving such Seller Party’s Pro Rata Share of the Adjustment Escrow Funds; or

(ii) if the Final Cash Payment is less than the Closing Cash Payment (the amount by which the Final Cash Payment is less than the Closing Cash Payment, the “Adjustment Shortfall”), then Buyer and the Seller shall deliver a joint written instruction to the Escrow Agent within two (2) Business Days from the date on which the Final Cash Payment is determined pursuant to this Section 2.4, directing the Escrow Agent to release from the Adjustment Escrow Funds and pay: (A) to Buyer an amount equal to the Adjustment Shortfall and (B) any remaining portion of the Adjustment Escrow Funds (if any) to the Seller Parties with each such Seller Party receiving such Seller Party’s Pro Rata Share of the remaining Adjustment Escrow Funds; provided, however, that if the Adjustment Shortfall is greater than the Adjustment Escrow Funds (the amount of such excess, the “Adjustment Escrow Deficit”), then the Seller Parties (severally and not jointly, in accordance with their Pro Rata Shares) shall pay to Buyer by wire transfer of immediately available funds to the account(s) designated in writing by Buyer to Seller, the Adjustment Escrow Deficit.

(iii) Any payment required to be made under this Section 2.4 shall be made within five (5) Business Days of the determination of the Final Cash Payment and shall, to the extent permitted by applicable Law, be treated for all income Tax purposes as adjustments to the Purchase Price. No Party shall take any position on any Tax Return, or before any Tax Authority, that is inconsistent with such treatment unless otherwise required by applicable Law.

2.5 Escrow Agreement; Adjustment Escrow Funds.

(a) At or prior to the Closing, the Seller and Buyer shall enter into an Escrow Agreement with the Escrow Agent substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”). At Closing, Buyer will deposit the Adjustment Escrow Amount and the Transaction Bonus Escrow Amount in escrow with the Escrow Agent in accordance with this Agreement and the Escrow Agreement. The Adjustment Escrow Funds and Transaction Bonus Escrow Funds shall be held and released to or on behalf of Seller Parties or Buyer in accordance with the provisions of this Agreement and the Escrow Agreement.

(b) The Adjustment Escrow Funds will be held by the Escrow Agent solely for payment of any Adjustment Shortfall due pursuant to Section 2.4(f)(ii). The Transaction Bonus Escrow Funds shall be held by the Escrow Agent solely for the purpose of making the payments contemplated by Section 6.8.

(c) The Adjustment Escrow Amount and Transaction Bonus Escrow Amount shall be withheld at the Closing from the Purchase Price payable to the Seller Parties in accordance with Section 2.5. The Parties agree that for income Tax purposes only, Buyer will be treated as the owner of the Adjustment Escrow Funds and Transaction Bonus Escrow Funds, and that all interest on or other taxable income, if any, earned from the investment of the Adjustment Escrow Amount and Transaction Bonus Escrow Amount shall be treated for Tax purposes as earned by Buyer.

2.6 Tax Withholding. Buyer, and any applicable withholding agent, shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement and the other Ancillary Agreements any Taxes required to be deducted and withheld under any provision of applicable Law and shall timely pay such deducted and withheld amounts to the applicable Governmental Authority. Such amounts withheld and timely paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement and the other Ancillary Agreements as having been paid by Buyer to the recipient in respect of which such deduction and withholding was made by Buyer. Other than with respect to (i) compensatory amounts paid in respect of a change of control or other similar bonuses and any other amounts treated as compensation payable as a result of the consummation of the Transactions or (ii) the failure of a recipient to provide the documentation required under Section 7.1(k), Buyer shall (i) promptly provide the Seller with written notice of any amounts that Buyer intends to deduct or withhold from any amounts payable pursuant to this Agreement reasonably in advance of the payment thereof, (ii) use commercially reasonable efforts to cooperate with the Seller to seek to eliminate or reduce any such withholding or deduction, and

(iii) provide the Seller a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Company Group.

2.7 Pre-Closing Reorganization.

(a) At least three (3) Business Days prior to the Closing Date, the Seller Parties and the Company Predecessor effected and completed a reorganization (the “Reorganization”) consistent with the order and timing of each step as provided below, and the Tax treatment related thereto shall be reported consistently with the Intended Tax Treatment:

(i) The Shareholders formed the Seller as a new Delaware corporation (intended to be classified as an S Corporation within the meaning of Sections 1361 and 1362 of the Code) and the Shareholders contributed all of the issued and outstanding Equity Interests of the Company Predecessor to the Seller in exchange for all of the issued and outstanding Equity Interests of the Seller (the “Reorganization Contribution”), and as a result of the Reorganization Contribution, the Seller owns, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Company Predecessor.

(ii) In connection with the Reorganization Contribution, the Seller timely and properly filed or caused to be timely and properly filed on the same date as the Reorganization Contribution, an IRS Form 8869 (and any comparable state or local form) electing to treat the Company Predecessor as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (such election effective as of the date of the Reorganization Contribution) (which IRS Form 8869 reflects that the box on line 14 thereof is checked “yes” (thereby providing that the election is being made in combination with a Section 368(a)(1)(F) reorganization described in Rev. Rul. 2008-18)) (the “Q-Sub Election”). The Q-Sub Election, together with the Reorganization Contribution, are intended to constitute a reorganization described in Section 368(a)(1)(F) of the Code (the “Intended Tax Treatment”).

(iii) On the same date as the Reorganization Contribution, the Seller formed the Company Successor as a wholly owned subsidiary of the Seller.

(iv) At least one (1) Business Day following the date of the Reorganization Contribution, the Company Predecessor merged with and into the Company Successor with the Company Successor surviving the merger (the “Reorganization Merger”).

(v) Following the Reorganization Merger, Company Successor is intended to be an entity treated as disregarded as separate from Seller within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

(b) Prior to the Reorganization, the Seller Parties have provided to Buyer any draft documents, agreements, forms or other instruments required with respect to the Reorganization for Buyer’s review and approval, and prior to the Closing the Seller Parties have provided or will provide to Buyer copies of any final, filed or submitted documents, agreements, forms or other instruments with respect to the Reorganization.

2.8 Calculation of Earnout Amount.

(a) The EBITDA Earnout Amount shall be calculated as follows:

(i) If the Company Group generates EBITDA during the Earnout Measurement Period less than or equal to $5,999,999, then the EBITDA Earnout Amount will equal zero dollars ($0).

(ii) If the Company Group generates EBITDA during the Earnout Measurement Period greater than $5,999,999, then the EBITDA Earnout Amount will be an amount equal to (i) (A) EBITDA of the Company Group generated during the Earnout Measurement Period less (B) $5,000,000, multiplied by (ii) five and three-eighths (5.375).

By way of example, and for illustrative purposes only, if the Company Group generates EBITDA during the Earnout Measurement Period equal to $7,000,000, then the EBITDA Earnout Amount will be equal to $10,750,000.

(iii) In no event will the aggregate EBITDA Earnout Amount exceed $21,500,000.

(b) The Off-Shore Earnout Amount shall be calculated as follows:

(i) If the Off-Shore Earnout Conditions are not satisfied, then the Off-Shore Earnout Amount will equal zero dollars ($0).

(ii) If the Off-Shore Earnout Conditions are satisfied and the number of Productive Agents is at least 60 but not more than 250 (without Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed), then the Off-Shore Earnout Amount will be pro-rated on a dollar-for-dollar basis using straight-line interpolation between $2,500,000 and $10,000,000 in accordance with the following chart:

Productive Agents as of December 31, 2024	Off-Shore Earnout Amount
60	$2,500,000
120	$5,000,000
180	$7,500,000
240+	$10,000,000

By way of example, and for illustrative purposes only, if the Company Group has 150 Productive Agents as of the last day of the Earnout Measurement Period, then the Off-Shore Earnout Amount will be equal to $6,250,000.

(iii) In no event will the aggregate Off-Shore Earnout Amount exceed $10,000,000.

(iv) On or prior to April 30, 2025, Buyer shall prepare and deliver to Seller a statement setting forth the calculation of the Off-Shore Earnout Amount, together with reasonably detailed supporting calculations used in preparing such amounts. In the event that Seller has any objections to the calculation of the Off-Shore Earnout Amount (or the related determination of the satisfaction of the Off-Shore Earnout Conditions and calculations associated therewith), the dispute mechanics in Section 2.8(e) shall apply, mutatis mutandis. Buyer shall pay the Off-Shore Earnout Amount (if any) set forth in such report to the Company Successor and the Seller, as applicable, within five (5) Business Days after the finalization of such Off-Shore Earnout Amount in accordance with the last sentence of Section 2.8(e), mutatis mutandis.

(c) From the Closing Date through the end of the Earnout Measurement Period, Buyer will operate the business of the Company Group in good faith and in a commercially reasonable manner materially consistent with past operating practices of the Company Group. Buyer will not (and will cause the Company Group not to) (A) intentionally interfere with the ability of the Shareholders to run the Company Group and earn the Earnout Amount and shall cause the Shareholders to continue to serve in their roles as of the Closing Date and perform materially similar functions with respect to the business of the Company Group as prior to Closing, or (B) take any action that would unreasonably interfere with the ability of the Company Group or Seller Parties to achieve the Earnout Amount; provided, that the Shareholders shall otherwise comply with their obligations as full-time employees and under (i) their Employment Agreements, (ii) their Restrictive Covenant Agreements, and (iii) Buyer’s employee handbook. Buyer shall (x) not take any actions (and shall cause the Company Group to not take any such actions) with the intent of avoiding, reducing or delaying payment of the Earnout Amount, (y) not (and shall cause the Company Group not to) terminate the employment of any of the Shareholders without Cause (as defined in the applicable Shareholder’s Employment Agreement) during the Earnout Measurement Period and (z) maintain separate books and records of the Company Group during the Earnout Measurement Period sufficient to track EBITDA. From the Closing Date through the end of the Earnout Measurement Period, the Seller Parties will take all necessary actions, using legacy resources and third party vendors, to operate the business of the Company Group in good faith and in a commercially reasonable manner materially consistent with past operating practices. In furtherance of the foregoing, from the Closing Date through the end of the Earnout Measurement Period, the Seller Parties will not decrease expenses related to employees and other labor costs or implement any cost reduction initiatives for the primary purpose of causing the Company Group to achieve the Earnout Amount. If any Buyer resources are to be used during the Earnout Measurement Period in operating the business of the Company Group, Buyer and Seller shall mutually agree on the costs to be allocated and included in the calculation of EBITDA. Unless otherwise agreed by Buyer and Seller, to the extent that synergies and redundancies arising from the consummation of the Transactions result in the amount of any expense recognized during the Earnout Measurement Period to be less than the amount of such expense for the period prior to Closing, the related expense will be adjusted on a ratable basis for purposes of determining the Earnout Amount based on the corresponding expenses for the period prior to Closing. Such expense categories include, but are not limited to, legal and accounting fees, sales and marketing costs and duplicative administrative functions. From the Closing Date through the end of the Earnout Measurement Period, the Company Group shall not (and the Seller Parties shall cause the Company Group note to) employ more than 250 Productive Agents without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, Buyer shall approve any (x) Contracts that are not entered into in the Ordinary Course of Business or the termination or non-renewal of any Contracts during the Earnout Measurement Period and (y) any additional administrative or supervisory staff not contemplated in the Company Group’s 2024 budget. During the Earnout Measurement Period, Seller will have reasonable access to segregated financial information related to the Company Group’s performance, reported on a basis materially consistent with GAAP.

(d) In the event that Buyer undergoes a Change of Control prior to the end of the Earnout Measurement Period, either (i) any acquirer of Buyer in such Change of Control will agree in writing to comply with the obligations related to the Earnout Amount pursuant to the terms of this Agreement or (ii) the maximum Earnout Amount will be deemed earned in full and will be paid out with (i) an aggregate amount equal to the Earnout Bonus Amount paid to the Company Successor (for further distribution to the Eligible Participants in accordance with the Earnout Bonus Plan pursuant to a special payroll, net of applicable Taxes and withholdings) and (ii) the remainder of the Earnout Amount paid to Seller (for further distribution to the Shareholders in accordance with their Pro Rata Shares) upon the consummation of such Change of Control. In the event that Buyer undergoes a Change of Control during the period between the end of the Earnout Measurement Period and the payment of the Earnout Amount (if any) by Buyer, Buyer will cause the acquirer of Buyer in such Change of Control to pay the Earnout Amount which was earned pursuant to this Section 2.8 (if any) to the Company Successor (for further distribution to the Eligible Participants in accordance with the Earnout Bonus Plan pursuant to a special payroll, net of applicable Taxes and withholdings), with the remainder of the Earnout Amount (if any) paid to Seller (for further distribution to the Shareholders in accordance with their Pro Rata Shares) in accordance with the terms of the Earnout Bonus Plan.

(e) Determination of the EBITDA Earnout Amount. On or prior to April 30, 2025, Buyer shall prepare and deliver to Seller a report (the “Earnout Report”), setting forth Buyer’s calculation of EBITDA and the resulting EBITDA Earnout Amount, together with reasonably detailed supporting calculations used in preparing such amounts. If Seller has any objections to the calculation of EBITDA and the resulting EBITDA Earnout Amount prepared by Buyer, then Seller will deliver a detailed written statement (the “Earnout Objections Statement”), describing its objections to Buyer within thirty (30) days after delivery of the Earnout Report. If Seller fails to deliver an Earnout Objections Statement within such thirty (30) day period, then the calculation of EBITDA and the resulting EBITDA Earnout Amount set forth in the Earnout Report shall become final and binding on all Parties. If Seller delivers an Earnout Objections Statement within such thirty (30) day period, then Seller and Buyer will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after Seller has submitted the Earnout Objections Statement, any remaining matters which are in dispute will be resolved by the Accounting Firm. Buyer and Seller shall use their commercially reasonable efforts to cause the Accounting Firm to make its final determination of the EBITDA Earnout Amount, in accordance with the terms of this Agreement (including Exhibit B), within the thirty (30) day period immediately following such engagement. Buyer and the Seller shall provide the Accounting Firm with their respective determinations of EBITDA and the EBITDA Earnout Amount as well as all supporting documentation reasonably required by the Accounting Firm. Neither Buyer nor Seller shall have any ex parte communications with the Accounting Firm. The Accounting Firm shall render a written decision as to each disputed matter set forth in the Earnout Objections Statement, including a statement in reasonable detail of the basis for its decision. Absent manifest error, the determination of EBITDA and the EBITDA Earnout Amount by the Accounting Firm shall be final and binding on Buyer and the Seller (on behalf of the Seller Parties). The Accounting Firm shall address only those items disputed in accordance with this Section 2.8(e) (with all other items deemed final and binding) and the Accounting Firm may not assign a value greater than the greatest value for any such item assigned by Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value for any such item assigned by Buyer, on the one hand, or the Seller, on the other hand. The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Seller Parties so that Seller Parties (in the aggregate) shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Seller and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute submitted to the Accounting Firm, and Buyer shall be responsible for the remainder of such fees and expenses. Notwithstanding the foregoing, all other fees, costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accounting Firm (including all fees, costs and expenses of their respective attorneys, accountants and other representatives incurred in connection with resolving the dispute) shall be borne by the Party incurring such fee, cost and expense. Upon the EBITDA Earnout Amount becoming final and binding in accordance with this Section 2.8(e), Buyer shall pay such EBITDA Earnout Amount (if any) within five (5) Business Days to the Company Successor (for further distribution to the Eligible Participants in accordance with the Earnout Bonus Plan pursuant to a special payroll, net of applicable Taxes and withholdings, with the remainder of the Earnout Amount (if any) paid to Seller (for further distribution to the Shareholders in accordance with their Pro Rata Shares)) in accordance with the term of the Earnout Bonus Plan.

2.9 Calculations. All calculations of Net Working Capital, Net Income and EBITDA under this Agreement, whether estimates or otherwise, shall be determined in accordance with GAAP; except as set forth on Exhibit B or Exhibit C, as applicable.

2.10 AmSurg Receivable. In the event the Company Group receives payment of all or a portion of the AmSurg Receivable following the Closing but prior to the end of the Earnout Measurement Period, and provided the payment is free and clear of all Liens, the Company Group shall remit such amount to Seller (for further distribution to the Shareholders in accordance with their Pro Rata Shares) within ten (10) Business Days of receipt by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Buyer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

The Seller Parties hereby represent and warrant to Buyer as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) Each member of the Company Group is duly organized, is validly existing under the Laws of its jurisdiction of formation and is in good standing as an entity of the type and in the jurisdiction of formation of such member of the Company Group set forth on Section 3.1(a) of the Company Disclosure Schedule. Each member of the Company Group (i) has the requisite limited liability company power or other organizational power and authority necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except where the failure to be duly licensed or qualified to do business would not reasonably be expected to be material to the Company Group (taken as a whole). True, complete, and correct copies of each Governing Document for each member of the Company Group has been provided to Buyer. No member of the Company Group is in default under or in violation of any provision of any of its Governing Documents and no member of the Company Group has entered into any ultra vires transactions.

(b) Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company Successor does not own and has never owned any capital stock of, or other equity interest in, or any interest convertible into, or exercisable or exchangeable for, any capital stock of, or other Equity Interest in, any Person. The Company Group has no obligation and is not subject to any Contract that would require the Company Group to make an investment in equity interests of or provide funds to any other Person in the form of a loan or capital contribution.

(c) All documents required to be delivered by members of the Company Group in India to the relevant jurisdictional registrar of companies in India are complete and accurate in all respects and have been duly delivered. The statutory books (including minutes and registers) of members of the Company Group in India have been duly maintained, are up-to-date and contain complete and accurate details of all matters required by applicable Laws to be entered in them. To the Knowledge of the Company Group, no filings made under applicable Laws contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Members of the Company Group in India are in compliance with the provisions of Foreign Exchange Regulations and have filed all applicable foreign exchange filings and reporting with the relevant Governmental Authorities as required under the Foreign Exchange Regulations. The registers, statutory books, books of account and other records of the members of the Company Group are maintained and adopted in accordance with applicable Laws. The members of the Company Group have complied with all the applicable requirements with respect to any corporate actions (including appointment of key managerial personnel and auditors, conducting meetings of the board and general meetings of the members of the Company Group and maintenance and preparation of minutes of such meetings), in the appropriate manner, in each case, as required under applicable Laws. All past corporate actions have been conducted in accordance with the provisions of the Governing Documents and applicable Laws and there are no subsisting irregularities and non-compliances under applicable Laws (including convening of all board and shareholder meetings and of the members of the Company Group and adoption of resolutions at such meetings).

(d) The Reorganization and Reorganization Merger have been consummated in compliance with all applicable Laws and Seller has made available to Buyer all documentation related thereto or executed in connection therewith.

3.2 Authorization. Each member of the Company Group has all requisite limited liability company power or other organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, as applicable, and, subject to receipt of the Company Approvals, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by each applicable member of the Company Group and the consummation of the Transactions by such member of the Company Group have been duly authorized by all necessary limited liability company action and, except as contemplated by this Agreement, no other limited liability company proceedings on the part of the Company Group are necessary to authorize this Agreement or the Ancillary Agreements, as applicable, or to consummate the Transactions. This Agreement has been duly executed and delivered by the applicable members of the Company Group and constitutes the legal, valid and binding obligation of such members of the Company Group, enforceable against such member of the Company Group in accordance with its terms, subject to and except as enforcement hereof may be limited by (i) proper authorization, execution and delivery by the other parties hereto, and (ii) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and other Laws relating to or affecting the enforcement of creditors’ rights generally and principles of equity (collectively, the “Enforceability Exceptions”).

3.3 Capitalization.(a)

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth the authorized Equity Interests of each member of the Company Group, the amount of its issued or outstanding Equity Interests, and the record and beneficial owners of its issued and outstanding Equity Interests, in each case, as of the date hereof. All of the issued and outstanding Equity Interests of the Company Group (i) have been duly authorized and validly issued and adequately stamped (if required) under applicable Laws; and (ii) are free and clear of any and all Liens (other than restrictions on transfer under applicable state and federal securities Laws).

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, (i) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, equity appreciation rights, “phantom” equity rights, calls, puts, rights to subscribe, Contracts, agreements, arrangements or commitments of any kind to which the Company Successor is a party relating to the sale or issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of the Company Group or which restrict the transfer of any such Equity Interests of the Company Group, and (ii) there are no outstanding contractual obligations, commitments or arrangements (contingent or otherwise) of the Company Group to repurchase, redeem or otherwise acquire any Equity Interests of the Company Group or other equity interests or any other securities of the Company Group. There are no bonds, indentures, notes, or other Debt providing for the right to vote (or convertible into securities that may have the right to vote) on any matters on which holders of the Equity Interests of the Company Group or other equity interests or any other securities of the Company Group may vote. Except for the Company Successor’s Governing Documents, the Company Group is not a party to any voting trusts, voting agreements, proxies equityholder agreements, or other Contracts that may affect the voting or transfer of the Equity Interests of any member of the Company Group or other equity interests or any other securities of the Company Group. There are no declared but unpaid dividends or distributions with regard to any of the Equity Interests of any member of the Company Group. Upon the consummation of the Transactions, at the Closing, Buyer will acquire good and valid title to all of the Equity Interests of the Company Group, free and clear of all Liens (other than restrictions on transfer imposed under applicable state and federal securities Laws).

3.4 Non-contravention. Except as set forth on Section 3.4 of the Company Disclosure Schedule and assuming the receipt of the Company Approvals, the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Transactions by the Company Group will not (a) conflict with or result in a violation or breach of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under the Governing Documents of the Company Successor; (b) conflict with or result in a violation or breach of any provision or term of, or (with or without the notice or passage of time, or both), constitute a default under, result in the termination or acceleration of, or loss of rights in respect of, give any Person a basis for nonperformance under, or the right to accelerate, terminate, modify or cancel, require any notice or Company Approval or otherwise under (i) any Law or Order applicable to the Company Group, or (ii) any Contract to which the Company Group is a party or by which its properties or assets or bound; or (c) result in the creation or imposition of any Lien (except for Permitted Liens) upon any property or asset or Equity Interests of the Company Group. No arrangement, and in particular no Contract explicitly or by inference or implication, modifies the rules set forth in Governing Documents of each member of the Company Group, whether or not such arrangements are enforceable vis-à -vis third parties.

3.5 Financial Statements.

(a) Section 3.5(a) of the Company Disclosure Schedule sets forth true, complete and correct copies of (a) the unaudited consolidated financial statements of the Company Group consisting of a balance sheet as of December 31, 2021, and December 31, 2022 (the “Balance Sheet Date”), and the related statements of income, equityholders’ equity, and cash flows for the year then ended (the “Annual Financial Statements”), and (b) the unaudited consolidated financial statements of the Company Group consisting of a balance sheet as of August 31, 2023 (the “Balance Sheet”), and the related consolidated statements of income and retained earnings, equityholders’ equity and cash flows for the eight-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, including any notes and schedules thereto, the “Financial Statements”).

(b) The Financial Statements (i) are accurate and complete in all material respects, (ii) were derived from the books and records of the Company Group (which are in turn accurate and complete in all material respects), (iii) fairly present in all material respects the financial condition and the results of operations of the Company Group as of the respective dates of, and for the periods referred to in, the Financial Statements, subject to, in the case of the Interim Financial Statements, the absence of footnote disclosure and normal and recurring year-end adjustments (except that the Interim Financial Statement may not necessarily reflect all footnotes and schedules or normal year-end adjustments (none of which will be, individually or in the aggregate, material)), and (iv) were prepared in conformity with the Accounting Principles. The Company Group’s system of internal controls over financial reporting is sufficient to provide reasonable assurance in all material respects that transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Principles. The Company Group has no inventory.

(c) Except as set forth on Section 3.5(c) of the Company Disclosure Schedule, the Company Group has no Debt.

(d) All accounts payable of the Company Group that are reflected in the Financial Statements (except as otherwise specifically stated therein) and all accounts payable of the Company Group arising since the date of the Interim Financial Statements, arose from bona fide arm’s-length transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, are being contested by the Company Group in good faith (and appropriate reserves established therefor), and, if not paid, have been properly recorded.

(e) All notes and accounts receivable that are reflected in the Financial Statements, and all accounts receivable of the Company Group arising since the date of the Interim Financial Statements, arose from bona fide arm’s-length transactions in the Ordinary Course of Business. Since the Balance Sheet Date, the Company Group has collected its accounts receivable in the Ordinary Course of Business and has not accelerated, delayed or excused any such collections. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice. None of the notes and accounts receivable that are reflected in the Financial Statements, nor any accounts receivable of the Company Group arising since the date of the Interim Financial Statements, are subject to any pending or, to the Knowledge of the Company Group, threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved on the Balance Sheet. All of the accounts receivable of the Company Group as of the Closing Date are current and collectible, except to the extent any reserve for bad debts is included in the final calculation of Net Working Capital.

3.6 Absence of Undisclosed Liabilities. Except as set forth on Section 3.6 of the Company Disclosure Schedule, no member of the Company Group has any Liability of any nature, whether or not of the type that would be required under GAAP to be disclosed on the financial statements of the Company Group, except for Liabilities (a) reserved against in the Balance Sheet; (b) arising in the Ordinary Course of Business under the executory Contracts of the Company Group (other than any Liability for breach, default, or violation of any Contract); (c) otherwise disclosed or described on the Disclosure Schedules; or (d) with respect to any Transaction Expenses to the extent included in the calculation of the Cash Payment.

3.7 Subsequent Events; No Company Material Adverse Effect. From the Balance Sheet Date until the date of this Agreement, the Company Group has not suffered a Company Material Adverse Effect. Except for this Agreement, the other Ancillary Agreements, as specifically contemplated by this Agreement (including in connection with the Reorganization) or as set forth in Section 3.7 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company Group has not taken any of the following actions:

(a) made material changes in any method of accounting or accounting practice of the Company Group (including any change to any annual accounting period), except as required by applicable Law;

(b) made any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its assets to its equityholders;

(c) sold, leased, assigned, licensed, transferred, or otherwise disposed of any of the assets or any portion thereof shown or reflected on the Balance Sheet, except in the Ordinary Course of Business, or sales of obsolete assets or assets with no book value;

(d) other than routine or annual wage increases in the Ordinary Course of Business consistent with past custom and practice or as required by applicable Law, (i) made, granted, promised, or committed to increase the compensation or benefits of any employee, director, officer or manager of the Company Group, (ii) entered into, amended, modified or terminated (A) any employment, retention, transaction bonus, change in control, equity or equity-based award or Contract with any Employee, (B) agreements with consultants or independent contractors (other than non-disclosure agreements or similar form agreements entered into in the Ordinary Course of Business consistent with past custom and practice) or (C) agreements with any staffing, leasing or employment agency or recruiter regarding temporary, leased, or non-permanent labor or employees;

(e) except as required by applicable Law, established, adopted, amended, modified or terminated any Employee Plan;

(f) entered into any new lease, sublease, or other occupancy agreement in respect of real property;

(g) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $250,000;

(h) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution, consummated any reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(i) (i) the making, changing or rescission of any material Tax election, (ii) the settlement or comprise of any Tax liability, (iii) the amendment of any income or other material Tax Return or the taking of any position on any Tax Return inconsistent with past practice, (iv) the surrender of a right to a Tax refund, (v) the initiation of any voluntary Tax disclosure or Tax amnesty or similar filings with any Tax Authority, (vi) any consent to extend or waive the limitation period applicable to any claim or assessment in respect of Taxes, (vii) the changing of any Tax accounting period or policy, (viii) the adoption or change of any Tax method of accounting, or (ix) the entry into any agreement with any Taxing Authority (including a “closing agreement” under Section 7121 of the Code) with respect to any Tax or Tax Returns;

(j) made any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or made any loan or advance (other than travel and similar advances to its employees) in excess of $25,000 to any Person other than in the Ordinary Course of Business;

(k) entered into, modified or terminated any labor or collective bargaining agreement of the Company Group;

(l) amended or authorized an amendment to its Governing Documents;

(m) failed to keep in full force and effect all Insurance Policies (or insurance policies having substantially similar coverage);

(n) made any capital expenditures or commitments therefor in excess of $50,000 individually or $100,000 in the aggregate, other than in accordance with existing budget for capital expenditures provided to Buyer;

(o) instituted, commenced, comprised, paid, discharged, settled or satisfied any material Legal Proceedings (other than ordinary course collection matters or matters solely involving the payment of money with respect to such matter of $25,000 or less) or waived or released any material right or material claim against a third Person;

(p) any material change in cash management practices, transfer pricing arrangements or cash repatriation practices;

(q) discontinued any line of business or made any material change in the conduct of its business, except for changes in the Ordinary Course of Business consistent with past custom and practice;

(r) (i) delayed or postponed the payment of accounts payable or other Liabilities, other than those being disputed in good faith, or (ii) accelerated or caused the acceleration of the collection or receipt of any accounts receivable, other than in the Ordinary Course of Business consistent with past custom and practice;

(s) entered into, amended in any material respect or terminated any Material Contract outside of the Ordinary Course of Business;

(t) subjected any portion of its properties of assets to any Lien, except for Permitted Lien;

(u) any loss, or, to the Knowledge of the Company Group, any development that would reasonably be expected to result in a loss, of any Material Customer or Material Supplier; or

(v) any legally-binding consent or agreement by any member of the Company Group to do any of the foregoing.

3.8 Legal Compliance; Permits.

(a) Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, the Company Group is, and since the Reference Date has been, in compliance in all material respects with all applicable Laws to which the Company Group is subject. Since the Reference Date, the Company Group has not received any written or, to the Knowledge of the Company Group, any other form of notice, action or assertion from any Governmental Authority that is pending or unresolved, and, to the Knowledge of the Company Group, since the Reference Date, the Company Group has not been under investigation by any Governmental Authority with respect to any actual or alleged violation of or non-compliance with any applicable Law or Order.

(b) The Company Group possesses, and has possessed since the Reference Date, all of the Permits necessary for or used by the Company Group for it to lawfully operate its business. Section 3.8(b) of the Company Disclosure Schedule sets forth a complete listing of all such Permits held by the Company Group. Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, (i) all of such Permits held by or issued to the Company Group are in full force and effect and will remain in full force and effect immediately following the consummation of the Transactions, (ii) the Company Group, as applicable, is in compliance in all material respects with the terms and conditions of each such Permit and, since the Reference Date, the Company Group has not received any written notice or, to the Knowledge of the Company Group, other notices that it is in violation of any of the terms or conditions of such Permits, and (iii) to the Knowledge of the Company Group, no condition exists that with notice or lapse of time or both would constitute a default under such Permits. There is no Legal Proceeding of any kind pending, or, to the Knowledge of the Company Group, threatened to revoke, suspend, withdraw, limit, or terminate any Permit of the Company Group, nor has any event occurred which would reasonably be expected to give rise to any right of notice, modification, acceleration, payment, cancellation, withdrawal, limitation, or termination thereunder. All fees and charges with respect to such Permits that have become due and payable have been paid in full, and all required applications, notices, and required filings (including any pending renewal applications, notices or filings) with respect to such Permits have been duly filed or made on a timely basis with the appropriate Governmental Authorities. This Agreement shall not affect the validity of any licenses, permits, approvals, registrations or consents held by any Company Group member and there is no requirement for any of the members of the Company Group to obtain any prior consent or approval under any Permit for the consummation of the Transactions.

(c) All foreign investments received by the members of the Company Group in India have been received in accordance with Foreign Exchange Regulations and all statutory filings and reporting required to be made thereunder, in relation to such foreign investments, have been complied with in accordance with applicable Laws.

3.9 Tax Matters.

(a) Each member of the Company Group has duly and timely filed all Tax Returns required to be filed by it (taking into account applicable extensions) and all such returns are true, correct and complete in all material respects, and all Taxes (whether or not shown as due thereon) of each member of the Company Group that have become due have been timely paid in full to the proper Tax Authority.

(b) Except as set forth on Section 3.9(b) of the Company Disclosure Schedule, all Taxes that are required to be deducted, withheld or collected by any member of the Company Group including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of any member of the Company Group, have been duly deducted, withheld or collected and, to the extent required, have been properly paid or deposited as required by applicable Laws. All Forms W-2 and Forms 1099 required with respect to such withholding and payment have been properly completed and timely filed.

(c) No member of the Company Group has (i) requested or agreed to any extension of time for filing any Tax Return that has not been filed or (ii) waived any statute of limitations with respect to any Taxes or requested or consented to extend the period in which any Tax may be assessed or collected by any Tax Authority and no such request to waive or extend is outstanding in each case with respect to Taxes for which the statute of limitations remains open (excluding, for the avoidance of doubt, automatic filing extensions).

(d) No member of the Company Group (i) is, nor has ever been, a member of an affiliated group filing a consolidated, combined, unitary or similar Tax Return, (ii) has any liability for the Taxes of another Person due to any Contract (other than any Contract the principal purpose of which is not Taxes), as a transferee or successor, by operation of Law or pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), (iii) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock within the past two (2) years intended to be governed by Section 355(a) of the Code or (iv) is a party to or bound by any Tax allocation, sharing or indemnity Contract (other than any such Contract the principal purpose of which is not Taxes).

(e) No member of the Company Group is subject to (i) any claims, deficiencies or assessments of Taxes asserted or threatened in writing by any Tax Authority that remain unpaid or otherwise unresolved, or (ii) any ongoing or threatened in writing, audits or examinations involving Taxes or Tax Returns.

(f) Except for Permitted Liens, there are no Tax Liens upon any property or assets of any member of the Company Group.

(g) No member of the Company Group has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) No written claim has been made by a Tax Authority in a jurisdiction where any member of the Company Group does not file Tax Returns stating that the Company Successor is or may be subject to Taxes assessed by such jurisdiction.

(i) No member of the Company Group has a “permanent establishment” (within the meaning of an applicable Tax treaty) or fixed place of business in any country outside of its country of formation.

(j) In accordance with applicable Law, each member of the Company Group has properly collected and remitted sales, use, value added and similar Taxes with respect to sale or leases made or services provided to customers.

(k) No member of the Company Group has requested or received any private letter ruling of the IRS or comparable written rulings or guidance issued by any other Governmental Authority.

(l) There is no power of attorney given by or binding upon any member of the Company Group with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired (other than any power of attorney granted to a payroll provider in the Ordinary Course of Business consistent with past practice).

(m) No member of the Company Group is required to include any material amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code.

(n) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) related to transactions or events that occurred prior to the Closing Date; (iv) installment sale or open transaction made prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) prior to the Closing Date; (vii) use of an improper method of accounting prior to the Closing Date for a taxable period ending on or prior to the Closing Date; or (viii) an income inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) in a Pre-Closing Tax Period as a result of transactions effected on or prior to the Closing Date.

(o) No member of the Company Group is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(p) No member of the Company Group, other than Viewgol India, is, and never has been, (a) a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or (b) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

(q) All material transactions engaged in by each member of the Company Group (including the transactions comprising the Reorganization contemplated herein) were carried out at arm’s length terms to the extent required under applicable Tax Laws and in respect thereto, each of the members of the Company Group (i) has complied with the provisions of Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding provision of state, local or non-U.S. Tax Law, as applicable) and (ii) is not subject to any material redistribution, reapportionment, reallocation, recharacterization, or adjustment pursuant to Section 482 of the Code or any corresponding provision of state, local or non-U.S. Tax Law.

(r) Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since formation.

(s) Seller properly made a valid qualified subchapter S subsidiary election within the meaning of Section 1361(b)(3)(B) of the Code for the Company Predecessor.

(t) Since its formation, Company Successor has been properly classified as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii).

(u) Except as set forth on Section 3.9(u) of the Company Disclosure Schedule, no member of the Company Group has (i) sought or received a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act or (iii) elected to defer any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act.

(v) For purposes of this Section 3.9, any reference to any member of the Company Group shall be deemed to include any Person that is merged with or was liquidated or converted into such member of the Company Group.

3.10 Real Property.

(a) No member of the Company Group owns, nor has ever owned, any real property.

(b) Section 3.10(b) of the Company Disclosure Schedule contains a list of all Contracts for the leasing, rental, licensing, use or occupancy of real property (the “Leased Real Property”) to which the Company Group is a party (the “Real Property Leases”) and the addresses of all Leased Real Property. The Company Group has provided to Buyer complete and accurate copies of the Real Property Leases. The Real Property Leases are duly stamped and registered (in each case, as required under applicable Law) in full force and effect, enforceable in accordance with their terms, subject to proper authorization and execution of such Real Property Leases by the other parties thereto and the Enforceability Exceptions.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Schedule: (i) the members of the Company Group are not in breach or default in any material respect under any of the Real Property Leases and has not received any written or, to the Knowledge of the Company Group, other notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company Group under such Real Property Leases; (ii) to the Knowledge of the Company Group, the other parties to each Real Property Lease is not in breach or default under such Real Property Lease, (iii) the applicable member of the Company Group has a good and valid leasehold interest in all property demised by the Real Property Leases and has not collaterally assigned, mortgaged, deeded in trust or granted any other Lien in such Real Property Lease or any interest therein other than Permitted Liens, (iv) there are no Liens granted by the Company Group affecting the Real Property Leases, other than Permitted Liens, (v) there are no written or oral leases, subleases, licenses, concessions or other use or occupancy agreements pursuant to which the applicable member of the Company Group grants to any other Person the right of use or occupancy of any Leased Real Property, (vi) there are no pending or, to the Knowledge of the Company Group, threatened condemnation, eminent domain or similar proceedings or litigation or other proceedings affecting the Leased Real Property, (vii) the applicable member of the Company Group’s possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no current disputes with respect to such Real Property Lease and (viii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. No member of the Company Group has leased, subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. To the Knowledge of the Company Group, all work to be performed by a landlord pursuant to a Real Property Lease prior to the date hereof has been fully or substantially completed, paid for and accepted by the Company Group.

3.11 Personal Property. The Company Group (or a member thereof) owns and has good and marketable title to, or has valid rights to use pursuant to a valid and enforceable leasehold interest in, or a legal right to use, all personal property and tangible assets (including, for the avoidance of doubt, buildings, structures, improvements, building systems, furniture, fixtures, machinery, equipment, and vehicles shown on the Balance Sheet) used or held for use by the Company Group or necessary for the ownership or operation of the Business, in each case, free and clear of all Liens (other than Permitted Liens). The material tangible assets of the Company Group are structurally sound, as applicable, and in good operating condition and repair, normal wear and tear excepted, and their use complies in all material respects with all applicable Laws. Each such material tangible asset has been maintained in accordance with standard industry practices applicable to the Company Group, and none of such items of material tangible assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Without limiting the generality of the foregoing, all items of equipment owned by or leased to the Company Group are adequate for the uses to which they are being put, and the Company Group owns or leases equipment and other tangible assets sufficient for the operation of the Business. No Person other than the Company Group owns any equipment or other tangible personal property or assets situated on the premises of the Company Group, except for leased items that are subject to personal property leases. Each material item of equipment, vehicle, or other tangible asset that the Company Group has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the material obligations of the Company Group to such lessor or owner will have been discharged in all material respects. The assets and properties of the Company Group immediately following the Closing will constitute all of the assets and properties necessary and sufficient to conduct the business of the Company Group in substantially the same manner as currently conducted.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all (i) registered Intellectual Property, including patents, patent applications, trademark registrations, applications for trademark registration, copyright registrations, and applications for copyright registration, that is owned by a member of the Company Group (“Registered Intellectual Property”), (ii) all Software products of the Company Group, (iii) all domain names controlled by the members of the Company Group, and (iv) all common law trademarks owned by the Company Group that are material to the Business (collectively, (i)—(iv), the “Scheduled Intellectual Property”). Each item of Registered Intellectual Property (i) is valid, subsisting, enforceable, and in full force and effect, (ii) has not been abandoned, allowed to prematurely lapse, or otherwise passed into the public domain and (iii) is free and clear of all Liens (other than Permitted Liens). A Company Group member is the sole and exclusive owner of all Scheduled Intellectual Property (subject to third-party components incorporated into the Software products of the Company Group), free and clear of all Liens (other than Permitted Liens). The applicable member of the Company Group owns, licenses or otherwise possesses rights to use each item of Intellectual Property used by such member of the Company Group in the Business (“Company Intellectual Property”) and shall continue to own, license or otherwise possess each item of Company Intellectual Property immediately after Closing on terms that are in all material respects identical to the terms under which such Company Intellectual Property is owned, licensed, or otherwise possessed immediately prior to Closing, without Buyer incurring any additional fees to maintain such rights.

(b) The Company Group and the operation of the Business, as it has been and is currently being conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing out of any Scheduled Intellectual Property, does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. No member of the Company Group has received written notice from any Person claiming that the Company Group or the operation of the Business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any Person or constitutes unfair competition or unfair trade practices under the Laws of any jurisdiction.

(c) To the Knowledge of the Company Group, no third party has infringed, diluted, misappropriated, or violated any Company Intellectual Property owned or purported to be owned by the Company Group (“Owned Intellectual Property”) or any Intellectual Property exclusively licensed to the Company Group for use in the Business.

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, (i) each member of the Company Group is in compliance in all respects with their obligations under all Contracts for Publicly Available Software and (ii) no Publicly Available Software has been modified, distributed or provided (including under “software as a service” model) by or on behalf of the Company Group, and no software of the Company Group has made use of any Publicly Available Software, in such a manner as would require any member of the Company Group to (except with respect to the Publicly Available Software itself): (A) publicly make available any proprietary source code of the Company Group (“Company Source Code”), (B) license, distribute, or make available any Company Source Code for the purpose of reverse engineering or making derivative works of such Company Source Code, or to permit any other Person to perform such actions, (C) permit any software of the Company Group or any Owned Intellectual Property to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (D) be restricted or limited from charging for distribution of any Software of the Company Group or any Owned Intellectual Property.

(e) Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, all Owned Intellectual Property was: (i) developed by employees of the Company Group or its predecessors within the scope of their employment and pursuant to a written agreement that validly granted a member of the Company Group exclusive ownership of the employee’s development; (ii) developed by directors (or other equivalent Persons), agents, consultants, contractors, subcontractors or others who have executed valid and appropriate instruments of assignment in favor of a member of the Company Group or its predecessors as assignee to convey to a member of the Company Group all of such Person’s rights (subject to any consultant, contractor or subcontractor retained ownership rights to its background intellectual property as contemplated in the respective agreement with such third party) in all of the Intellectual Property generated by such Person in the course of their engagement with a member of the Company Group, or (iii) acquired in connection with acquisitions in which a member of the Company Group obtained appropriate assignments, representations, warranties and indemnities from the transferring party relating to the title to the relevant Company Intellectual Property. All current and past employees of the Company Group or its predecessors have executed written agreements consistent in all material respects with the form of such agreements made available to Buyer that validly grant a member of the Company Group exclusive ownership of the employee’s developments and all intellectual property therein that do not vest in a member of the Company Group as a matter of Law and waiving such employees’ moral rights, to the extent permitted by Law. No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of Owned Intellectual Property.

(f) Each member of the Company Group has, since the Reference Date, taken commercially reasonable steps to protect its rights in the material trade secrets of the Business as of the date hereof, excluding any information that a member of the Company Group, in the exercise of its business judgment, determined was of insufficient value to protect as a trade secret. No trade secrets or confidential information included in the Owned Intellectual Property or rightfully in the possession of a member of the Company Group has been disclosed to any other Person other than under a written agreement obligating such Person to maintain the confidentiality of such trade secrets and confidential information. No such information has been disclosed, uploaded, or otherwise provided to any artificial intelligence platform not under the control of a member of the Company Group. No member of the Company Group has breached any obligation of confidentiality to any other Person and to the Knowledge of the Company Group, no Person has violated any obligation of confidentiality owed to a member of the Company Group.

(g) No member of the Company Group has disclosed or licensed any Company Source Code to any Person (including to a third party escrow agent) other than to employees and contractors performing services on the Company Group’s behalf who have executed appropriate confidentiality agreements. Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no member of the Company Group has entered into any Contracts with any Person requiring, upon the absence or occurrence of any event, the disclosure or license of any Company Source Code. The execution of this Agreement or any of the other transactions contemplated by this Agreement, will not result in the disclosure to a third party of any Company Source Code or the grant of incremental rights to a Person with regard to such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in or otherwise require the disclosure or delivery by the Company Group, or any Person acting on behalf of the Company Group, to any Person of any Company Source Code.

(h) No Owned Intellectual Property, including any Company Source Code was developed using any generative artificial intelligence platform.

(i) The Business Systems are sufficient for the current needs of the Business and have not suffered a material failure in the past twelve (12) months. The Business Systems are maintained in good working condition. The Company Group has implemented and maintained, consistent with customary industry practices, security and other measures designed to protect computers, networks, software and systems used by the Company Group to store, process or transmit Company Intellectual Property, from unauthorized access, use or modification.

3.13 Contracts.

(a) Section 3.13 of the Company Disclosure Schedule, contains a complete and accurate list, and the Company Group has provided to Buyer, complete and accurate copies, of each of the following Contracts (other than (x) this Agreement and the Ancillary Agreements and (y) those under which no party thereto has any continuing obligations thereunder) (collectively, the agreements required to be listed on Section 3.13 of the Company Disclosure Schedule, the “Material Contracts”):

(i) any Contract pursuant to which a member of the Company Group is required to make aggregate payments in excess of $100,000 in any fiscal year or in any one calendar year;

(ii) all Contracts for the lease, license, or occupancy of real property to or from any Person;

(iii) Contracts pursuant to which the Company Group is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $10,000;

(iv) all employment, consulting or other Contracts between the Company Group and its directors, officers and managers, or any employment or consulting agreement with any other Employee or any consultant who is entitled to compensation thereunder after the date hereof in excess of $100,000 per year;

(v) all Contracts that provide for retention, stay-on, change in control, severance or transaction related bonuses or incentives;

(vi) all collective bargaining agreements or other Material Contracts with any labor organization, works council, Union or association to which the Company Group is a party;

(vii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $50,000;

(viii) all Contracts relating to Debt (including advancing or loaning of any amounts to any other Person, other than employee advances in the Ordinary Course of Business);

(ix) any Contract granting any Person a material Lien on all or any part of the material tangible assets or properties of the Company Group, other than Permitted Liens;

(x) any Contract under which a member of the Company Group has granted or received a license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $50,000, other than (A) Contracts with the customers of the Company Group entered into on form agreements used by the Company Group, copies of which have been provided to Buyer, or (B) licenses for software available through regular commercial distribution channels on standard terms and conditions and reseller agreements entered into in the Ordinary Course of Business;

(xi) any Contract for the development of any Intellectual Property by or on behalf of a member of the Company Group;

(xii) all Contracts that relate to the acquisition of, or joint venture with, any business, a material amount of stock or assets of any other Person or any real property (whether by merger, purchase or sale of stock or membership interests, sale of assets or otherwise);

(xiii) all Contracts between or among the Company Group and any officer, director, limited liability company manager, equityholder or Affiliate of the Company Group or any of Affiliate of any such Person (other than pursuant to any Employee Plans or other arrangements with respect to the compensation or employment of employees, officers or directors or Contracts related to the issuance to such Person of Equity Interests of the Company Group, in each case, as set forth on Section 3.15(a) of the Company Disclosure Schedule);

(xiv) all Contracts involving (A) the grant to any Person of any preferential purchase rights to purchase any of the material assets of the Company Group, (B) any obligation or commitment relating to any acquisition or disposition of any equity interests or other securities of the Company Group, or (C) any obligation owing as deferred or additional purchase price for acquisitions of property or services, including all purchase price adjustments, seller notes and “earn-out” payments or similar obligations;

(xv) all Contracts pursuant to which the Company Group has granted any exclusive marketing, sales representative relationship or other exclusive right to any third party;

(xvi) any Contract with a Material Customer or Material Supplier;

(xvii) all Contracts with dealers, distributors, or sales representatives pursuant to which the Company Group makes annual payments in excess of $50,000;

(xviii) any powers of attorney granted by the Company Group;

(xix) all Contracts with any Governmental Authority;

(xx) all settlement, conciliation, or similar Contracts;

(xxi) all Contracts with any staffing, leasing, or employment agency or recruiter regarding temporary, leased, or non-permanent labor or employees; or

(xxii) all Contracts that contain or pursuant to which the Company Group is obligated to indemnify or make any indemnification payments to any Person (other than commercial Contracts entered into in the Ordinary Course of Business);

(xxiii) all Contracts that (A) limit the freedom of the Company Group to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation provision (other than customary non-solicitation of employee provisions entered into in the Ordinary Course of Business)) or that would so limit the freedom of Buyer or its Affiliates or the Company Group after the Closing, (B) contain material exclusivity obligations or restrictions binding on the Company Group or that would be binding on Buyer or any of its Affiliates after the Closing, or (C) granting any Person “most favored nation”, “most favored customers”, or similar price or term protections or other rights obligating a member of the Company Group to change the conditions of such Contract based on the terms or conditions provided to other Persons; or

(xxiv) any other Contract, in each case not included in the foregoing clauses (i) through (xxiii), to which the Company Group is a party or to which any of their respective assets, property, or businesses are bound or subject which (A) is entered into outside of the Ordinary Course of Business or (B) is otherwise material to the Business (taken as a whole).

(b) The Company Group has made available to Buyer a copy of each written, and the material terms of each oral, Material Contract. Each Material Contract is in full force and effect, is valid and enforceable in accordance with its terms and will be in full force and effect, without penalty, in accordance with its terms immediately following the consummation of the Transactions (assuming each such Contract is a valid and binding obligation of each of the parties thereto other than the Company Group, as applicable), except to the extent enforceability may be limited by the Enforceability Exceptions. For each Material Contract, none of the Company Group or, to Knowledge of the Company Group, any other Person that is party to any such Contract, is in material breach or default thereunder. The Company Group has not received any written or, to the Knowledge of the Company Group, other notice of any default or event that with or without notice or the lapse of time, or both, would constitute a default by the Company Group under any Material Contract. To the Knowledge of the Company Group, no event has occurred that, with or without notice or the lapse of time, or both, would constitute a default by the Company Group under any Material Contract. The Company Group has not received any written or, to the Knowledge of the Company Group, other notice of termination, cancellation, non-renewal or adverse modification (including any price modification) of any Material Contract. The Company Group has not assigned, delegated or otherwise transferred to any Person any of its rights, title, or interest under any Material Contract.

(c) In relation to each instrument to which any member of the Company Group is a party, or in the enforcement of which any member of the Company Group may be interested in, and which either attracts stamp duty in any relevant jurisdiction or requires to be stamped with a particular stamp denoting that no duty is payable or that such instrument has been produced to a relevant Governmental Authority in the relevant jurisdiction, (a) such instrument has been produced to the relevant Governmental Authority, (b) such instrument has been properly stamped as per the relevant jurisdiction where the document was executed; and (c) the relevant member of the Company Group and each counterparty has duly paid all stamp duty and interest, fines and penalties thereon payable by it/ them in accordance with the provisions of any applicable Law.

3.14 Litigation. Except as set forth on Section 3.14 of the Company Disclosure Schedule, (a) there are no, or since the Reference Date have not been any, Legal Proceedings or Orders pending or, to the Knowledge of the Company Group, threatened against or relating to the Company Group or any of its officers, directors, or managers (in their capacities as such), the Business or the Company Group’s assets or properties, at law or in equity, or before or by any Governmental Authority, (b) the Company Group is not, and since the Reference Date has not been, and, to the Knowledge of the Company Group, is not threatened to be made, subject to any outstanding Order, and (c) to the Knowledge of the Company Group, there are no Legal Proceedings pending or threatened against any of the Affiliates, or equityholders of the Company Group, in each case, in such Person’s capacity as an Affiliate or equityholder of the Company Group. The Company Group is fully insured pursuant to a timely and validly made claim against a fully-paid and valid insurance policy with respect to each of the applicable matters set forth on Section 3.14 of the Company Disclosure Schedule. Section 3.14 of the Company Disclosure Schedule also sets forth a list of each Legal Proceeding pending since the Reference Date in which the Company Group is or was a plaintiff.

3.15 Employee Benefits.

(a) Section 3.15(a) of the Company Disclosure Schedule lists all Employee Plans. With respect to each Employee Plan, the Company Group has made available to Buyer (to the extent applicable) accurate and complete copies of: (i) the current plan document and all amendments thereto (or, if such Employee Plan is not reduced to writing, a summary of the material terms thereof); (ii) any documents relating to funding arrangements (including trust agreements and insurance policies); (iii) the most recent summary plan description; (iv) the three (3) most recent IRS Form 5500 Annual Reports (or evidence of any applicable exemption) and all attachments thereto (including audited financial statements) filed with the IRS; (v) the most recent determination letter or pre-approved plan advisory or opinion letter, if any, issued by the IRS; (vi) non-discrimination testing results for the last three (3) completed plan years and detail of any corrections (if applicable); (vii) annual funding notices, audited financial statements and actuarial valuations and reports for the last three (3) completed plan years; and (viii) any material non-routine correspondence with any Governmental Authority within the past six (6) years concerning such Employee Plan.

(b) (i) Each Employee Plan has been established, maintained, operated, administered and funded in accordance with the terms of such Employee Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and all other applicable Law, (ii) there are no pending or, to the Knowledge of the Company Group, threatened (in writing) actions, claims, lawsuits or Legal Proceedings relating to any Employee Plan (other than routine benefit claims), (iii) as of the date hereof, no Employee Plan is, to the Knowledge of the Company Group, the subject of an examination, inquiry, investigation or audit by a Governmental Authority, (iv) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or with respect to a preapproved plan, can rely on an opinion or advisory letter from the IRS, to the effect that such Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, respectively, (v) all required reports and descriptions (including IRS Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been filed or distributed in compliance with the applicable requirements of ERISA and the Code with respect to each such Employee Plan and (vi) all contributions, distributions, reimbursements and premium payments with respect to each Employee Plan that are due by the Company Group have been timely made for any period ending on or before the Closing Date, and any such amounts that are not yet due, have been properly accrued in accordance with GAAP.

(c) No Employee Plan is and none of the Company Group or any if its ERISA Affiliates sponsor, maintain, contribute to, are obligated to contribute to or has or would reasonably be expected to have any Liability with respect to any plan, policy, program, agreement, arrangement or Contract that (i) is or was at any time subject to Title IV of ERISA or the minimum funding standards of Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code, (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” within the meaning of Section 413 of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) any plan, policy, program, agreement, Contract or arrangement or has promised to provide post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law (“COBRA”) for which the covered Person pays the full cost of coverage.

(d) No member of the Company Group, any of their Subsidiaries or, to the Knowledge of the Company Group, any other Person has engaged in any, non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that could, individually or in the aggregate, result in material Liability or obligation to the Company Group (including by way of indemnification).

(e) Each Employee Plan permits the plan sponsor to amend or terminate such plan at any time and without Liability (other than such liability for benefits earned thereunder prior to such action), subject to the applicable filing and notice requirements under ERISA and the Code for amendment or plan termination.

(f) Except as set forth on Section 3.15(f) of the Company Disclosure Schedule, no Employee Plan is reasonably expected to (i) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee or (ii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code from the Company Group, in each of (i) or (ii) above, as a result of the execution of this Agreement or the consummation of the Transactions. The Company Group does not have any obligation to “gross-up” or otherwise indemnify any individual for the imposition of any excise Tax under Section 4999 or Section 409A of the Code.

(g) Each Employee Plan and any other Contract, plan, program, agreement or arrangement that is or forms a part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been established, administered, operated, documented and maintained in accordance with Section 409A of the Code and the rules and regulations promulgated thereunder in all respects, such that no Tax, interest or penalty is or has been due and owing in respect of such arrangement failing to be in compliance therewith.

(h) (i) The Company Group has not incurred (whether or not assessed), nor is the Company Group reasonably expected to incur or be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Sections 4980B, 4980D or 4980H of the Code and (ii) The requirements of COBRA have been met by the Company Group in all material respects with respect to each Employee Plan (including each Employee Plan that is an employee welfare benefit plan maintained by an ERISA Affiliate that is subject to COBRA).

(i) Without limiting the generality of Section 3.15(a) through Section 3.15(h) above, with respect to each Employee Plan that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Plan”): (i) all material employer and employee contributions to each Foreign Plan required by law or by the terms of such Foreign Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA).

3.16 Environmental Matters.

(a) The Company Group is and since the Reference Date has been in compliance in all material respects with all applicable Environmental Laws (and has made all necessary filings and reporting(s) required under applicable Environmental Laws within the statutorily prescribed time limits). The Company Group holds all Environmental Permits required for the current operation of their businesses, and is and for since the Reference Date has been in compliance in all material respects with all such Environmental Permits and there is no action pending or threatened to revoke, terminate, cancel or modify any such Environmental Permits.

(b) The Company Group has not received any written or, to the Knowledge of the Company Group, other notice, demand, citation, claim, suit, Order, letter or request for information that is outstanding or unresolved related to any actual or alleged violation of any Environmental Law or any actual or alleged liability arising under any applicable Environmental Law and no Environmental Claim is pending or, to the Knowledge of the Company Group, threatened against the Company Group.

(c) The Company Group has not used, treated, stored, manufactured, disposed of, arranged for or permitted the disposal of, transported, handled, Released or exposed any Person to any Hazardous Material, or owned or operated any property or facility, in the case of each of the foregoing, in a manner that has given or would give rise to any Environmental Claim or Liabilities pursuant to any Environmental Law.

(d) There has been no Release of any Hazardous Material at, on or under the Leased Real Property in violation of any applicable Environmental Laws or in a manner that would give rise to a material Liability pursuant to any such Environmental Law.

(e) To the Knowledge of the Company Group, the Leased Real Property does not contain (i) any underground storage tanks or (ii) asbestos containing materials that in their current form or state must be encapsulated, removed or abated pursuant to any applicable Environmental Law.

(f) Copies of all environmental assessments, environmental investigations, environmental audit reports, health and safety audit reports, Environmental Claims and similar studies, analyses and documents relating to the Business or any real property currently or formerly owned or leased by the Company Group that are in the possession, custody or control of the Company Group have been provided to Buyer.

3.17 Labor Matters.

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Schedule: (i) to the Knowledge of the Company Group, no labor union is organizing to represent any Employees, (ii) there is no labor strike, labor dispute, picketing, lockout, or work stoppage involving any Employee pending or, to the Knowledge of the Company Group, overtly threatened, (iii) the Company Group is in material compliance with all applicable employment and labor Laws in connection with the employment of the Employees, (iv) there are no pending or, to the Knowledge of the Company Group, threatened actions, claims or lawsuits brought by any Employee under any employment Laws in connection with an Employee’s employment with the Company Group, and (v) there are no Unfair Labor Practice (as defined in the National Labor Relations Act) charges before a labor relations board or any similar authority currently pending or, to the Knowledge of the Company Group, threatened, involving the Company Group. There are no union or labor organizations or other Persons purporting to act as an exclusive bargaining representative (“Union”) of any Employees or Contingent Workers. The Company Group is not, and since the Reference Date has not been, a party to any collective bargaining, Union or other employee association agreements, whether written or oral. The Company Group does not have any duty to bargain with any Union representing any Employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any Employee or Contingent Worker. To the Knowledge of the Company Group, there are no Union claims or demands to represent any Employees or Contingent Workers, there are no organizational campaigns in progress with respect to any of the Employees or Contingent Workers, and no question concerning representation of such individuals exists. There are no work rules or practices agreed to with any Union that are binding on the Company Group with respect to any of the operations of the Company Group, or with respect to any Employee or Contingent Worker. No grievance brought by a Union or pursuant to a collective bargaining agreement is pending or, to the Company Group’s Knowledge, threatened. The Company Group has made all necessary filings and reporting(s) required under applicable labor and employment Laws within the statutory prescribed time limits.

(b) Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list of all current Employees, describing for each such Employee: (i) the position held; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) date of hire; (iv) business location; (v) whether paid on a salary, hourly or commission basis; (vi) regular hourly wage, annual salary or commission rate, as applicable; (vii) bonus potential; (viii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (ix) the total amount of bonus, severance and other amounts to be paid to such Employee at the Closing or otherwise in connection with the transactions contemplated hereby. Section 3.17(b) of the Company Disclosure Schedule also contains a complete and accurate list of all the current independent contractors, consultants, temporary employees, leased employees or any other servants or agents performing services with respect to the operation of the business of the Company Group and classified by the Company Group as other than an Employee or compensated other than through wages paid by the Company Group through its payroll department and reported on a Form W-2 (“Contingent Workers”) and includes any Contingent Worker who has performed services for the Company Group during the twelve (12) month period immediately preceding such date, and provides for each such Contingent Worker such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company Group.

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, (i) the Company Group is in compliance in all material respects with all applicable Laws respecting labor, employment, human rights, pay equity, fair employment practices, workplace safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, classification as exempt/non-exempt for purposes of the Fair Labor Standards Act and analogous laws, classification as independent contractors or employees and payment of its Employees and Contingent Workers under applicable wage and hour Laws; (ii) there are no, and since the Reference Date there have been no, formal or informal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or, to the Knowledge of the Company Group, threatened against the Company Group in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iii) none of the employment policies or practices of the Company Group is currently being audited or investigated, or to the Company Group’s Knowledge, subject to audit or investigation by any Governmental Authority; (iv) the Company Group is not, nor since the Reference Date has been, subject to any Order, decree, injunction or judgment by any Governmental Authority or private settlement Contract in respect of any labor or employment matters; (v) the Company Group is in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986; and (vi) except to the extent applicable with respect to employees covered by the employment agreements listed on Section 3.13(a)(iv) of the Company Disclosure Schedule, the Employees are at-will and no Employee is subject to any Contract, expressed or implied, with the Company Group.

(d) Except as set forth on Section 3.17(d) of the Company Disclosure Schedule, the Company Group has not, since the Reference Date, experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar Law affecting any site of employment of the Company Group or one or more facilities or operating units within any site of employment or facility of the Company Group and, during the ninety (90) day period preceding the date hereof, no Employee has suffered an “employment loss,” as defined in the WARN Act, with respect to the Company Group. Section 3.17(d) of the Company Disclosure Schedule sets forth for each Employee who has suffered such an “employment loss” during the ninety (90) day period preceding the date hereof: (i) the name of such employee, (ii) the date of hire of such employee, (iii) such employee’s regularly scheduled hours over the six (6) month period prior to such “employment loss,” (iv) the reason for the “employment loss,” and (v) such employee’s last job title(s), location, and department(s).

(e) Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, since the Reference Date, the Company Group has not implemented any employee furloughs (including any temporary or indefinite, paid or unpaid, employer-initiated reductions in work hours, leaves of absence, or otherwise separations from employment). Section 3.17(e) of the Company Disclosure Schedule sets forth for each employee who has been placed on furlough during the ninety (90) day period preceding the date hereof: (i) the name of such individual, (ii) the date of hire of such individual, (iii) such individual’s regularly scheduled hours over the six (6) month period prior to such furlough, (iv) the date and reason for the furlough, and (v) such individual’s last job title(s), location, and department(s).

(f) To the extent that any Contingent Workers are used or engaged by the Company Group, the Company Group has properly classified and treated them in accordance with applicable Laws and for purposes of all Employee Plans and perquisites.

(g) The Company Group had complied with the Fair Labor Standards Act and applicable state and local wage and hour Laws with respect to the classification of its employees.

(h) Except as set forth on Section 3.17(h) of the Company Disclosure Schedule: (i) no Employee is on a visa sponsored by the Company Group which visa will require continued sponsorship; and (ii) the Company Group has not, since the Reference Date, received a “no match” letter from the Social Security Administration concerning any current or former Employee. A USCIS Form I-9 has been properly prepared and retained for each Employee as required by Law. The Company Group has no Knowledge that any such Form I-9 was improperly prepared or that false documentation was provided in connection with satisfying the requirements of such Form I-9.

(i) No representative of the Company Group has made any representation, promise or guarantee, express or implied, to any Employee or Contingent Worker regarding: (i) whether the Company Group intends to retain such individual; or (ii) terms and conditions on which the Company Group may retain or offer to retain such individual.

(j) To the Company Group’s Knowledge, there have been no workplace accidents, injuries, or exposures (including viral exposure, including without limitation COVID-19) in the last twelve (12) months involving any employee, contractor, or third party which are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits, or a violation of the Occupational Health and Safety Act or state or local equivalent.

(k) The Company Group has implemented all practicable precautions and measures regarding the COVID-19 pandemic, in line with all Center for Disease Control, World Health Organization, and other federal and applicable state and local guidelines including social distancing measures, increased sanitization measures, measures to protect employee health, measures to prevent crowds, and measures to prevent unnecessary contact; and has maintained material and good faith compliance with all Laws and Orders regarding, the COVID-19 pandemic, including the Families First Coronavirus Response Act, the CARES Act, and any and all Shelter in Place, Stay at Home, or similar orders.

(l) To the Knowledge of the Company Group, there have been no workplace accidents, injuries, or exposures in the last twelve (12) months involving any employee of the Company Group that are likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits.

(m) To the Knowledge of the Company Group, within the last five (5) years: (i) no Company Group employee or Contingent Worker has made any allegation of sexual harassment against the Company Group or against any Company Group employee; and (ii) the Company Group has not entered into any settlement agreements related to allegations of sexual harassment made by a Company Group employee or Contingent Worker. To the Knowledge of the Company Group, there is no, and since the Reference Date there has been no, consensual or non-consensual sexual relationship between: (i) any beneficial owner, officer or executive-level employee of the Company Group on the one hand, and any current or former Company Group employee or Contingent Worker on the other hand; or (ii) between any supervisory employee of the Company Group on the one hand, and any current or former Company Group employee or Contingent Worker within the same reporting structure on the other hand.

(n) The Company Group does not have any policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of any Employees or the Contingent Workers.

3.18 Health Care Law Compliance.

(a) The Company Group is and for the last six (6) years has been in material compliance with all applicable Health Care Laws. Since the Reference Date, no written or, to the Company Group’s Knowledge, other notice has been received by the Company Group and no Legal Proceedings are or during the last six (6) years have been pending, threatened in writing or, to the Knowledge of the Company Group, verbally against the Company Group alleging any breach, violation of, non-compliance with or default under any such Health Care Laws.

(b) The Company Group has not (i) in the past six (6) years received any written or, to the Knowledge of the Company Group, other notice or communication from U.S. Department of Health and Human Services, the Office of Inspector General (“OIG”), state licensing authorities, or other Governmental Authorities concerning the Company Group’s compliance with applicable Health Care Laws, or requiring or threatening to initiate any Legal Proceeding to terminate the Company Group’s services; or (ii) since the Reference Date, been and is not currently subject to any enforcement proceedings by CMS, OIG, state licensing authorities, or any other Governmental Authority, and no such proceedings have been threatened with regard to the Company Group or the Company Group’s items or services.

(c) To the extent the Company Group knowingly receives any overpayment on behalf of a customer, the Company Group facilitates the refund of such overpayments in accordance with applicable Law and customer and Payment Program policy. There are no material pending or, to the Knowledge of the Company Group, threatened appeals, adjustments, challenges, actions, or notices of intent to audit, audits or inquiries made by a Governmental Authority or private third-party payer related to services or products provided to a customer by the Company Group.

(d) The Company Group is not currently and during the last six (6) years has not been, with respect to any Governmental Authority, (i) a party to an Order, consent decree, judgment, settlement, individual integrity agreement, or corporate integrity agreement with any Governmental Authority, including OIG, concerning compliance with applicable Health Care Laws, (ii) subject to any reporting obligations pursuant to a settlement agreement or corporate integrity agreement entered into with any Governmental Authority related to applicable Health Care Laws, or (iii) responding, or failing to respond, to any search warrant, civil investigative demand, subpoena, or request for information by or from any Governmental Authority.

(e) Neither the Company Group nor any of its officers, directors, managers, nor, to the Knowledge of the Company Group, any of the Company Group’s employees, contractors or agents (i) has been since the Reference Date or is currently suspended, excluded or debarred from contracting with any federal or state Governmental Authority or from participating in any Payment Program, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, (ii) has been since the Reference Date or is threatened by or subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion, or debarment, or (iii) has been since the Reference Date assessed or is threatened with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003.

(f) The Company Group maintains a compliance program that meets the requirements of applicable Health Care Laws and that includes applicable policies, procedures and training (including on revenue cycle management activities such as billing and coding and other items material to the Company Group’s businesses) for all employees and workforce members, provided at the time of hire and at least annually thereafter. The Company Group operates in compliance in all material respects with such compliance program.

(g) Except as set forth on Section 3.18(g) of the Disclosure Schedule, the Company Group is not currently a party to any Referral Agreement, and is not receiving or paying, and does not have a right to receive or obligation to pay, any compensation or other remuneration in connection with an expired or terminated Referral Agreement.

3.19 Insurance Policies. Section 3.19 of the Company Disclosure Schedule contains a list of all insurance policies of the Company Group currently in force or with respect to which the Company Group is a named insured or otherwise the beneficiary of coverage as of the date hereof (collectively, the “Insurance Policies”), specifying the insurer, the type of policy, the amount of and nature of coverage, the risk insured against, the deductible or retention amount (if any), the material coverage limitations (if any), policy number, whether it is an occurrence or claims-made policy, and the date through which coverage shall continue by virtue of premiums already paid, and also lists each claim made by the Company Group under each such Insurance Policy since the Reference Date. All premiums relating to the Insurance Policies have been timely paid. Each of the Insurance Policies is in full force and effect and no written or, to the Knowledge of the Company Group, other notice of cancellation, non-renewal, or termination has been received by the Company Group with respect to any Insurance Policy. A copy of each Insurance Policy has been provided to Buyer. Since the Reference Date, the Company Group has maintained insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers, managers, or directors of the Company Group as (a) required by applicable Law with coverage and policy limits substantially similar to the amount and scope of insurance coverage (including policy limits) under the Insurance Policies listed on Section 3.19 of the Company Disclosure Schedule and (b) customary in all material respects for those engaged in a similar business, and, in each such case, such policy limits have not been, nor have any of the policy limits under the Insurance Policies been, materially exhausted or impaired. Since the Reference Date, there has not been, nor is there, a gap in coverage under any of the Insurance Policies. There is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied, or disputed by the underwriters of the Insurance Policies or in respect of which such underwriters have reserved their rights. The Company Group has never been denied insurance coverage. The Company Group has no self-insurance program.

3.20 Affiliated Transactions. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no officer, director or Affiliate of the Company Group or any individual in such officer’s or director’s immediate family (a) is a party to any Material Contract with the Company Group (other than pursuant to any Employee Plans or other arrangements with respect to the compensation or employment of employees, officers or directors or Contracts related to the issuance to such Person of Equity Interests of the Company Group), (b) has any ownership interest in any property used by the Company Group, (c) is owed from, or owes to, the Company Group any amounts, or (d) serves as an employee, officer, manager, or director of, any customer, supplier, vendor, distributor, lessor, lessee or other Person that has a business relationship with the Company Group. The members of the Company Group in India have not entered into any Contract or transactions with any ‘related party’ (as defined under the (Indian) Companies Act, 2013, and rules thereunder (in each case, as amended)), which is not on arm’s length terms or not in the Ordinary Course of Business, or not in material compliance with its Governing Documents or applicable Laws.

3.21 Material Customers and Material Suppliers.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a list of the fifteen (15) largest customers of the Company Group for the year ended December 31, 2022 and the eight-month period ending August 31, 2023 (the “Material Customers”), including, for each such customer, the aggregate payments from and to such Person by the Company Group during such periods. Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, (i) all Material Customers continue to be customers of the Business and none of Sellers and the Company Group has received written or, to the Knowledge of the Company Group, other notice that any Material Customer is terminating or materially and adversely altering its relationship with the Company Group or the Business, (ii) no Material Customer has modified or provided written or, to the Knowledge of the Company Group, other notice of an intention to modify the terms or pricing of such Material Customer’s agreement or business with the Company Group or the Business and no Material Customer has terminated, not renewed or materially and adversely altered its relationship with the Company Group or the Business or has threatened to do so, and (iii) the Company Group is not involved in any claim, dispute or controversy with any Material Customer.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth the ten (10) largest suppliers, vendors or licensors of the Company Group (based on the dollar amount of purchases from such suppliers, vendors or licensor) for the year ended December 31, 2022 and the eight-month period ending August 31, 2023 (the “Material Suppliers”), including, for each such supplier, vendor or licensor the aggregate payments from and to such Person by the Company Group during such periods. Except as set forth on Section 3.21(b) of the Company Disclosure Schedule (i) all Material Suppliers continue to be suppliers of the Business and no member of the Company Group has received written or, to the Knowledge of the Company Group, other notice that any Material Supplier is terminating or materially and adversely altering its relationship with the Company Group or the Business, (ii) no Material Supplier has modified or provided written or, to the Knowledge of the Company Group, other notice of an intention to modify the terms or pricing of such Material Supplier’s agreement or business with the Company Group, or has agreed to a modification of the terms of pricing with the Company Group, and no Material Supplier has terminated or materially and adversely altered its relationship with the Company Group or the Business or, to the Knowledge of the Company Group, has threatened to do so, and (iii) the Company Group is not involved in any claim, dispute, or controversy with any Material Supplier.

3.22 Data Security Requirements.

(a) The Company Group is complying and for the past six (6) years has complied with all applicable Data Security Requirements, including as it relates to and without limiting the foregoing: (i) the privacy of users of the Company Group’s products and all Internet websites owned, maintained or operated on behalf of any member of the Company Group; (ii) the use, collection, access, storage, disclosure and transfer of any Personal Information Processed by or provided to the Company Group or by third parties having access to such Personal Information; (iii) the then-current relevant Privacy Policy of such member of the Company Group, including the Privacy Policy posted to the Company Group’s websites; and (iv) third-party website terms, when required to do so by Contract or use. There have been no investigations by or, to the Knowledge of the Company Group, complaints to the U.S. Department of Health and Human Services, Office for Civil Rights with respect to HIPAA or any other Governmental Authority with respect to any Privacy Law compliance by the Company Group or its agents or subcontractors. The Company Group has not received any written or, to the Company Group’s Knowledge, other notice of any complaint, claim, or investigation (including an investigation by a Governmental Authority) from any Person alleging a violation of or other non-compliance with any Data Security Requirement by the Company Group.

(b) As of the Closing, the execution, delivery, performance and consummation of the Transactions comply with the Company Group’s applicable Privacy Policies and other Data Security Requirements.

(c) On each website and online service operated by the Company Group, the Company Group has posted a Privacy Policy, in conformance in all material respects with all applicable Data Security Requirements, with respect to Personal Information Processed by it or on its behalf. The Company Group’s written Privacy Policies fully and accurately disclose how the Company Group Processes Sensitive Data as required by Privacy Laws.

(d) The Company Group has executed and maintains current and valid business associate agreements (as described in 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each (i) Covered Entity (as defined at 45 C.F.R. § 160.103) and Business Associate (as defined at 45 C.F.R. § 160.103) for whom the Company Group provides services or performs functions or activities that render the Company Group a Business Associate and (ii) Subcontractor (as defined at 45 C.F.R. § 160.103) of the Company Group that is its Business Associate. Where Company Group has entered into a Business Associate Agreement with a Covered Entity or a Subcontractor, the Company Group has not breached any such Business Associate Agreement or other data privacy or data security covenants or contractual obligations, and the Company Group has not received notice of any Subcontractor’s breach of a Business Associate Agreement with the Company Group.

(e) The Company Group has contractually obligated all third-party service providers, outsourcers, processors or other third parties Processing Sensitive Data, in each case on behalf of the Company Group, to (i) comply with applicable Data Security Requirements and (ii) use reasonable efforts consistent with industry standards to store, protect and secure Sensitive Data from loss, theft, unauthorized Processing or other misuse.

(f) Neither the Company Group nor, to the Knowledge of the Company Group, any of their agents or subcontractors have experienced any Security Breach or unauthorized access or unauthorized use of any of the Company Group’s IT Assets. For the past six (6) years, neither the Company Group nor, to the Knowledge of the Company Group, any of their subcontractors, has received any written or, to the Knowledge of the Company Group, oral notices or complaints from any Person regarding any known or suspected Security Breach, and during the past six (6) years, the Company Group has not been notified in writing, or been required by Law, Data Security Requirement, or Governmental Authority to notify in writing any Person of any Security Breach or unauthorized access or unauthorized use of any of the Company Group’s IT Assets.

(g) The Company Group has adopted and maintains a written information security program and implemented reasonable organizational, administrative, technical and physical safeguards to (i) protect the security, confidentiality, integrity and availability of the IT Assets and all Sensitive Data Processed by the Company Group consistent with all Data Security Requirements and (ii) prevent Security Breaches and other unauthorized Processing of Sensitive Data. Without limiting the foregoing, the Company Group (A) maintains reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures and facilities and (B) acts in compliance therewith.

3.23 CARES Funds.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth all CARES Act stimulus fund programs or other programs related to the COVID-19 pandemic in which the Company Group is participating or has participated, and the amount of funds received and requested (as applicable) by the Company Group for each such program as of the date hereof (together with any additional CARES Act or other COVID-19 program stimulus funds hereafter received by the Company Group, the “CARES Funds”). The Company Group has maintained accounting records associated with the CARES Funds in compliance in all material respects with all of the terms and conditions of such programs. The Company Group has used all such CARES Funds received by them pursuant to the Public Health and Social Services Emergency Fund in accordance in all material respects with all applicable Laws and the applicable Relief Fund Payment Terms and Conditions.

(b) A true, accurate and complete copy of all documents evidencing the PPP Loans, including all PPP Loan applications of the Company Group have been provided to Buyer. The Company Group was and remains eligible for the PPP Loans. The PPP Loans constitute the entirety of indebtedness incurred by the Company Group under the PPP or any similar governmental program in response to the coronavirus (COVID-19) disease or the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) pandemic. All information, certifications, authorizations, and question responses provided by the Company Group pursuant to that certain PPP “Borrower Application Form” (SBA Form 2483), and any and all other information provided in all supporting documents and forms, were true and correct in all material respects when made, were in compliance in all material respects with the PPP, and were provided in good faith. All of the Company Group’s borrowings under the PPP, which were drawn in full on May 26, 2020, June 29, 2020 and February 25, 2021, respectively, have, as evidenced by the records of the Company Group, been expended and the use and management of such funds complied in all material respects with the PPP’s requirements and specifically were expended on CARES Act Forgivable Uses.

(c) The Company Group has prepared and completed a copy of the Paycheck Protection Program PPP Loan Forgiveness Application Form 3508EZ pursuant to the PPP for each PPP Loan, a true, complete, and correct copy of which has been provided to Buyer (collectively, the “Loan Forgiveness Applications”). All information, certifications, authorizations, and question responses provided in the Loan Forgiveness Applications and any and all other information provided in all supporting documents and forms, were true and correct in all material respects when made or provided (collectively, the “Forgiveness Information”). The Forgiveness Information remain true and correct in all material respects as of the date hereof. If received by the Company Group on or before the date of this Agreement, the Company Group has provided to Buyer copies of any written communication from the SBA or the lender under any PPP Loan with respect to the approval, denial, or denial in part of any Loan Forgiveness Application. Each PPP Loan received by the Company Group before the Closing has been forgiven in full with no further Liability on the part of the Company Group.

3.24 Sanctions. Neither the Company Group nor any of its directors, officers, employees, agents or third-party representatives is currently or has been: (a) a Sanctioned Person; (b) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (c) otherwise in violation of any Sanctions Laws. In connection with or relating to the business of the Company Group, neither the Company Group nor, to the Company Group’s Knowledge, any of its directors, officers, employees, agents or third-party representatives is or has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Sanctions Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and, to the Company Group’s Knowledge, no such investigation, inquiry or proceedings have been threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

3.25 Brokers’ Fees. Other than with the Broker, no member of the Company Group has engaged, or entered into any Contract with, any Person who is or may be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions contemplated by this Agreement.

Buyer has been provided full and complete copies of all documents referred to on each Section of the Company Disclosure Schedule.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party, severally, on behalf of such Seller Party and not on behalf of any other Seller Party, hereby represents and warrants to Buyer as follows:

4.1 Organization and Qualification.

(a) Such Seller Party (if an entity) (i) is duly formed, validly existing and in good standing under the Laws of the State of its state of organization, (ii) has the requisite corporate, limited liability company or other organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except, in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not be material to such Seller Party.

(b) Such Seller Party (if an individual) is competent and has full legal capacity to enter into, execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is a party and to perform such Seller’s obligations hereunder and thereunder and to consummate the Transactions.

4.2 Authorization. Such Seller Party has all requisite power, authority, and capacity, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is a party, to perform such Seller Party’s obligations under this Agreement, the Ancillary Agreements to which it is a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreement to which such Seller Party is a party by such Seller Party and the consummation of the Transactions by such Seller Party has been duly authorized by all necessary action, and no other actions or proceedings on the part of such Seller Party are necessary to authorize this Agreement, the Ancillary Agreements or to consummate the Transactions. This Agreement has been duly executed and delivered by such Seller Party and constitutes the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as enforcement hereof may be limited by the Enforceability Exceptions.

4.3 No Conflict; Required Filings and Consents. Except as set forth on Section 4.3 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller Party is a party, as applicable, does not, and the consummation of the Transactions, and performance by such Seller Party of its obligations hereunder and thereunder, will not: (a) to the extent such Seller Party is an entity, conflict with or result in a violation or breach of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under the Governing Documents of such Seller Party; (b) conflict with or result in a violation or breach of any provision or term of, or (with or without the notice or passage of time, or both), constitute a default under, result in the termination or acceleration of, or loss of rights in respect of, give any Person a basis for nonperformance under, or the right to accelerate, terminate, modify or cancel, or require any notice, consent or otherwise under (i) any Law or Order applicable to such Seller Party, or (ii) any Contract to which such Seller Party is a party or by which its properties or assets or bound; or (c) result in the creation or imposition of any Lien upon any property or asset or equity interests of such Seller Party.

4.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of such Seller Party, threatened, against such Seller Party or any of its Affiliates, at law or in equity, nor is there any Order of any Governmental Authority, in each such case, that would, or is reasonably likely to, challenge the validity or enforceability of this Agreement, the Ancillary Agreements (as applicable) or seeks to enjoin or prohibit consummation of, or any other material equitable relief with respect to, the Transactions, or that would, individually or in the aggregate, reasonably be expected to delay or impair such Seller Party’s abilities to consummate the Transactions.

4.5 Title to Equity Interests.

(a) As of immediately following the Reorganization and the Reorganization Merger, the Seller (i) owns and holds, beneficially and of record, all of the Company Successor Membership Interests, (ii) has sole and exclusive right, title and interest in, and good, valid and marketable title to, such Company Successor Membership Interests, free and clear of any Liens or any other restrictions, voting rights, rights of first refusal, co-sale rights or similar rights or adverse claims, (iii) has not granted or acknowledged to any Person any rights with respect to any Company Successor Membership Interests and (iv) has sole voting power and power of disposition or conversion of such Company Successor Membership Interests and sole power to agree to and issue instructions with respect to the matters set forth in this

Agreement and any Ancillary Agreement to which the Seller is a party or to which the Seller is subject. The Company Successor Membership Interests (i) constitute all of the issued and outstanding Equity Interests of the Company Successor, (ii) are owned or controlled, directly or indirectly, by the Seller, (iii) are not subject to any liabilities, Contracts or other rights or obligations of any kind that would entitle or require the Seller or any other Person (contingent or otherwise), to issue, transfer, sell, repurchase, retire, redeem or otherwise acquire or dispose of, directly or indirectly, any such Company Successor Membership Interests. There are no registration rights, voting trusts, proxies, rights plans, antitakeover plans or any other Contracts to which the Seller or any of its Affiliates is a party or by which any of them are subject with respect to any Company Successor Membership Interests. Upon the consummation of the Transactions, at the Closing, Buyer will acquire good and valid title to all of the Equity Interests of the Company Group, free and clear of all Liens (other than restrictions on transfer imposed by applicable state and federal securities Laws).

(b) Each Shareholder (i) owns and holds, beneficially and of record, the Equity Interests of the Seller set forth beside such Shareholder’s name on Section 4.5 of the Company Disclosure Schedule, (ii) has sole and exclusive right, title and interest in, and good, valid and marketable title to, such Equity Interests of the Seller, free and clear of any Liens or any other restrictions, voting rights, rights of first refusal, co-sale rights or similar rights or adverse claims, (iii) has not granted or acknowledged to any Person any rights with respect to such Equity Interests of the Seller and (iv) has sole voting power and power of disposition or conversion of such Equity Interests of Seller and sole power to agree to and issue instructions with respect to the matters set forth in this Agreement and any Ancillary Agreement to which such Shareholder is a party or to which such Shareholder is subject. The Equity Interests held by the Shareholders and set forth on Section 4.5 of the Company Disclosure Schedule constitute all of the issued and outstanding Equity Interests of the Seller, are owned or controlled, directly or indirectly, by the Shareholders as set forth on Section 4.5 of the Company Disclosure Schedule, are not subject to any liabilities, Contracts or other rights or obligations of any kind that would entitle or require any Shareholder or any other Person (contingent or otherwise), to issue, transfer, sell, repurchase, retire, redeem or otherwise acquire or dispose of, directly or indirectly, any such Equity Interests of the Seller. There are no registration rights, voting trusts, proxies, rights plans, antitakeover plans or any other Contracts to which any Shareholder or any of their respective Affiliates is a party or by which any of them are subject with respect to any Equity Interests of the Seller.

4.6 No Brokers. Other than with the Broker, no Seller Party has engaged, or entered into any Contract with, any Person who is or may be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Transactions contemplated by this Agreement.

4.7 Company Group Assets. No Seller Party owns or holds any interest (other than passive investments in publicly traded securities) in any property, asset, or right (including any Contract) used by the Company Group in the conduct of its business.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties and the Company Group as follows:

5.1 Organization and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has the requisite corporate, limited liability company or other organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and each other agreement contemplated hereby to which it is a party, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions have been duly authorized by all necessary action and, except as contemplated by this Agreement, no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement hereof may be limited by the Enforceability Exceptions.

5.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement or any of the other Ancillary Agreements to which Buyer is a party, nor the consummation of the Transactions by Buyer, will (i) breach or violate any Law to which Buyer is subject, (ii) breach or violate any provision of the Governing Documents of Buyer or (iii) conflict with, result in a breach or violation of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of Buyer under any material Contract to which Buyer is a party, except for, in the case of clauses (ii) or (iii), where the conflict, breach, violation, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not have a material or adverse effect on Buyer or impair or delay Buyer’s performance under this Agreement, the other Ancillary Agreements or the consummation of the Transactions.

(b) Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order to consummate the Transactions.

5.4 Brokers’ Fees. Other than Allen & Company, Buyer has not engaged, or entered into any arrangement or agreement with, any Person who is or may be entitled to any brokerage commissions, finder’s fees or similar compensation in connection with the Transactions contemplated by this Agreement.

5.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened, against Buyer, that would materially adversely affect or materially impair or materially delay Buyer’s performance under this Agreement, the other Ancillary Agreements to which it is a party or the consummation of the Transactions.

5.6 Investment Intent; No Public Market. Buyer is acquiring the Company Successor Membership Interests for Buyer’s own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. Buyer acknowledges that (a) the Company Successor Membership Interests have not been registered under the Securities Act, or any securities or “blue sky” Laws of any state, and, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the Securities and Exchange Commission or any other Governmental Authority, (b) there is not now and there may never be any public market for the Company Successor Membership Interests and (c) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any Company Successor Membership Interests. None of the Company Successor Membership Interests may be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless such Company Successor Membership Interests are registered under the Securities Act or an exemption from such registration is available, in each case in accordance with any applicable securities or “blue sky” Laws of any state.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Confidentiality; Public Announcements.

(a) Each of the Parties acknowledges and agrees that the Confidentiality Agreement shall be terminated upon the Closing. From and after the Closing, Seller shall hold and shall cause each of its Affiliates to hold, and Seller shall use its commercially reasonable efforts to cause its and its Affiliates’ respective officers, directors, managers, partners, employees, advisors, agents, and other representatives to hold, in confidence, unless compelled to disclose by Law, all confidential documents and information concerning the Company Group (“Company Confidential Information”). Notwithstanding the foregoing, it is acknowledged and agreed that Seller may disclose Company Confidential Information to Seller’s representatives, so long as any such representatives to whom disclosure is made need to know such Company Confidential Information in connection with any matter related to the Transactions or any bona fide disagreement or dispute relating hereto or to prepare financial statements or prepare and file Tax Returns or other Tax filings, or are subject to an obligation or duty, to keep all such Company Confidential Information confidential in accordance with the terms hereof. If Seller or any of its Affiliates or representatives are requested or required by any Governmental Authority to disclose any such Company Confidential Information, such Party shall, to the extent not prohibited by applicable Law, promptly provide prior written notice of such disclosure to Buyer of the same to permit Buyer to seek a protective order or take other action deemed reasonably appropriate by Buyer. In such circumstances, Seller shall, and shall cause its Affiliates and representatives to, reasonably cooperate at Buyer’s sole cost and expense with Buyer in Buyer’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be afforded to such Company Confidential Information. If, absent the entry of a protective order, Seller, its Affiliates or representatives are advised by their respective legal counsel that they are compelled as a matter of Law to disclose any such Company Confidential Information, such Person may disclose to the party compelling disclosure only that part of such Company Confidential Information as is required by Law to be disclosed, and such Person shall exercise its commercially reasonable efforts to obtain confidential treatment for all such information. Notwithstanding the foregoing, Company Confidential Information shall not include information that (i) can be shown to have been in the public domain through no fault of Seller, (ii) becomes available to Seller on a nonconfidential basis from a source, other than the Company Group or the current or former employees or consultants or independent contractors of the Company Group, Buyer or any of their Affiliates, which, to the knowledge of Seller has no obligation of confidentiality with respect to such Company Confidential Information, (iii) was independently developed by Seller without reference to or use of such Company Confidential Information or (iv) was released pursuant to written authorization of the Company Group.

(b) The Parties agree that the initial press release to be issued by Buyer in connection with the transactions contemplated hereby shall be in a form mutually agreed upon by Buyer and Seller; provided, however, Buyer shall have the right, without the need to obtain any prior consent, to make any public disclosure concerning this Agreement and the Transactions that it reasonably believes in good faith and upon the advice of counsel (including internal counsel) is required by securities Laws or listing standards applicable to Buyer. The Seller Parties agree not to issue any press release or make any other public announcement or other disclosure relating to this Agreement and the Transactions without the prior written approval of Buyer. Buyer and its Affiliates shall be permitted to issue press releases, make public announcements and communicate with employees, customers, suppliers, investors and others without the consent or participation of Seller or any other Person. The Seller Parties shall have the right (i) to make disclosures concerning this Agreement and the Transactions to its representatives, so long as any such representatives to whom disclosure is made need to know such information in connection with any matter related to the Transactions or any bona fide disagreement or dispute relating hereto or to prepare financial statements or prepare and file Tax Returns or other Tax filings and also agree, or are subject to an obligation or duty, to keep all such information confidential, and (ii) upon the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed), to make disclosures concerning this Agreement and the Transactions to its representatives and to make “tombstone” type announcements (which shall in no case involve disclosure of the terms of this Agreement or any other Ancillary Agreement).

6.2 Employee Matters.

(a) For a period of one (1) year following the Closing Date, Buyer shall provide, or shall cause one of its Affiliates (including a member of the Company Group following the Closing) to provide, each employee who is employed by a member of the Company Group as of immediately prior to the Closing (in each case whether such employee is active or on approved long-term or short-term disability leave, approved medical leave, military leave, or approved time off under another of the Company Group’s leave policies) who continues employment with Buyer or any of its Affiliates (including the Company Group) following the Closing during such one (1) year period (each, a “Post-Transaction Employee”) with a base salary or wage level, and with target bonus, commission, or other incentive bonus opportunities, other than equity based compensation, (the “Bonus Opportunities”) at least equal in the aggregate to the salary or wage level and Bonus Opportunities to which such Post-Transaction Employee was entitled to receive as of immediately prior to the Closing. For the avoidance of doubt, such Post-Transaction Employees shall remain employees at-will following the Closing, subject to the terms of any applicable employment Contract, including the Employment Agreements.

(b) Through December 31, 2024, Buyer shall provide, or shall use commercially reasonable efforts to cause one of its Affiliates (including a member of the Company Group) to provide, to the Post-Transaction Employees the same employee benefits provided to such employees and their dependents as of immediately prior to the Closing.

(c) Notwithstanding the foregoing or anything herein to the contrary, nothing in this Section 6.2, (i) is intended to, or will be construed to, confer upon any Post-Transaction Employee (or any other Person claiming benefits hereunder as an employee or beneficiary thereof) any rights or remedies hereunder, including the right to continued employment or require any Party to continue the employment of any Post-Transaction Employee; (ii) will establish, amend or be deemed to establish or amend any Employee Plan or any other benefit plan, program, policy or arrangement of Buyer or any of its Subsidiaries or Affiliates (including, after the Closing, the Company Group); or (iii) will limit the rights of Buyer, any Subsidiary or Affiliate of Buyer, or the Company Group to establish, amend or terminate any Employee Plan or any other benefit plan, program, policy or arrangement, whether before or after Closing.

6.3 R&W Insurance Policy. At or prior to the Closing, Buyer shall have caused the R&W Insurance Policy to be bound. From and after the date the R&W Insurance Policy is obtained, Buyer shall not (and shall cause its Affiliates not to) amend, modify, terminate, or waive any waiver or release of recourse or other rights of recovery against the Seller Parties set forth in the R&W Insurance Policy that would adversely affect the Seller Parties in any material respect, without the prior written consent of the Seller. Buyer shall bear all of the fees, costs and expenses associated with negotiating and obtaining the R&W Insurance Policy, including the premium, broker fees, underwriting fees, due diligence fees, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines Taxes and fees.

6.4 Payoff Amounts; Payoff Letters. With respect to the Debt set forth on Schedule 6.4 (the “Repaid Debt”), in the event the Company Group does not pay or cause to be paid in full such Repaid Debt prior to the Closing, then the applicable member of the Company Group shall obtain payoff letters from the applicable lender in respect of the Repaid Debt (the “Payoff Letters”), which Payoff Letters shall include: (a) the balance required to pay off all obligations arising in connection with such Repaid Debt in whole as of the Closing (including outstanding principal, any accrued and unpaid interest and the per-diem interest amount (such amount through and including the Closing Date, the “Payoff Amounts”)); (b) a statement from each secured creditor to the effect that upon payment of the applicable Payoff Amount, all Liens relating to the assets or properties of the Company Group shall immediately be released and the release of any guarantee provided by any obligor; and (c) wiring instructions for the payment of the Payoff Amounts.

6.5 Taxes.

(a) Pass-Through Tax Returns. The Seller shall, at the Seller Parties’ sole cost and expense, prepare or cause to be prepared and file or cause to be filed all Pass-Through Income Tax Returns required to be filed by the Company Successor (or the Company Predecessor) for taxable periods ending on or prior to the Closing Date that are first due (taking into account valid, applicable extensions) after the Closing Date and shall pay all amounts attributable to such Pass-Through Income Tax Returns. Each such Tax Return shall be prepared in a manner consistent with the past practice except (x) as otherwise required by applicable Law or (y) as a result of a first-time PTE Tax Election. The Seller shall provide each such Pass-Through Income Tax Return and any related work papers to Buyer at least twenty (20) days prior to the due date of such Tax Return for Buyer’s review and comment and the Seller shall consider in good faith any reasonable comments provided by Buyer in writing at least five (5) days before the date on which such Tax Return is to be filed.

(b) Other Tax Returns. Buyer shall, at its sole cost and expense, prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns for the Company Successor (or the Company Predecessor) for taxable periods ending on or prior to the Closing Date and Straddle Periods that are first due (taking into account valid, applicable extensions) following the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practice, except as otherwise required by applicable Law. Buyer shall provide the Seller with a copy of any such Tax Return and any related work papers at least twenty (20) days (or, in the case of any Tax Return that is not an income Tax Return, at least ten (10) days) prior to the filing of such Tax Return. Buyer shall consider in good faith any reasonable changes requested by the Seller at least two (2) days before the date on which such Tax Return is to be filed.

(c) Transaction Deductions. Transaction Deductions shall be deducted by Seller for the benefit of the Seller Parties to the extent permitted by applicable Law at a “more likely than not” or greater level of confidence.

(d) Straddle Periods. For all purposes under this Agreement, the amount of any Taxes (or Tax refund or amount credited against Tax) attributable to the portion of any Straddle Period ending on the Closing Date shall: (i) in the case of any property Tax and other Tax imposed on a periodic basis without regard to income, receipts, sales, purchases or wages, be equal to the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period; and (ii) in the case of any other Taxes, be equal to the amount which would be payable based upon a hypothetical closing of the taxable year on the Closing Date; provided, that any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the Pre-Closing Tax Period based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(e) Cooperation. The Parties shall provide each other such reasonable cooperation and information as each Party may reasonably request in filing any Tax Return of any member of the Company Group, in determining the amount of any liability for Taxes or in conducting any audit or other proceeding in respect of Taxes (other than any proceeding between the Parties), in each case with respect to taxable periods (or portions thereof) ending on or before the Closing Date. Such cooperation shall include the retention and, upon any other Party’s request (and with the requesting Party bearing any reasonable third-party expenses related thereto), the provision of records and information which are reasonably relevant. The Parties shall cooperate with each other in the conduct of any Tax Proceeding and each shall (and shall cause each applicable member of the Company Group to) execute and deliver any written instruments or other documents as are reasonably necessary to carry out the intent of the covenants and agreements herein relating to Tax matters. Buyer shall cause each member of the Company Group to retain books and records with respect to Tax matters pertinent to such member relating to taxable periods (or portions thereof) ending on or before the Closing Date until the expiration of the applicable statute of limitations (taking into account any extensions thereof), and to abide by any record retention agreements.

(f) Tax Proceedings. Buyer shall notify the Seller within fifteen (15) days of its receipt or any Affiliate’s receipt (including, after the Closing, each member of the Company Group) (a) of any written notice of any audit, suit, action or other proceeding in respect of Taxes (each, a “Tax Proceeding”) or (b) of a written notice threatening any Tax Proceeding, in either case relating in whole or in part to Taxes for which the Seller Parties may be liable or for which any Buyer Indemnified Party may be entitled to indemnification from the Seller Parties hereunder; provided, however, that failure to so notify the Seller shall not relieve the Seller Parties of their obligations hereunder unless and to the extent the Seller Parties are materially prejudiced thereby. Buyer shall control any Tax Proceeding with respect to any member of the Company Group for any taxable period beginning prior to the Closing Date (other than any Tax Proceeding with respect to Pass-Through Income Tax Returns for any taxable period ending on or prior to the Closing Date); provided, that (i) Buyer shall not agree to settle or compromise any such Tax Proceeding without the prior written consent of the Seller (which consent may not be unreasonably withheld, conditioned or delayed), (ii) Buyer shall keep the Seller fully informed on a regular basis regarding the status of such Tax Proceeding, (iii) Buyer shall provide the Seller with a copy of all material submissions made to a Governmental Authority in connection with such Tax Proceeding, (iv) Buyer shall provide the Seller copies of all material correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Proceeding, and (v) the Seller shall have the right to participate in any such Tax Proceeding at the Seller Parties’ sole expense. The Seller shall control any Tax Proceeding with respect to Pass-Through Income Tax Returns for any taxable period ending on or prior to the Closing Date; provided, that (i) the Seller shall not agree to settle or compromise any such Tax Proceeding without the prior written consent of Buyer (which consent may not be unreasonably withheld, conditioned or delayed), (ii) the Seller shall keep Buyer fully informed on a regular basis regarding the status of such Tax Proceeding, (iii) the Seller shall provide Buyer with a copy of all material submissions made to a Governmental Authority in connection with such Tax Proceeding, (iv) the Seller shall provide Buyer copies of all material correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Proceeding, and (v) Buyer shall have the right to participate in any such Tax Proceeding at Buyer’s sole expense. The provisions of this Section 6.5(f), rather than those of Section 8.3, shall apply with respect to any Tax Proceedings.

(g) Transfer Taxes. Buyer and Seller shall equally pay any transfer, documentary, registration, stamp, sales, use and similar Taxes incurred in connection with and as a result of the transfer of the Company Successor Membership Interests and that are not based on net income, together with any related fees, penalties, interest or additions to such Taxes (“Transfer Taxes”). The Seller and Buyer shall use commercially reasonably efforts to cooperate in timely preparing and filing all Tax Returns as may be reasonably required to comply with the provisions of such applicable Law. The Seller and Buyer shall each use its commercially reasonable efforts to avail itself of any available exemptions from any Transfer Taxes and cooperate with the other Party in timely providing any information and documentation that may be reasonably necessary to obtain such exemptions. The Party responsible under applicable Law shall file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable Law, the Buyer, the Company Group, and the Seller will join in the execution of any such Tax Returns and other documentation and shall reasonably cooperate to minimize or eliminate such Taxes; provided, that, Seller shall be liable to pay capital gains Taxes, if any, arising on account of the sale or transfer of the Company Successor Membership Interests under the Indian Income-tax Act, 1961.

(h) Seller Tax Matters. Except as expressly permitted under Section 6.5(b), Buyer shall not (and shall not cause or permit any Person, including any member of the Company Group, to) take, cause, agree to or otherwise initiate any Seller Tax Matter without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the preceding sentence, if Buyer determines that it would be reasonable to initiate a Seller Tax Matter described in clauses (a) or (b) of the definition thereof with respect to any member of the Company Group because of unpaid Taxes of such member with respect to any taxable period ending on or before the Closing Date, then Buyer shall deliver written notice thereof along with a description of the basis for such action, and Seller shall have a reasonable period of time to review with its tax advisor and notify Buyer if it agrees or disagrees with such conclusion and with respect to any disagreement, Seller shall include the basis therefor in the notification; provided that, if Seller does not agree with Buyer’s conclusion, then such disagreement to the extent unresolved by Buyer and Seller shall be promptly submitted to, and resolved by, the Accounting Firm in accordance with the procedures set forth in Section 2.4(d), mutatis mutandis. If the Accounting Firm determines that it would be reasonable to initiate a Seller Tax Matter described in clauses (a) or (b) of the definition thereof because of unpaid Taxes of such member with respect to any taxable period ending on or before the Closing Date, then Buyer shall have the right to take such action subject to Seller’s right to review and approve the manner in which such action is taken (which approval shall not be unreasonably withheld, conditioned or delayed), to be reasonably apprised of the progress thereof and to receive copies any material information related thereto.

(i) Purchase Price Allocation. In connection with the transactions contemplated by this Agreement, Buyer will prepare a draft allocation schedule (the “Tax Allocation Schedule”) allocating the Purchase Price (and all liabilities and other capitalizable costs for Tax purposes), for all applicable Tax purposes, among the assets of the Company Group in accordance with the methodology set forth in Schedule 6.5(i), which is intended to comply with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, or local law). Buyer will deliver a copy of the Tax Allocation Schedule to the Seller for its review and comment within ninety (90) days following the determination of the Final Cash Payment, and Buyer will consider in good faith any such comments to the extent they are in accordance with the principles set forth in Schedule 6.5(i). Any dispute regarding the allocation that cannot be resolved by the Parties shall be resolved by the Accounting Firm, and the fees and expenses of such accounting firm shall be borne equally by Buyer and the Seller. In the event there is any adjustments to the Purchase Price pursuant to this Agreement, including in connection with any release from escrow or any deferred or contingent payment, including the Earnout Amount, contemplated by this Agreement or Ancillary Agreement, the Tax Allocation Schedule shall be revised to take such adjustments into account in accordance with the principles set forth in Schedule 6.5(i). None of Parties or their respective Affiliates shall take any Tax position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with such allocation, as finally determined pursuant to this Section 6.5(i), except as may be required pursuant to a “determination,” as defined in Section 1313 of the Code or any similar provision of state, local or foreign Tax law.

(j) Pre-Closing Tax Refunds. Buyer agrees to pay to the Seller by wire transfer of immediately available funds (for further distribution to the Shareholders in accordance with their Pro Rata Shares) all refunds and credits in lieu of a refund, together with any and all interest paid or credited with respect thereto by any Governmental Authority, but net of all applicable reasonable costs and Taxes in respect of obtaining such refund or credit, with respect to any Taxes paid by any member of the Company Group (or taken into account in Actual Net Working Capital or paid by the Seller Parties hereunder) for any Pre-Closing Tax Period (determined with respect to any Straddle Period in accordance with the principles of Section 6.5(d) (each, a “Pre-Closing Tax Refund”)) within fifteen (15) days of (i) the receipt by Buyer or any of its Affiliates (including, following the Closing Date, any member of the Company Group) of such Pre-Closing Tax Refund or (ii) when used by Buyer or any of its Affiliates (including, following the Closing Date, any member of the Company Group) to credit an account with any Governmental Authority or to offset any Taxes for any taxable period (or portion thereof) beginning after the Closing Date. Upon the reasonable request of Seller, Buyer agrees to, and agrees to cause its Affiliates (including, following the Closing Date, any member of the Company Group), to file a claim with the appropriate Governmental Authority for any Pre-Closing Tax Refund. If, and to the extent that, any overpayment of Taxes previously paid by any member of the Company Group with respect to a Pre-Closing Tax Period (determined in accordance with Section 6.5(d) with respect to any Straddle Period) is used to reduce the Taxes in a taxable period (or portion thereof) following the Closing Date, then for the avoidance of doubt such overpayment of Taxes shall be considered a Pre-Closing Tax Refund used as an offset against Taxes for purposes of this Section 6.5(j). Notwithstanding anything in this Agreement to the contrary, in the event that a Pre-Closing Tax Refund is subsequently determined by any Governmental Authority to be less than the amount paid by the Buyer to the Seller, the Seller shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed Pre-Closing Tax Refunds owed to a Governmental Authority) to the Buyer.

6.6 Indemnification of Directors; Managers and Officers. For a period of six (6) years following the Closing, Buyer shall honor, or cause the Company Group to honor, with respect to each present or former director, manager or officer (however designated) of the members of the Company Group (each, a “Company Indemnified Party”), indemnification rights (including any rights to advancement of expenses and exculpation) to the maximum extent permitted under applicable Law as required by the applicable Governing Documents of the Company Group as in effect immediately prior to the Closing with respect to claims arising out of acts or omissions occurring prior to the Closing that are asserted after the Closing, in each case, solely to the extent covered by the D&O Tail Policy. Prior to or in connection with Closing, the Company Successor shall purchase (with the Company Group paying for the premium thereof), and pay the premium in full for, a directors’ and officers’ liability insurance policy providing “tail” coverage for the Company Indemnified Parties that will cover a period of at least six (6) years following the Closing Date (the “D&O Tail Policy”). In the event Buyer, any member of the Company Group or any of their successors or assigns (a) consolidates with or merges into any Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties or assets to any Person, then, in either event, proper provision shall be made such that the successors and assigns of Buyer or the Company Group, as the case may be, assume the obligations set forth in this Section 6.6. The provisions of this Section 6.6 are intended to be in addition to the rights otherwise available to the Company Indemnified Parties under applicable Law or Contract, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.

6.7 Access to Books and Records. From and after the Closing until the seven (7) year anniversary of the Closing Date, Buyer shall, and shall cause the Company Group to, provide the Seller (at the Seller Parties’ sole cost and expense) and its authorized representatives with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Company Group with respect to periods or occurrences prior to or on the Closing, with respect to a legitimate and reasonable business purpose, including insurance claims, governmental investigations, legal compliance, or financial statement preparation; provided, that: (i) any such access shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Buyer or the Company Group’s business; (ii) Buyer or the Company Group may require that Seller Parties and their representatives enter into reasonable and customary non-disclosure agreements with respect to any information so accessed, and (iii) in no event shall Buyer or the Company Group be required to disclose any information if such disclosure would, on the advice of counsel, (A) result in the waiver of any attorney-client privilege or other legal privilege, (B) contravene any applicable Law or (C) relate to a potential or actual dispute between any

Seller Party and Buyer or any member of the Company Group (whether arising out of this Agreement or otherwise). Unless otherwise consented to in writing by the Seller, Buyer shall not, and shall use commercially reasonable efforts to not permit the Company Group to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company Group for any period prior to the Closing Date without first giving reasonable prior notice to the Seller and offering to surrender to the Seller such books and records or any portion thereof that Buyer or the Company Group may intend to destroy, alter or dispose of.

6.8 Transaction Bonus Escrow. Promptly following December 31, 2024, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release from the Transaction Bonus Escrow Funds to (i) the Company Successor, for further distribution to the recipients of the Second Tranche Transaction Bonuses who are entitled to receive such amounts in accordance with the terms of the applicable Transaction Bonus Agreement, an amount equal to the portion of the Transaction Bonus Escrow Funds due and owing to such Persons pursuant to the terms of the Transaction Bonus Agreements less all applicable withholding Taxes and (ii) Seller (for further distribution to the Shareholders in accordance with their Pro Rata Shares), the remainder (if any) of the Transaction Bonus Escrow Funds.

6.9 Domain Name Transfer. The Seller Parties shall take all actions reasonably necessary to transfer registration of all domain names used or held for use by members of the Company Group that are not already registered in the name of a member of the Company Group to the Company Successor or Buyer, in Buyer’s discretion, within ten (10) days of Closing. At Closing, the Seller Parties shall provide the Company Successor all access information and credentials necessary to maintain the registration of such domain names and the content hosted on at those domain names. The Seller Parties shall take no actions to impede or otherwise interfere with the proper operation and access to such websites. To the extent the registration of any such domain name is not transferred to a member of the Company Group by the end of the ten-day period, the Seller Parties hereby grant Company Successor the limited power of attorney to execute such transfer on each of their behalf.

6.10 Viewgol India; Nominee Transfer. Within thirty (30) days of Closing, (i) Ashish Yellapantula and the Company Successor shall have consummated the transfer by Ashish Yellapantula of his beneficial interest in his Equity Interests in Viewgol India (the “Ashish Beneficial Ownership”) to the Company Successor, in accordance with the Nominee Shareholder Agreement dated October 3, 2023 by and between the Company and Ashish Yellapantula, and applicable Laws (including Foreign Exchange Regulations), and (ii) pursuant to completion of (i) above, Ashish Yellapantula shall have filed (a) the Form FC-TRS (in the Single Master Form (SMF)), available on the FIRMS portal (http://firms.rbi.org.in )) with his authorized dealer bank in respect of the Ashish Beneficial Ownership, which Form FC-TRS along with any documents required in connection thereto, shall be in a form agreed with Buyer and (b) the Form MGT 4, declaring the transfer of Ashish Beneficial Ownership to the Company Successor, with Viewgol India and (iii) Ashish Yellapantula shall have provided copies of the filings contemplated by clause (ii) (along with acknowledgment of submission, as applicable) to Buyer.

6.11 Viewgol India Board Composition. At any time after Closing, (A) Buyer shall deliver to Viewgol India, (i) forms MBP-1, DIR-2, and DIR-8, and any other information required under Law, in respect of Persons nominated by Buyer as ‘additional’ directors to the board of Viewgol India, and (ii) dated resignation letters of Kristen Closson, Harry Hopkins and Madras Sarvesawaran Valai Subramanian, from the board of Viewgol India; (B) promptly upon receipt of such documents and information in (A), Viewgol India shall (i) approve the appointment of the prospective directors to the board of Viewgol India, (ii) take on record the resignation of Kristen Closson, Harry Hopkins and Madras Sarvesawaran Valai Subramanian from the board of Viewgol India, (iii) approve the updating of the ‘register of directors’ of Viewgol India, to reflect the appointment of the Persons nominated by Buyer as directors and resignation of Kristen Closson, Harry Hopkins and Madras Sarvesawaran Valai Subramanian from the board of directors (or similar governing body) of Viewgol India, (iv) approve revocation of all authorities and powers of attorney, granted to Kristen Closson, Harry Hopkins and Madras Sarvesawaran Valai Subramanian; (v) grant such authority to the Persons nominated as directors, by Buyer; and (vi) authorize any statutory filings in relation to items (i) to (v); (C) upon completion of (B), (i) Viewgol India shall undertake the actions approved as part of the resolutions in (i) to (vi); and (ii) file with the Indian jurisdictional registrar of companies, Form DIR 12 in connection with the change in composition of its board of directors.

ARTICLE 7

CLOSING DELIVERABLES

7.1 Closing Deliverables of the Company Group and Seller Parties. At or prior to Closing:

(a) Company Successor Secretary Certificate. The Company Successor shall have delivered to Buyer a certificate, dated as of the Closing Date and executed on behalf of the Company Successor by its Secretary or another authorized officer, certifying (i) the Governing Documents of each member of the Company Group and (ii) resolutions of the members of the Company Successor approving the Transactions and adopting this Agreement.

(b) Seller Secretary’s Certificate. The Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and executed on behalf of the Seller by its Secretary or another authorized officer, certifying (i) the Governing Documents of the Seller and (ii) resolutions of the board of directors of the Seller approving the Transactions and adopting this Agreement.

(c) Escrow Agreement. The Seller shall have delivered to Buyer the Escrow Agreement, duly executed by the Seller.

(d) Net Working Capital Certificate. The Seller shall have delivered to Buyer the Net Working Capital Certificate, duly executed by an authorized officer of the Seller.

(e) Restrictive Covenant Agreements. The Seller shall have delivered to Buyer the restrictive covenant and release agreements (the “Restrictive Covenant Agreements”), duly executed by each of Travis Douglas Huffman, Kristen Closson and Harry Hopkins.

(f) Employment Agreements. The Seller shall have delivered to Buyer the Employment Agreements, duly executed by the Company Successor and each of the employees set forth on Schedule 1, respectively.

(g) Closing Statement. The Seller shall have delivered to Buyer the Closing Statement.

(h) Payoff Letters. The Seller shall have delivered to Buyer the Payoff Letters with respect to the Repaid Debt and a payoff and release letter from Brentwood Capital, stating that the Company Group’s obligations to Brentwood Capital will be satisfied upon the payment of the amounts set forth therein.

(i) Stock Transfer Powers. The Seller shall have delivered to Buyer appropriate transfer powers for the Company Successor Membership Interests transferred by the Seller.

(j) Resolutions of Viewgol India. The Seller shall have delivered to Buyer certified copies of resolutions of the board of directors (or similar governing body) of Viewgol India, in form reasonably satisfactory to Buyer, that (i) approve the updating of the ‘register of members’ of Viewgol India, to revise the name of the Company Predecessor to Company Successor, as the holder of Equity Interests of the Company Predecessor (and to cancel the share certificates reflecting the Company Predecessor as the owner of relevant Equity Interests, and to issue new share certificates to the Company Successor, reflecting its ownership of the relevant Equity Interests); (ii) approve revocation of all authorities and powers of attorney, granted to the Seller and any other nominees or representatives of the Seller or its Affiliates, in respect of Viewgol India’s operations (including in connection with Viewgol India’s bank accounts). Pursuant to the foregoing, Viewgol India shall undertake the actions approved as part of the resolutions in (i) to (ii).

(k) W-9s. Seller shall have delivered to Buyer a properly executed and completed Internal Revenue Service Form W-9 from each of the Seller Parties.

(l) Data Room Download. Seller shall have delivered to Buyer a download of all materials in the Data Room as of 5:00 p.m. Central Time on the date that is two (2) Business Days prior to Closing on a USB storage device or other method of readable digital storage.

(m) Good Standing Certificates. Seller shall have delivered good standing certificates (or the applicable jurisdiction’s equivalent thereof) for each member of the Company Group from the jurisdiction of its organization and each jurisdiction in which each member of the Company Group is qualified to do business, in each case, dated within ten (10) days of the Closing Date.

(n) Resignations. Seller shall have delivered a resignation letter, effective as of the Closing Date, of each director, manager and officer of the Company Group (in their capacity as such), other than, with respect to directors of Viewgol India. With respect to Viewgol India, Seller shall have delivered undated resignation letters of Kristen Closson, Harry Hopkins and Madras Sarvesawaran Valai Subramanian, as directors of Viewgol India, effective as of the date such resignation letters are dated by Buyer following the Closing.

(o) Company Approvals. Seller shall have delivered evidence that each Company Approval set forth on Schedule 7.1(p) has been obtained.

(p) Transaction Bonus Agreements. Seller shall have delivered to Buyer Transaction Bonus Payment and Release Agreements (the “Transaction Bonus Agreements”), in a form reasonably acceptable to Buyer, duly executed by the Company Successor and each employee set forth on Schedule 1.

(q) Earnout Bonus Plan. Seller shall have delivered to Buyer the Earnout Bonus Plan, in a form reasonably acceptable to Buyer.

(r) Expense Invoices. Seller shall have delivered an invoice from each creditor of the Transaction Expenses set forth on the Closing Statement (other than with respect to the Transaction Bonuses), issued no later than three (3) Business Days prior to the Closing Date, which set forth (x) the amount required to pay in full all Transaction Expenses owed to such creditor on the Closing Date, and (y) the wire instructions for the payment of such Transaction Expenses to such creditor (collectively, the “Expense Invoices”), which Expense Invoices shall be delivered to Buyer no less than three (3) Business Days prior to the Closing Date.

7.2 Closing Deliverables of Buyer. At or prior to Closing:

(a) Escrow Agreement. Buyer shall have delivered to the Seller the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(b) R&W Insurance Policy. Buyer shall have delivered to the Seller a definitive copy of the R&W Insurance Policy and the commitment to bind such policy, duly executed by the R&W Insurer.

ARTICLE 8

INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

8.1 Indemnification by the Seller Parties.

(a) Subject to the terms and conditions of this ARTICLE 8 (Indemnification), the Seller Parties hereby, severally and not jointly, and based on such Seller Party’s Pro Rata Share, agree to indemnify, defend and hold harmless Buyer and Buyer’s Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”) from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from or arising out of:

(i) any breach of a representation or warranty regarding the Company Group set forth in (i) in ARTICLE 3 (Representations and Warranties Regarding the Company Group) that is a Fundamental Representation or (ii) any Ancillary Agreement (other than the Excluded Agreements) delivered in connection herewith;

(ii) any breach or non-fulfillment of any covenant or agreement of the Company Group or the Seller set forth in this Agreement or in any Ancillary Agreement (other than the Excluded Agreements) delivered in connection herewith;

(iii) any Indemnified Taxes;

(iv) any Fraud of the Company Group or the Seller Parties;

(v) any unpaid Debt or Transaction Expenses to the extent not paid at Closing or included in the final calculation of the Cash Payment;

(vi) any claim by any equityholder or former equityholder of the Company Group or any other Person not set forth in the Closing Statement (A) that his, her or its equity securities were wrongfully repurchased by the Company Group or issued or sold to such Person in violation of any securities Laws or (B) of a breach of fiduciary duty or otherwise by the directors, managers or officers of the Seller or the Company Group in connection with the approval of this Agreement and the Transactions; and

(vii) the matters set forth on Schedule 8.1(a)(vii).

(b) Subject to the terms and conditions of this ARTICLE 8 (Indemnification), each Seller Party, severally and not jointly, and solely on behalf of such breaching Seller Party and not on behalf of any other Seller Party, agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnified Parties resulting from or arising out of (each, a “Seller Party Specific Breach”):

(i) any breach of a representation or warranty of such Seller Party set forth in (i) in ARTICLE 4 (Representations and Warranties of the Seller Parties) that is a Fundamental Representation or (ii) any Ancillary Agreement (including the Excluded Agreements to which such Seller Party is party) delivered in connection herewith;

(ii) any breach or non-fulfillment of any covenant or agreement of such Seller Party set forth in this Agreement or in any Ancillary Agreement (including the Excluded Agreements to which such Seller Party is party) delivered in connection herewith; and

(iii) any Fraud by such Seller Party.

For purposes of clarity, except with respect to the indemnity obligations of the Seller Parties set forth in Section 8.1(a), no Seller Party shall be obligated to indemnify Buyer or any Buyer Indemnified Party against any Losses arising from any Seller Party Specific Breach by any other Seller Party.

(c) Notwithstanding the foregoing, to the extent that any of the indemnification obligations of the Seller under this ARTICLE 8 (Indemnification) are not promptly satisfied by the Seller in accordance with the terms of this ARTICLE 8 (Indemnification), each Shareholder, jointly and not severally, in accordance with such Shareholder’s Pro Rata Share, shall assume and be responsible for, and shall promptly pay and satisfy such indemnification obligations of the Seller in accordance with and subject to the terms of, and other limitations set forth in, this ARTICLE 8 (Indemnification).

8.2 Indemnification by Buyer. Subject to the terms and conditions of this ARTICLE 8 (Indemnification), Buyer (including, from and after the Closing, the Company Successor) (collectively, the “Buyer Indemnifying Parties”), hereby agrees to indemnify, defend and hold harmless the Seller Parties and each of their respective Affiliates, officers, directors, employees, agents, representative, successors and assigns (each, a “Seller Indemnified Party”), from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties resulting from or arising out of:

(a) any breach of any representation or warranty of Buyer set forth in ARTICLE 5 (Representations and Warranties of Buyer) of this Agreement or any Ancillary Agreement delivered in connection herewith;

(b) any breach or non-fulfillment of any covenant or agreement of Buyer, set forth in this Agreement or any Ancillary Agreement delivered in connection herewith; and

(c) any Fraud of Buyer.

8.3 Survival; Time for Claims; Notice of Claims. Subject to the terms and other provisions of this Agreement:

(a) Survival Periods.

(i) Representations and Warranties. The representations and warranties regarding the Company Group and of the Seller Parties and Buyer set forth in this Agreement or any Ancillary Agreement delivered in connection herewith shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date (the “General Survival Date”); provided, that (A) the Fundamental Representations shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations of such Fundamental Representation and (B) the representations and warranties set forth in Section 3.9 (Tax Matters) shall survive until thirty (30) days following the expiration of the applicable statute of limitations.

(ii) Covenants and Agreements. The covenants and agreements set forth in this Agreement or any Ancillary Agreement delivered in connection herewith that by their terms are required to be performed at or prior to the Closing shall not survive and will terminate at the Closing, and any covenants and agreements that by their terms are to be performed after the Closing shall survive the Closing and remain in full force and effect for the period expressly contemplated by their terms.

(b) Time and Notice of Claims. No claim for indemnification may be asserted against an Indemnifying Party for breach of any representation, warranty, covenant or agreement set forth in this Agreement or any Ancillary Agreement delivered in connection herewith unless written notice of such claim is given to (i) the Seller (on behalf of the Seller Parties in the event such Persons are the Indemnifying Party) or (ii) Buyer (on behalf of the Buyer Indemnifying Parties in the event such Persons are the Indemnifying Party) in accordance with Section 8.5, in respect of a Third Party Claim, or Section 8.6, in respect of a Direct Claim, as applicable, on or prior to the date on which the representation, warranty, covenant or agreement ceases to survive in accordance with Section 8.3(a) (each a “Notice of Claim”). Notwithstanding the foregoing, any claim for indemnification that may be sought under this ARTICLE 8 (Indemnification), and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to Section 8.3(a) if written notice of such claim shall have been properly given to (i) the Seller (on behalf of the Seller Parties in the event such Persons are the Indemnifying Party) or (ii) Buyer (on behalf of the Buyer Indemnifying Parties in the event such Persons are the Indemnifying Party) prior to such time, in which case, such representation, warranty, covenant or agreement with respect to such claim shall survive solely with respect to the claim subject to such Notice of Claim until such claim for indemnification is finally resolved.

8.4 Liability Limitations.

(a) No Liability of Seller Parties for Certain Representations and Warranties. Notwithstanding any provision of this Agreement to the contrary, other than in the case of Fraud, neither Buyer nor the Buyer Indemnified Parties shall have any recourse against any Seller Party arising from (x) breaches of representations and warranties of the Seller Parties in ARTICLE 3 (Representations and Warranties Regarding the Company Group) that are not Fundamental Representations, (y) breaches of representations and warranties of the Seller Parties in ARTICLE 4 (Representations and Warranties of the Seller Parties) that are not Fundamental Representations or (z) a Seller Party Specific Breach of another Seller Party.

(b) Maximum Indemnification Amounts. Subject to the other limitations set forth herein (including pursuant to Section 8.4(a) above), except in the case of Fraud, the maximum amount that the Buyer Indemnified Parties shall be entitled to recover from each Seller Party for Losses arising under this Agreement and the other Ancillary Agreements (in the aggregate) is limited to such Seller Party’s cash proceeds actually received, directly or indirectly (the “Purchase Price Cap”); provided, that, except in the case of Fraud, the Seller Parties shall only be liable up to the Purchase Price Cap for Losses arising under Section 8.1(a)(i) and Section 8.1(b)(i) of this Agreement after exhaustion of the limits of coverage or rejection of such claim by the R&W Insurer (following commercially reasonable efforts to seek recovery under the R&W Insurance Policy) under the R&W Insurance Policy. Except in the case of Fraud, and subject to the immediately preceding proviso, in no event shall the amount payable by the Seller Parties pursuant to this Agreement and the other Ancillary Agreements (other than the Excluded Agreements) exceed the Purchase Price Cap.

(c) Mitigation. Each Party shall (and shall cause its Affiliates to) use commercially reasonable efforts to pursue any rights and remedies available to mitigate any Losses for which indemnification is or may be provided to it under this ARTICLE 8 (Indemnification), including making claims and pursuing recovery under any insurance policies (including the R&W Insurance Policy, which the Buyer Indemnified Parties shall have an obligation to use commercially reasonable efforts to seek recovery under) or other third party Contracts. Notwithstanding the foregoing Section 8.4(b) or this Section 8.4(c): (i) no Indemnified Party shall (A) be required to take any action to mitigate any Losses incurred or suffered to the extent based upon, arising out of, with respect to or by reason of Fraud, (B) be required to file or institute any proceeding to mitigate any Losses incurred or suffered, or (C) have any obligation to take any actions that unreasonably interfere with or materially impact the business or Tax planning of such Indemnified Party; and (ii) the failure of an Indemnified Party to use such efforts to mitigate shall not constitute a defense to the Indemnifying Party’s obligations to indemnify the Indemnified Party pursuant to this Agreement.

(d) Calculation of Losses. All Losses for which the Buyer Indemnified Parties are otherwise entitled to indemnification under this ARTICLE 8 (Indemnification) shall be reduced by the amount of any insurance proceeds, indemnification payments and other third-party recoveries or reimbursement arrangements to which any Buyer Indemnified Party or any of their Affiliates (including the members of the Company Group) actually receives in respect of such Losses (including proceeds under the R&W Insurance Policy) in each case, less the cost of collection and net of any insurance premium adjustments, retentions or deductibles and any increases in insurance premiums paid by the Indemnified Party as a result of such recovery other than with respect to the R&W Insurance Policy (if applicable).

(e) Limitations of Tax Indemnity. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, no Seller Party shall have any liability under this Agreement or any Ancillary Agreement, including under this ARTICLE 8 (Indemnification), with respect to any Taxes (or any Losses arising out of, in connection with or with respect to such Taxes) resulting from any transaction or event taken at the sole direction of Buyer or any of its Affiliates on the Closing Date or after the Closing Date not specifically contemplated by this Agreement or any Ancillary Agreement.

(f) Limitations on Losses. No Buyer Indemnified Party shall be entitled to recover Losses in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.

(g) Other Limitations. Notwithstanding anything to the contrary set forth herein, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this ARTICLE 8 (Indemnification) or otherwise for any liability expressly taken into account as a direct adjustment in the calculation of the Purchase Price (as finally determined). Each Seller Party hereby acknowledges and agrees that such Seller Party shall have no claims or right to contribution or indemnity from the Company Group or Buyer with respect to any amounts paid by such Seller Party or otherwise hereunder in connection with the Transactions or this Agreement or any Ancillary Agreement or Excluded Agreement.

(h) R&W Insurance Policy. From and after the Closing Date, Buyer shall use all commercially reasonable efforts to cause the R&W Insurance Policy to remain in full force and effect, including by (i) complying with the terms and conditions of the R&W Insurance Policy in all material respects, (ii) paying when due all premiums, fees, costs and Taxes payable thereunder and (iii) satisfying on a timely basis all conditions required for the continuance of coverage under the R&W Insurance Policy. Termination, modification or amendment to the R&W Insurance Policy or denial of claims under the R&W Insurance Policy will not impact any of the limitations on indemnification set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this ARTICLE 8 (Indemnification), including any periods of survival with respect to the representations, warranties, covenants and agreements set forth herein, shall in any way limit or modify the ability of the Buyer Indemnified Parties to make claims under or recover against the R&W Insurance Policy. None of the limitations or exceptions set forth in this ARTICLE 8 (Indemnification), including any applicable survival periods and/or exemptions from liability of the Seller Parties, shall in any way limit or modify the ability of Buyer to make claims under or recover against the R&W Insurance Policy.

(i) Exclusive Remedy. Buyer, on behalf of itself and each of its Affiliates and the other Buyer Indemnified Parties (including the members of the Company Group following the Closing), and any of their respective advisors, accountants, consultants, legal counsel, agents and other representatives, or successors and assigns (collectively, the “Buyer Representatives”), hereby acknowledges and agrees (for itself and such Persons) that, from and after the Closing, except in the case of Fraud, the sole and exclusive remedy of Buyer, and each of its Affiliates (including the members of the Company Group following the Closing), the other Buyer Indemnified Parties and Buyer Representatives with respect to all matters arising out of or relating to this Agreement or any Ancillary Agreement (other than the Excluded Agreements which shall be governed by their own terms) and the Transactions shall be the indemnification provisions set forth in this ARTICLE 8 (Indemnification). Nothing in this Agreement shall limit any claim for Fraud brought against any Party.

(j) Materiality Scrape. For purposes of determining (i) whether there has been any breach of a representation or warranty in this Agreement, and (ii) determining the amount of Losses resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Company Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this ARTICLE 8 (Indemnification), the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them; provided, however, that the term “material” when used in the defined terms “Company Material Adverse Effect”, “Material Contract”, “Material Customer”, or “Material Supplier” shall not be disregarded for any purpose.

(k) Knowledge. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in no event shall Buyer’s or Buyer’s Affiliates’, advisors’ or other representatives’ actual or alleged knowledge of any breach of any representation, warranty or covenant of any Seller Party set forth herein in any way limit the rights of Buyer or any Buyer Indemnified Party under this Agreement, including without limitation under this ARTICLE 8 (Indemnification).

8.5 Third Party Claims.

(a) Notice of Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the procedures set forth in this Section 8.5. An Indemnified Party shall give prompt written notification to Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or to the Seller (if the Seller Parties are the Indemnifying Party) of the commencement of any Legal Proceeding relating to a Third Party Claim for which indemnification may be sought or, if earlier, upon the written assertion of any such Third Party Claim; provided, that, no delay on the part of the Indemnified Party in notifying Buyer or the Seller (as applicable) shall relieve such Indemnifying Party from any obligation under this ARTICLE 8 (Indemnification), except to the extent (a) notice is delivered after the applicable survival period for such claim (in which case the Indemnified Party shall not be entitled to assert such claim) or (b) such delay actually and materially prejudices the Indemnifying Party in its ability to defend such claim. Such notice by the Indemnified Party shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim, the provisions of this Agreement alleged to have been breached, and the amount of the Losses claimed (to the extent known by the Indemnified Party).

(b) Assumption of Defense. In the event of a Third Party Claim, Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller Parties are the Indemnifying Party), by written notice delivered to the Seller (on behalf of the Seller Indemnified Parties if such Persons are the Indemnified Party) or Buyer (on behalf of the Buyer Indemnified Parties if such Persons are the Indemnified Party), within fifteen (15) days after receiving Buyer’s or the Seller’s (as applicable) notice pursuant to Section 8.5(a), may elect to assume the defense of the Third Party Claim; provided, that upon such election to the assume the defense of the Third Party Claim (i) the Indemnifying Party must notify the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party must provide the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim must involve only money damages and does not seek an injunction or other equitable relief, (iv) the settlement of, or an adverse judgment with respect to, the Third Party Claim must not be, in the reasonable judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (v) the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently, (vi) such Third Party Claim must not involve any criminal liability or any admission of criminal wrongdoing, or any claim by a Governmental Authority, customer, supplier, vendor, distributor, licensor, employee, or contractor of the Indemnified Party, and (vii) such Third Party Claim does not involve or relate to any Company Intellectual Property or Intellectual Property of another Person (the conditions set forth in clauses (i) through (vii) are, collectively, the “Litigation Conditions”). Additionally, the Indemnifying Party will lose its right to contest, defend, litigate and settle a Third Party Claim if it (x) fails to accept a tender of the defense of the Third Party Claim in accordance with Section 8.5(a) or (y) abandons or fails to diligently pursue the defense of a Third Party Claim in the reasonable judgment of the Indemnified Party. In such event, including if any of the Litigation Conditions exist, the Indemnified Party will have the right to conduct and control, through counsel of its choosing and at the expense of the Indemnifying Party, the defense, compromise or settlement of any such Third Party Claim, subject to the applicable limitations set forth in Section 8.5(a). If Buyer (on behalf of the Buyer Indemnifying Parties if such Persons are the Indemnifying Party) or the Seller (on behalf of the Seller Parties if such Persons are the Indemnifying Party) so assumes any such defense, Buyer (on behalf of the Buyer Indemnifying Parties) or the Seller (on behalf of the Seller Parties), as applicable, shall conduct the defense of the Third Party Claim actively and diligently. Buyer (on behalf of the Buyer Indemnifying Parties if such Persons are the Indemnifying Party) or the Seller (on behalf of the Seller Parties if such Persons are the Indemnifying Party), as applicable, shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Seller (on behalf of the Seller Indemnified Parties if such Persons are the Indemnified Party) or Buyer (on behalf of the Buyer Indemnified Parties if such Persons are the Indemnified Party), which consent shall not be unreasonably withheld or delayed, unless the Indemnifying Party refuses to acknowledge any obligation to indemnify such Indemnified Party hereunder (in which case the consent of the Indemnifying Party shall not be required).

(c) Limitations on Indemnifying Party Control. In the event that Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller Parties are the Indemnifying Party), as applicable, assumes the defense of the Third Party Claim in accordance with Section 8.5(b) above, the Seller (on behalf of the Seller Indemnified Parties if such Persons are the Indemnified Party) or Buyer (on behalf of the Buyer Indemnified Parties if such Persons are the Indemnified Party) may retain separate counsel and participate in the defense of the Third Party Claim. The Seller (on behalf of the Seller Indemnified Parties if such Persons are the Indemnified Party) or Buyer (on behalf of the Buyer Indemnified Parties if such Persons are the Indemnified Party) will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller Parties are the Indemnifying Party), as applicable, which consent shall not be unreasonably withheld or delayed. The Indemnified Party named in such Third Party Claim will, and will cause its Affiliates to, assist and cooperate in the defense thereof and will provide reasonable access to documents, assets, properties, books, and records reasonably requested by Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller Parties are the Indemnifying Party), as applicable, and will make available all officers, directors, and employees reasonably requested by Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller Parties are the Indemnifying Party), as applicable, for investigation, depositions, and trial, in each case, at the Indemnifying Party’s cost and expense; provided, that no Indemnified Party shall be required to provide cooperation or furnish any records or other information that would (x) jeopardize the attorney-client, work product or similar privilege of the Person in possession or control of such records or information or (y) contravene any confidentiality agreement, nondisclosure agreement or similar obligation of the Person in possession or control of such records or information.

(d) Indemnified Party’s Control. In the event that Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller Parties are the Indemnifying Party), as applicable, fails or elects not to assume the defense of the Indemnified Party against such Third Party Claim that Buyer or the Seller, as applicable, had the right to assume under Section 8.5(b) above, the Seller (on behalf of the Seller Indemnified Parties if such Persons are the Indemnified Party) or Buyer (on behalf of the Buyer Indemnified Parties if such Persons are the Indemnified Party) shall undertake the defense, shall conduct the defense actively and diligently and shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller Parties are the Indemnifying Party), as applicable, which consent shall not be unreasonably withheld or delayed.

(e) Settlement; Separate Counsel. For the avoidance of doubt, it shall not be unreasonable for an Indemnified Party to withhold consent if such settlement or compromise or judgment (1) does not contain a complete and unconditional release of the Indemnified Party subject to such Third Party Claim, (2) the damages payable under the settlement or compromise are not limited exclusively to monetary payments that the Indemnifying Party has agreed in writing to, and shall, pay in full, and (3) there is a finding or admission of any violation of Law and no effect on any other claims that may be made against each Indemnified Party that is a party to such claims or a material adverse impact on the operations of the business of such party. Further, if the named parties in a Third Party Claim include both the Indemnified Party and the Indemnifying Party (or its Affiliates) and the Indemnified Party has been advised by legal counsel that there may be one or more material legal defenses available to it that are different from or additional to those available to the Indemnifying Party, any costs and expenses suffered or incurred by such Indemnified Party in connection with the defense of such Third Party Claim shall be considered Losses for which the Indemnified Party may be entitled to indemnification under this ARTICLE 8 (Indemnification) (provided, that, in such situation, the Indemnified Party shall not be entitled to employ more than one firm of counsel in any jurisdiction in any single Third Party Claim).

8.6 Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third Party Claim (such claim, a “Direct Claim”) shall be asserted by giving prompt written notification to Buyer (if the Buyer Indemnifying Parties are the Indemnifying Party) or the Seller (if the Seller Parties are the Indemnifying Party), as applicable, of the commencement of any action, suit or proceeding relating to a Direct Claim for which indemnification may be sought; provided, that no delay on the part of the Indemnified Party in notifying Buyer or the Seller (as applicable) shall relieve such Indemnifying Party from any obligation under this ARTICLE 8 (Indemnification), except to the extent (a) notice is delivered after the applicable survival period for such claim (in which case the Indemnified Party shall not be entitled to assert such claim) or (b) such delay actually and materially prejudices the Indemnifying Party in its ability to defend such claim. Such notice by the Seller or Buyer (as applicable) shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Direct Claim, the provisions of this Agreement alleged to have been breached and, the amount of the Losses claimed.

8.7 Satisfaction of Indemnification Claims. From and after the Closing, subject to the limitations contained in this ARTICLE 8 (Indemnification), other than with respect to Fraud, any obligation of the Seller Parties to indemnify the Buyer Indemnified Parties pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) shall be satisfied (i) first, from the proceeds of the R&W Insurance Policy in accordance with its terms and until the coverage thereunder is exhausted or the applicable claim is rejected by the R&W Insurer (following commercially reasonable efforts to seek recovery under the R&W Insurance Policy); and (ii) next, at the option of the Buyer Indemnified Parties either (x) from the Seller Parties, severally and not jointly, in accordance with their Pro Rata Shares by prompt payment to Buyer (subject to the limitations contained in ARTICLE 8 (Indemnification)) or (y) via setoff of the Earnout Amount; provided, however, that any Seller Party Specific Breach shall be satisfied by such Seller Party and no other Seller Party shall have any obligation for any other Seller Party.

8.8 Treatment of Indemnification Payments. All indemnification and other payments under this ARTICLE 8 (Indemnification) shall, to the extent permitted by applicable Law, be treated for all income Tax purposes as adjustments to the Purchase Price. No Party shall take any position on any Tax Return, or before any Tax Authority, that is inconsistent with such treatment unless otherwise required by applicable Law.

8.9 Setoff. Subject to the limitations set forth in this ARTICLE 8 (Indemnification) (including Section 8.4(a) and Section 8.7), if any Buyer Indemnified Party makes a claim for indemnification in accordance with this ARTICLE 8 (Indemnification) then Buyer shall be entitled, but not obligated, to recover any amounts due from the Seller Parties to such Buyer Indemnified Party under this Agreement by setting off such amounts against the Earnout Amount, the exercise of such right of set off by Buyer, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit the Buyer Indemnified Parties in any manner in the enforcement of any other remedies that may be available to them.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a .pdf or other electronic transmission document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):

If to Buyer or, after the Closing, a member of the Company Group:

Computer Programs and Systems, Inc.

54 St. Emanuel Street

Mobile, AL 36602

Telephone: 267-340-7024

Email: Kevin.Plessner@CPSI.com; Legal@CPSI.com

Attention: General Counsel

with a copy to (which shall not constitute notice):

McDermott Will & Emery LLP

444 West Lake Street

Chicago, Illinois 60606

Email: jtamisiea@mwe.com; abrodarick@mwe.com

Attention: John Tamisiea; Ann Marie Brodarick

If to the Seller Parties or, prior to the Closing, a member of the Company Group:

Travis Douglas Huffman

11172 Dorchester Ln

Frisco, TX 75034

Telephone: (214) 280-3684

Email: dhuffman@viewgol.com

with a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, GA 30326

Telephone: (404) 504-5486

Email: zcrowe@mmmlaw.com

Attention: Zachary Crowe

9.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

9.3 Interpretation. When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include”, “including” and “or” shall mean without limitation by reason of enumeration. When used herein, “dollar” or “$” means the U.S. dollar. When used herein, the word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever the phrase “to the extent” is used in this Agreement, it shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” When used herein, the word “or” means the conjunctive “and/or” unless specified otherwise. “Made available,” “provided,” “furnished” and words of similar import means the posting prior to 5:00 p.m. Central Time on the date that is two (2) Business Days prior to the Closing by or on behalf of the Company Group of materials to a virtual data room managed by the Company Group or Broker and made accessible to Buyer or the representatives of Buyer at firmex.com (the “Data Room”). All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein).

9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable Law, but if one or more of the provisions of this Agreement is subsequently declared to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all of the remaining conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. In the event of any such declaration of invalidity, illegality or unenforceability, this Agreement, as modified, shall be applied and construed to reflect substantially the intent of the Parties and achieve the same economic and legal effect as originally intended by its terms. In the event that the scope of any provision of this Agreement is deemed unenforceable by a court of competent jurisdiction, the Parties agree to the reduction of the scope of the provision as the court shall deem reasonably necessary to make the provision enforceable under the circumstances.

9.5 Entire Agreement. This Agreement (together with the Ancillary Agreements, Exhibits, Schedules and the Company Disclosure Schedule) constitutes the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representations, warranties, agreements and undertakings, both written and oral, among the Parties or between any of them, with respect to the subject matter hereof and thereof.

9.6 Fees and Expenses. Each Party will bear its respective expenses and fees incurred with respect to this Agreement, the Ancillary Agreements and the Transactions, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals and, with respect to Transaction Expenses, such amounts shall be paid in accordance with this Agreement.

9.7 Company Disclosure Schedule. In connection with the execution of this Agreement, the Seller delivered to Buyer the Company Disclosure Schedule, setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in ARTICLE 3 (Representations and Warranties Regarding the Company Group) or ARTICLE 4 (Representations and Warranties of the Seller Parties). The Company Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto and incorporated herein. There may be included in the Company Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” Company Material Adverse Effect or any word or phrase of similar import used herein. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Company Disclosure Schedule. No disclosure in the Company Disclosure Schedule relating to a possible breach or violation of any Contract, Law or order of any Governmental Authority will be construed as an admission or indication that such breach or violation exists or has occurred. Any capitalized term used in the Company Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Company Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Company Disclosure Schedule. The disclosure of any matter in any section of the Company Disclosure Schedule will be deemed a disclosure to each other section of the Company Disclosure Schedule to which such disclosure’s relevance is reasonably apparent on its face. The listing of any matter on the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by any Party, or to otherwise imply, that any such matter is material, is required to be disclosed by any Party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the representations, warranties or covenants of any Seller Party or any member of the Company Group as set forth in this Agreement.

9.8 Assignment. No Party hereto may assign any of its rights or obligations hereunder without the prior written consent of Buyer and the Seller (on behalf of the Seller Parties); provided, that nothing in this Agreement shall prohibit or restrict the assignment of Buyer’s rights (but not obligations) to any lender or any of such lender’s Affiliates for collateral purposes or to any Person that acquires all or substantially all of the capital stock or other equity interests or the assets or business of Buyer or any of its Subsidiaries in any form of transaction; provided, further, that any such assignment shall not relive Buyer of any indemnification obligations or payment obligations owed under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 9.8 will be void.

9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except as provided in Section 6.6 with respect to which the Company Indemnified Parties shall be third party beneficiaries).

9.10 Governing Law; Exclusive Jurisdiction.

(a) This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort) that may be based upon, arise out of or are related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

(b) Any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”) arising out of or relating to this Agreement and the Ancillary Agreements (other than the Excluded Agreements) shall be heard and determined by the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware and any federal appellate court therefrom) (together, the “Delaware Courts”). Each of the Parties hereby irrevocably and unconditionally: (i) submit to the exclusive jurisdiction of the Delaware Courts, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and any related agreement, certificate or other document delivered in connection herewith brought by any Party hereto; (ii) agree not to commence any such action or proceeding except in such courts; (iii) agree that any claim in respect of any such action or proceeding may be heard and determined in any Delaware Court; (iv) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense that it may now or hereafter have to the laying of venue of any such action or proceeding in any Delaware Court; (v) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense that it is not subject to such jurisdiction or that such action or proceeding may not be brought, is not maintainable in or may not be enforced in or by such courts; and (vi) waive, and agree not to assert, to the fullest extent it may legally and effectively do so, any objection or defense of an inconvenient forum to the maintenance of such action or proceeding in any Delaware Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably and unconditionally consents to service of process in the manners provided for notices in Section 9.1; provided, that nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

(c) Each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement and any Ancillary Agreement in connection herewith. Each Party acknowledges and agrees that: (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such Party understands and has considered the implications of this waiver; (iii) such Party makes this waiver voluntarily; and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

(d) Each Party irrevocably and unconditionally consents to service of process in person or by certified or by nationally recognized overnight courier to its respective notice address set forth in Section 9.1, which shall constitute valid in person service upon such Party and its successors and assigns in any proceeding commenced pursuant to this Section 9.10; provided, that, notwithstanding the foregoing, nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law. Each Party acknowledges and agrees that: (i) this is a commercial transaction; (ii) the foregoing provisions for service of process and waiver of jury trial have been read, understood and voluntarily agreed to by such Party; and (iii) each Party is hereby waiving important legal rights.

9.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged immediately, extensively and irreparably and no adequate remedy at Law would exist in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, in addition to, and not in limitation of, any other remedy available to any party at Law or in equity, the Parties hereby acknowledge and agree that Buyer, the Company Group, and the Seller Parties shall be entitled to an injunction or injunctions to prevent any breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof, including to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the Parties hereby waive, and agree not to assert, to the fullest extent permitted by Law, (i) any defense that a remedy of injunctive relief or specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, (ii) any defense in any action for injunctive relief or specific performance, including the defense that a remedy at law would be adequate or that monetary damages would provide an adequate remedy, (iii) any requirement under any Law to post bond or other security as a prerequisite to obtaining equitable relief and (iv) any defense that injunctive relief or specific performance will cause an undue hardship to any party.

9.12 Counterparts. This Agreement may be executed manually or by facsimile or email delivery (including DocuSign or other similar electronic signature) by the Parties, in any number of counterparts, each of which shall be considered an original, and all of which together shall be considered one and the same agreement. The Agreement shall become effective when each of Buyer, the Company Successor and the Seller Parties have executed this Agreement.

9.13 Amendments and Waivers. Subject to compliance with applicable Law, any provision hereof may be amended, modified, terminated or supplemented and the observance of any provision hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) by a writing signed by Buyer and the Seller (on behalf of itself and the Seller Parties). Any amendment, modification, supplement or waiver effected in accordance with this Section 9.13 shall be binding upon each of the parties hereto. No waivers of, or exceptions to, any term, condition or provision of this Agreement, in any one or more instances, shall be construed as a further or continuing waiver of, or exception to, any such term, condition or provision.

9.14 Privileges; Waiver of Conflicts Regarding Representation. It is acknowledged by each of the Parties that the Seller Parties and the Company Group (collectively, the “Company Parties”) have retained Morris, Manning & Martin, LLP (“MMM”) to act as their counsel in connection with this Agreement and the Transactions (the “Acquisition Engagement”) and Buyer does not have the status of a client of MMM for conflict of interest or any other purposes as a result thereof. Only the Company Parties shall be considered clients of MMM in the Acquisition Engagement. If any Seller Party so desires, MMM shall be permitted, without the need for any future waiver or consent, to represent any Seller Party from and after the Closing in connection with any matter related to the matters contemplated by this Agreement, the Ancillary Agreements or any other documents, agreements, certificates or other instruments delivered hereunder or any disagreement or dispute relating thereto and may in connection therewith represent the agents or Affiliates of any Seller Party, in any of the foregoing cases including in any dispute, litigation or other adversary proceeding against, with or involving the Company Group (from and after the Closing) or any of their agents or Affiliates (in such capacity). To the extent that communications between a Company Party, on the one hand, and MMM, on the other hand, relate to the Acquisition Engagement and such communications are protected by the attorney-client privilege as between MMM and the Company Parties, including the Company Group prior to the Closing and all attorney work product prepared in connection with the Acquisition Engagement (such communications, collectively, the “Attorney-Client Communications”), such Attorney-Client Communications shall be deemed to belong solely to the Seller Parties, and not Buyer or the Company Group (from and after the Closing Date). Buyer acknowledges and agrees, for itself and on behalf of its Affiliates, including the Company Group (from and after the Closing), upon and after the Closing the Seller Parties shall be the sole holders of the attorney-client privilege and work product privilege with respect to the Acquisition Engagement, and neither Buyer nor any of its Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company Group and a third party other than Seller Parties after the Closing, Buyer or the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications by MMM to such third party; provided, however, that neither Buyer nor the Company Group may waive such privilege without the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned). Buyer agrees to take, and to cause its Affiliates to take, commercially reasonable steps necessary to implement the intent of this Section 9.14. The Seller Parties and Buyer further agree that MMM and its partners and employees are third party beneficiaries of this Section 9.14.

9.15 No Other Representations or Warranties.

(a) Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any claim or action by any Buyer Indemnified Party with respect to Fraud, except for the express representations and warranties regarding the Company Group set forth in ARTICLE 3 (Representations and Warranties Regarding the Company Group) and Seller Parties set forth in ARTICLE 4 (Representations and Warranties of the Seller Parties), no member of the Company Group, the Seller Parties nor any other Person has made or is making any express or implied representation or warranty, statutory or otherwise, of any nature regarding the Company Group, the Seller Parties, the Business or the Company Successor Membership Interests in connection with the Transactions, and the Company Successor hereby disclaims any other representation or warranty of any kind or nature, express or implied, regarding the Company Group, the Seller Parties, the Business or the Company Successor Membership Interests.

(b) Without limiting the generality of the immediately preceding paragraph, but without limiting any claim or action with respect to Fraud, it is understood and agreed by Buyer, on behalf of itself and its Affiliates, that any cost estimate, projection or other prediction, any memoranda or offering materials or presentations, including any memoranda and materials provided by the Company Group or Seller, or their respective Affiliates or representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in ARTICLE 3 (Representations and Warranties Regarding the Company Group), ARTICLE 4 (Representations and Warranties of the Seller Parties) or in any certificate delivered by any Seller Party or the Company Group pursuant to Section 7.1 as a representation and warranty by (and only by) Seller.

(c) Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company Group, including the Business and the Company Successor Membership Interests, and (ii) in making its determination to proceed with the Transactions, Buyer has relied solely on the results of its own independent investigation and the representations and warranties set forth in ARTICLE 3 (Representations and Warranties Regarding the Company Group) and ARTICLE 4 (Representations and Warranties of the Seller Parties) and in any Ancillary Agreement delivered by the Company Group or the Seller Parties.

* * * * *

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement as of the date first written above.

BUYER:

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:	/s/ Christopher Fowler
Name:	Christopher Fowler
Title:	Chief Executive Officer

COMPANY SUCCESSOR:

VIEWGOL, LLC

By:	/s/ Travis Douglas Huffman
Name:	Travis Douglas Huffman
Title:	Chief Executive Officer

SELLER:

VG SELLERS, INC.

By:	/s/ Travis Douglas Huffman
Name:	Travis Douglas Huffman
Title:	Chief Executive Officer

SHAREHOLDERS:

/s/ Travis Douglas Huffman
Travis Douglas Huffman

/s/ Kristen Closson
Kristen Closson

/s/ Harry Hopkins
Harry Hopkins

[Signature Page to Securities Purchase Agreement]